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ANNEX B
TABLE OF CONTENTS 4

Filed pursuant to Rule 424(b)(5)
Registration No. 333-173099

PROSPECTUS SUPPLEMENT
(to Prospectus dated April 15, 2011)

20,000,000 Shares

Common Stock

        We are offering 20,000,000 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is traded on the NASDAQ Global Select Market under the symbol "KTOS." On May 8, 2012, the last reported sale price of our common stock on the NASDAQ Global Select Market was $4.77 per share.

        Certain of our stockholders, including affiliates of Bandel Carano, a member of our board of directors, may participate in this offering. In the event such stockholders participate in this offering, we expect to enter into a standstill agreement with such parties restricting the sale or other transfer or pledge of our common stock held by them.

        Investing in our common stock involves a high degree of risk. Please read "Risk Factors" beginning on page S-16 of this prospectus supplement, on page 3 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$ 5.00	$100,000,000
Underwriting Discounts and Commissions	$0.125	$ 2,500,000
Proceeds to Kratos Defense & Security Solutions, Inc. before expenses	$4.875	$ 97,500,000

        Delivery of the shares of common stock is expected to be made on or about May 14, 2012. We have granted the underwriter an option for a period of 30 days to purchase up to an additional 3,000,000 shares of our common stock solely to cover over-allotments, if any. If the underwriter exercises the option in full, the total public offering price will be $115,000,000, the total underwriting discounts and commissions payable by us will be $2,875,000, and our total proceeds, before expenses, will be $112,125,000.

        The underwriter expects to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment in immediately available funds on or about May 14, 2012.

B. Riley & Co., LLC

Prospectus Supplement dated May 9, 2012

i

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add or update information contained in the accompanying prospectus and the documents incorporated by reference therein. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that were filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

        You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, or incorporated by reference herein or therein. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the date of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "the Company," "we," "us," "our" and "Kratos" refer to Kratos Defense & Security Solutions, Inc., a Delaware corporation, and its consolidated subsidiaries.

ii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements and the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. See "Risk Factors" beginning on page S-16 of this prospectus supplement for a discussion of the risks involved in investing in our securities.

 Kratos Defense & Security Solutions, Inc.

Our Business

        Kratos is a specialized national security technology business providing mission-critical products, services and solutions for U.S. national security priorities. Our core capabilities are sophisticated engineering, manufacturing, system integration and test and evaluation offerings for national security platforms and programs. Our principal products and services are related to Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance and Reconnaissance ("C5ISR"). We offer our customers products, solutions, services and expertise to support their mission-critical needs by leveraging our skills across our core offering areas in C5ISR.

        We manufacture and design specialized electronic defense components subsystems and systems for electronic attack, electronic warfare and missile system platforms; integrated technology solutions for satellite communications; products and solutions for unmanned systems; products and services related to cybersecurity and cyberwarfare; products and solutions for ballistic missile defense; weapons systems trainers; advanced network engineering and information technology ("IT") services; weapons systems lifecycle support and sustainment; military weapon range operations and technical services; and public safety, critical infrastructure security and surveillance systems. We believe our stable client base, strong client relationships, broad array of contract vehicles, large employee base possessing national security clearances, extensive list of past performance qualifications, and significant management and operational capabilities position us for continued growth.

        Prior to 2008, we were also an independent provider of outsourced engineering and network deployment services, security systems engineering and integration services and other technical services for the wireless communications industry, the U.S. Government and enterprise customers. In 2006 and 2007, we undertook a transformation strategy whereby we divested our commercial wireless-related businesses and chose to pursue business with the U.S. Government, primarily the U.S. Department of Defense ("DoD"), through strategic acquisitions. On September 12, 2007, we changed our name from Wireless Facilities, Inc. to Kratos Defense & Security Solutions, Inc. Our new name reflects our revised focus as a defense contractor and security systems integrator for the U.S. Government, state and local agencies and commercial customers. In connection with our name change, we changed our NASDAQ Global Select Market trading symbol to "KTOS".

Competitive Strengths

        We believe we have robust capabilities, customer relationships and past performance qualifications in our respective business areas, including a work force that is experienced with the various programs we service and the customers we serve. We believe the following key strengths distinguish us competitively:

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  Significant and highly specialized experience.  Through existing customer engagements and the government-focused acquisitions we have completed over the past several years, we have amassed significant and highly specialized experience in areas directly related to C5ISR, including cybersecurity, cyberwarfare, information assurance and situational awareness; military range operations and technical services; missile, rocket, and weapons systems test and evaluation;

    mission launch services; modeling and simulation, unmanned aerial vehicle products and technology, advanced network engineering and IT services; and public safety, security and surveillance systems integration. We also produce products and provide solutions and services related to certain C5ISR platforms, unmanned system platforms, weapons systems, national security related assets and warfighter systems, including electronic attack and electronic warfare systems. This collective experience, or past performance qualifications, is a requirement for the majority of our contract vehicles and customer engagements. Further enhancing our specialized expertise, many of our approximately 4,100 employees have national security clearances, including top secret and higher. We believe these characteristics represent a significant competitive strength and position us to win renewal or follow-on business.

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  Specialized national security focus aligned with mission-critical national security priorities.  Continued concerns related to the threats posed by certain foreign nations and terrorists have caused the U.S. Government to identify national security as an area of functional and spending priority. Budget pressures, particularly related to DoD spending, have placed a premium on developing and fielding relatively low-cost, high-technology solutions to assist in national security missions. Our primary capabilities and areas of focus, listed below, are strongly aligned with the objectives of the U.S. Government:

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  Intelligence, surveillance and reconnaissance

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  Command, control and combat systems

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  Unmanned systems

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  Ballistic missile defense

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  Cybersecurity and information assurance

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  Satellite communications and radio frequency detection

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  Diverse base of key contracts with low concentration.  Many of our contracts are single award, where Kratos is the only awardee by the customer. Additionally, as a result of our business development focus on securing key contracts, we are also a preferred contractor on numerous multi-year, government-wide acquisition contracts ("GWACs") and multiple award contracts. Our preferred contractor status provides us with the opportunity to bid on billions of dollars of business each year against a discrete number of other pre-qualified companies. We have a highly diverse base of contracts with no contracts representing more than 3% of 2011 revenue. We believe our diverse base of key contracts and low reliance on any one contract provides us with a stable, balanced revenue stream.

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  In-depth understanding of client missions.  We have a reputation for providing mission-critical products, services and solutions to our clients. Our long-term relationships with the U.S. Army, U.S. Navy and U.S. Air Force and other national security related customers enable us to develop an in-depth understanding of their missions and technical needs. In addition, the majority of our employees are located at our customer sites, at secure manufacturing facilities or at critical infrastructure locations, all of which provides valuable strategic insight into our clients' ongoing missions and future program requirements. This understanding of our clients' missions, in conjunction with the strategic location of our employees, enables us to offer technical solutions tailored to our clients' specific requirements and evolving mission objectives. In addition, once we are on-site with a customer, we have historically been successful in winning recompete business.

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  Significant cash flow visibility driven by stable backlog.  As of March 25, 2012, our pro forma total backlog was approximately $1.3 billion, of which approximately $600 million was funded backlog. The majority of our pro forma sales are from orders issued under long-term contracts, typically three to five years in duration. Our contract backlog provides visibility into stable future revenue and cash flow over a diverse set of contracts.

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  Highly skilled employees and an experienced management team.  We deliver our services through a skilled workforce of approximately 4,100 employees. Our senior managers have significant experience with U.S. Government agencies, the U.S. military and U.S. Government contractors. Members of our management team have experience growing businesses both organically and through acquisitions. We believe that the cumulative experience and differentiated expertise of our personnel in our core focus areas, coupled with our sizable employee base, many of whom hold national security clearances, allows us to qualify for and bid on larger projects in a prime contracting role.

Proposed Acquisition of Composite Engineering, Inc.

Overview of the Acquisition

        On May 8, 2012, we entered into a stock purchase agreement to acquire all of the outstanding shares of common stock of Composite Engineering, Inc., a California corporation ("CEI"). See "—Terms of Acquisition and Related Financing Transaction—Stock Purchase Agreement." Since the completion of the acquisition of CEI is subject to various conditions, it is not certain that we will acquire CEI within the expected timeframe or at all. Failure to complete the acquisition of CEI could adversely affect our stock price and our future business or financial results and would affect the use of proceeds from this offering. See "Risk Factors—Risks Related to the Proposed Acquisition of CEI" and "Use of Proceeds".

Overview of CEI's Business

        CEI specializes in the design, manufacture, test and operation of aerial target drone systems and composite structures. CEI has a proven track record of identifying and capitalizing upon market opportunities, consistently displacing previously entrenched and highly capable competition. Building on a solid base of manufacturing expertise, a core competence in composite manufacturing and a proven ability to solve complex customer problems, CEI methodically identified, influenced, pursued and prevailed, growing from a component supplier into a systems integrator with a leading position in the subscale aerial target market in the U.S.

        CEI accomplished this evolution through capable technical leadership and a focused product development strategy, resulting in a suite of aerial target drone systems, two of which are sole-source to the U.S. Air Force and the U.S. Navy. CEI also participates heavily in the design and manufacture of the world's most advanced supersonic sea skimming target system, the Multi-Stage Supersonic Target (MSST). In addition, CEI's aerostructures comprise 70% of the MQM-107E, the U.S. Army's primary target system.

        Aerial targets, like CEI's BQM-167A and BQM-167X, are used as enemy missile and aircraft threat surrogates to test the effectiveness of air defense systems and to train operators in employing air-to-air and surface-to-air missile systems. These target systems provide meaningful cost savings, as they are recoverable and reusable, can be easily configured with a variety of payloads, and therefore provide utility to both weapons development programs and in troop readiness for training and qualifications. CEI's market-leading target drones are capable of flying at altitudes as low as 6.6 feet to over 54,800 feet, and of flying advanced maneuvers and constant altitude turns.

        CEI's technical evolution also resulted in sustained growth in its financial performance, based on a successful and systematic attack on both the domestic and international targets marketplace. We believe that a significant portion of the projected growth for CEI is derived from contracts already in hand, supplemented by the execution of a sound strategy that includes (i) further penetration into the international marketplace for existing products, coupled with (ii) fielding of products that are moving from development into production phase.

        CEI is vertically integrated, with a core group of engineers and support personnel representing every discipline required for the effective design, build, test, manufacture and support of high performance unmanned aircraft. CEI's diverse, highly skilled, and dedicated workforce, enables CEI to sustain existing business and CEI possesses the ability to continue its upward growth trajectory. CEI has built a solid record of success by winning highly competitive domestic and international contracts. CEI entered and now thrives in the arena of classified programs, reinforcing its reputation for specialization and excellence in product development and operations.

Strategic Rationale

        We believe that the proposed acquisition will provide long-term strategic and financial benefits to our stockholders, including long-term growth in revenues, earnings, cash flows and returns on equity, and will offer other important benefits including:

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  Strong fit with our current business, existing core competencies, and strategic plan.  CEI's business today is the manufacture and production of composite unmanned aerial systems including aerial targets, drones, missiles and other aircraft. One of our core competencies is the manufacture and production of various electronics and avionics inside of the aircraft that CEI produces, enabling the aircraft to fly, maneuver, be tracked, controlled, and execute the desired mission. Additionally, we currently produce electronics that are included in flight control ground stations that communicate with and fly CEI aircraft. Furthermore, we have historically been one of the premier aerial target and weapons range operators in the U.S., where our personnel operate and maintain the subscale aerial target flights for the U.S. armed services.

    CEI is currently the sole-source provider of subscale aerial targets for the U.S. Air Force and the U.S. Navy. As noted above, we currently provide significant electronics and avionics content for CEI targets and ground control stations. Over the past several years, a number of aerial target contract awards have been awarded to CEI, with a near 100 percent bid/win success rate. A primary reason for CEI's success rate is that CEI's aircraft are made of composites via a state of the art manufacturing process. The proprietary composite manufacturing technology and materials that CEI utilizes in the production of its aircraft provide the CEI targets unequalled flight and profile performance, speed, time on station capabilities and radio frequency signature. These characteristics have enabled CEI to establish sole-source positions on significant U.S. Air Force and U.S. Navy programs.

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  Acquisition of a scarce asset.  A significant portion of CEI's revenue is generated from contracts under which CEI is the sole-source provider. CEI represents one of the very few companies in the world that can manufacture composite aircraft having flight characteristics representative of fourth generation jet fighter aircrafts that can also internally and externally carry mission specific payloads, including electronic warfare, electronic attack and classified payloads.

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  Strong growth opportunities.  Aerial threats to U.S. armed forces, including both aircraft and missile systems, are expanding at a rapid rate in both quantity and quality. The ability of the U.S. to combat, neutralize, and defeat these threats relies on state of the art weaponry and on pilots and warfighters who routinely receive unsurpassed training. As aerial threats evolve, the ability of the U.S. to emulate or replicate these threats in a live fire-training environment is invaluable to the readiness of the armed forces. CEI is the world leader in rapid low cost design, development, and production of leading edge aerial targets.

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  Additional expansion of business and product offering and profit margins.  Since 2009, we have continued to diversify our solutions offering to a more balanced mix of niche and specialty product offerings due to the inherently less competitive environment as compared to a more heavily weighted traditional pure services offering and higher profit margins typically realized with a specialized product mix. Our acquisition of CEI would allow us to add the production and manufacture of aerial targets to our existing product offerings of electronics, avionics and flight control systems for CEI's aerial targets. We believe CEI's position as a sole-source provider to a number of its aerial target offerings would contribute to the expansion of our EBITDA margins.

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  Opportunities to achieve significant synergies.  Upon completion of the acquisition, management expects that certain existing CEI overhead and management costs will be eliminated, resulting in certain cost efficiencies. In addition, management believes that operational efficiencies resulting from the identification and execution of production and manufacturing efficiencies will benefit the combined organization.

Terms of Acquisition and Related Financing Transaction

Stock Purchase Agreement

        On May 8, 2012, we entered into a stock purchase agreement (the "CEI Purchase Agreement") with CEI, the shareholders of CEI (each, a "CEI Shareholder" and collectively, the "CEI Shareholders"), and Amy Fournier, in her capacity as shareholder representative thereunder (the "Shareholder Representative"). The boards of directors of Kratos and CEI have approved the CEI Purchase Agreement and the transactions contemplated thereby. Pursuant to the terms of the CEI Purchase Agreement, we will acquire all of the issued and outstanding shares of common stock of CEI ("CEI Common Stock"), for an aggregate purchase price of $155.0 million, of which $135.0 million will be paid in cash, subject to adjustments for transaction expenses incurred by CEI, indebtedness of CEI, post-closing working capital adjustments, and CEI's tax liabilities for the 2012 taxable year, and $20.0 million will be paid in shares of our common stock. The number of shares of our common stock issuable to the CEI Shareholders will be based on the issue price of our common stock in this offering (such shares, the "Consideration Shares") and, following the closing of the acquisition and completion of this offering, the CEI Shareholders will have certain piggy-back registration rights with respect to the Consideration Shares. Unless otherwise registered under the Securities Act of 1933, as amended (the "Securities Act"), the Consideration Shares may be sold by the CEI Shareholders in accordance with Rule 144 promulgated under the Securities Act.

        Upon completion of the acquisition, we will withhold an aggregate of $12.7 million from the cash portion of the purchase price, to be delivered to an escrow agent, of which (i) $10.7 million will be held as collateral and security for the rights of certain indemnified parties, including in connection with post-closing working capital adjustments, and (ii) $2.0 million will be held to pay the costs and expenses of the Shareholder Representative and the CEI Shareholders after the completion of the acquisition. Upon completion of the acquisition, and subject to the satisfaction or waiver of the conditions set forth in the CEI Purchase Agreement, CEI will become our wholly owned subsidiary.

        Pursuant to the terms of the CEI Purchase Agreement, Kratos and the CEI Shareholders expect to make an election under Section 338(h)(10) of the Internal Revenue Code, which will allow the Company to deduct for income tax purposes the goodwill attributable to CEI over a 15-year amortization period.

        The completion of the acquisition is subject to customary closing conditions, including (i) the expiration of all applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) subject to certain materiality exceptions, the accuracy of the representations and warranties made by each of Kratos and CEI and the compliance by each of Kratos and CEI with their respective obligations under the CEI Purchase Agreement, (iii) the absence of a material adverse effect on CEI, (iv) the receipt of certain required consents, (v) the receipt of certain legal opinions, (vi) the receipt of certificates of certain officers of Kratos and CEI, and (vii) other closing conditions set forth in the CEI Purchase Agreement.

        Kratos and CEI have made customary representations, warranties, and covenants in the CEI Purchase Agreement, including, among other things, covenants regarding (i) the operation of CEI's business prior to the closing, (ii) Kratos' obligations with respect to certain offers of employment, the issuance of restricted stock units to certain key managers of CEI to induce them to accept employment with Kratos and the provision of indemnification insurance for CEI's directors and officers, and (iii) the parties' obligations to cooperate in seeking regulatory approvals, including under the HSR Act.

        The CEI Purchase Agreement contains certain termination rights for each of Kratos and CEI and the Shareholder Representative (acting together). The CEI Purchase Agreement also provides for indemnification of the CEI Shareholders and Kratos, under certain circumstances, provided, however, that the CEI Shareholders shall not be liable for certain losses until the aggregate amount of such losses exceeds $1.5 million and shall not be liable for aggregate losses in excess of the purchase price.

        The foregoing description of the CEI Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the CEI Purchase Agreement, a copy of which is attached hereto as Annex A.

Financing Transaction

        We estimate our cash requirements in connection with the acquisition of CEI to be approximately $141.5 million. On May 4, 2012, we entered into a second amendment (the "Second Amendment") to our existing Credit and Security Agreement ("Credit Agreement"), dated as of May 19, 2010, as amended and restated as of July 27, 2011, with KeyBank National Association ("KeyBank") and certain other lenders. Among other things, the Second Amendment (i) increased the amount of the Credit Agreement from $90.0 million to $110.0 million, (ii) added to and modified the definitions of certain terms contained in the Credit Agreement, (iii) added Cathay Bank as a lender under the Credit Agreement and (iv) updated certain schedules to the Credit Agreement.

        On May 8, 2012, we entered into a third amendment (the "Third Amendment" and together with the Second Amendment, the "Credit Amendments") to the Credit Agreement. Under the terms of the Third Amendment, the definitions of certain terms of the Credit Agreement were modified and the acquisition of CEI was approved.

        We expect to use the net proceeds from this offering together with the borrowings under our credit facility to fund the purchase of the CEI Common Stock in connection with the acquisition of CEI and to pay related fees and expenses. If the acquisition of CEI is not completed, we will use the net proceeds from this offering for general corporate purposes. See "Use of Proceeds". The acquisition of CEI and the above referenced financing transaction are referred to elsewhere herein as the "Transactions".

Certain Relationships

        Certain of our stockholders, including affiliates of Bandal Carano, a director of the Company, may participate in this offering. Such stockholders have expressed an interest in acquiring approximately 50% of the shares of common stock being offered pursuant to this prospectus supplement, excluding any shares that may be sold upon exercise of the overallotment option. In the event such stockholders participate in this offering, we expect to enter into a standstill agreement with such parties restricting the sale or other transfer or pledge of our common stock held by them.

Our Corporate Information

        We were initially incorporated in the state of New York in 1994, commenced operations in 1995 and were reincorporated in Delaware in 1998. On September 12, 2007, we changed our name from Wireless Facilities, Inc. to Kratos Defense & Security Solutions, Inc. Our executive offices are located at 4820 Eastgate Mall, Suite 200, San Diego, California 92121, and our telephone number is (858) 812-7300. We maintain an Internet website at www.kratosdefense.com. Information contained in or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Kratos Defense & Security Solutions, Inc.
Common stock offered by us	20,000,000 shares of common stock (or 23,000,000 shares of common stock if the underwriter exercises its option to purchase additional shares in full).
Common stock outstanding after this offering	52,511,287 shares of common stock (or 55,511,287 shares of common stock if the underwriter exercises its option to purchase additional shares in full).
Over-allotment option	3,000,000 shares of common stock
Use of proceeds

We expect the net proceeds from this offering will be approximately $97.0 million (or $111.6 million if the underwriter exercises its option to purchase additional shares in full) after deducting underwriting discounts and commissions, as described in "Underwriting," and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund the cash consideration payable to the CEI stockholders in connection with our proposed acquisition thereof. In the event that the acquisition of CEI is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including the acquisition of or investment in other businesses, services and technologies that are complementary to our own and other general corporate expenses. Pending such uses, we intend to invest the net proceeds in short-term, investment grade securities. See "Use of Proceeds" on page S-40 of this prospectus supplement.

NASDAQ Global Select Market symbol	"KTOS"
Risk factors

This investment involves a high degree of risk. See "Risk Factors" beginning on page S-16 of this prospectus supplement, on page 3 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.

        The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 32,511,287 shares of common stock outstanding as of April 30, 2012 and excludes, as of that date:

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  4,000,000 shares of common stock issuable as Consideration Shares pursuant to the CEI Purchase Agreement, assuming an issuance price of $5.00, the sale price of our common stock in this offering;

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  2,000,000 shares of common stock issuable upon vesting of restricted stock units to be granted as an inducement to certain key managers' acceptance of employment with the Company following the acquisition of CEI, assuming an issuance price of $5.00, the sale price of our common stock in this offering;

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  1,682,746 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $23.76 per share;

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  4,373,533 shares of common stock available for future grant under our 1999 Employee Stock Purchase Plan, 2005 Equity Incentive Plan, and 2011 Equity Incentive Plan and under the Amended and Restated Herley Industries, Inc. 2010 Stock Plan and Amended and Restated Integral Systems, Inc. 2008 Stock Incentive Plan, which plans were assumed by us in each case in accordance with NASDAQ Rule 5635 (collectively, the "Plans"); and

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  1,765,135 shares of common stock issuable upon the vesting and settlement of restricted stock units.

Summary Consolidated Historical Financial Data of Kratos

        The following table sets forth a summary of our consolidated historical financial data as of the dates and for each of the periods indicated. The consolidated historical financial data for the years ended December 27, 2009, December 26, 2010 and December 25, 2011 and as of December 26, 2010 and December 25, 2011 is derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement. The consolidated historical financial data as of December 27, 2009 has been derived from our audited consolidated financial statements not included or incorporated by reference herein. The consolidated historical financial data for the three months ended March 27, 2011 and for and as of the three months ended March 25, 2012 are derived from our unaudited condensed consolidated financial statements, which are incorporated by reference into this prospectus supplement. The historical results presented below are not necessarily indicative of results that can be expected for any future period and should be read in conjunction with the sections entitled "Use of Proceeds," and "Unaudited Pro Forma Combined Financial Data" included elsewhere in this prospectus supplement, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 25, 2011 and our audited and unaudited consolidated financial statements incorporated by reference herein. See "Where You Can Find Additional Information."

	Fiscal Year Ended
				Three Months Ended March 27, 2011	Three Months Ended March 25, 2012
	December 27, 2009	December 26, 2010	December 25, 2011
	(in millions)
Statement of Operations:
Service revenues	$314.0	$284.8	$353.6	$79.8	$105.2
Product sales	20.5	123.7	369.5	43.0	109.8

Total revenue	334.5	408.5	723.1	122.8	215.0

Cost of service revenues	255.7	221.2	263.1	60.3	81.8
Cost of product sales	15.2	103	267.8	35.1	75.3

Total costs	270.9	324.2	530.9	95.4	157.1

Gross profit	63.6	84.3	192.2	27.4	57.9
Selling, general and administrative expenses	47.7	57.3	142.5	19.6	45.0
Research and development expenses	1.8	2.2	9.0	0.6	3.8
Recovery of unauthorized issuance of stock options, stock option investigation and related fees, and litigation settlement	(0.2)	(1.4)	—	—	—
Impairment of goodwill	41.3	—	—	—	—
Merger and acquisition expenses	—	3.1	12.5	5.8	0.9
Other income, net	0.1	1.1	0.1	0.3	0.5
Interest expense, net	(10.4)	(22.3)	(51.1)	(6.7)	(16.1)

Income (loss) before income taxes	(37.3)	1.9	(22.8)	(5.0)	(7.4)
Tax (benefit) provision	1.0	(12.7)	1.9	(1.2)	(4.2)

Income (loss) from continuing operations	$(38.3)	$14.6	$(24.7)	$(3.8)	$(3.2)

Balance Sheet Data (at period end) and Other Data:
Cash and cash equivalents	$9.9	$10.8	$69.8		$74.8
Property and equipment, net	4.3	28.4	73.0		72.7
Total assets	241.6	535.7	1,216.4		1,237.4
Short-term debt	4.7	0.6	1.6		1.6
Long-term debt	51.6	226.1	631.5		631.1
Long-term debt premium	—	—	22.8		21.8
Total stockholders' equity	124.9	169.9	312.6		310.7
Depreciation and amortization	8.3	12.9	48.0		13.7
Capital expenditures	0.4	2.3	7.5		2.7
Other Financial Data:
EBITDA	(18.6)	37.1	76.3	6.5	22.4
Adjusted EBITDA	24.7	39.7	91.8	12.6	24.4

        As presented in the table below, EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as GAAP income (loss) from continuing operations plus, net interest expense, provision (benefit) for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus stock-based compensation expense, acquisition costs, impairment of goodwill, stock option investigation and related fees and certain recovery and settlement amounts, and less other income related to interest rate swap agreements.

        EBITDA and Adjusted EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided EBITDA and Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Our management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating our operating performance and capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. EBITDA and Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flow as a measure of liquidity.

        The following table reconciles our income (loss) from continuing operations to EBITDA and EBITDA to Adjusted EBITDA for the periods presented:

	Fiscal Year Ended
				Three Months Ended March 27, 2011	Three Months Ended March 25, 2012
	December 27, 2009	December 26, 2010	December 25, 2011
	(in millions)
Income (loss) from continuing operations	$(38.3)	$14.6	$(24.7)	$(3.8)	$(3.2)
Interest expense, net	10.4	22.3	51.1	6.7	16.1
Provision (benefit) for income taxes	1.0	(12.7)	1.9	(1.2)	(4.2)
Depreciation and amortization	8.3	12.9	48.0	4.8	13.7

EBITDA	(18.6)	37.1	76.3	6.5	22.4
Stock-based compensation expense(a)	1.7	1.9	3.3	0.6	1.1
Acquisition costs(b)	—	3.1	12.5	5.8	0.9
Impairment of goodwill(c)	41.3	—	—	—	—
Stock option investigation and related fees, recovery of unauthorized issuance of stock options, litigation settlement and other(d)	0.4	(1.4)	—	—	—
Other income related to interest rate swap agreements(e)	(0.1)	(1.0)	(0.3)	(0.3)	—

Adjusted EBITDA	$24.7	$39.7	$91.8	$12.6	$24.4

(a)
Stock-based compensation expense represents non-cash compensation charges related to the issuance of stock options to certain employees and directors.

(b)
Fees related to acquisition expenses.

(c)
Non-cash charge related to the impairment of goodwill.

(d)
Costs which are primarily comprised of non-recurring expenses associated with our historical stock option investigation, 2004 and 2007 securities and derivative litigation and recovery of those costs.

(e)
Non-cash mark-to-market charge for interest rate swap agreements.

Summary Historical Financial Data of CEI

        The following table sets forth a summary of CEI's historical financial data as of the dates and for each of the periods indicated. The historical financial data as of January 1, 2011 and December 31, 2011 and for the years ended December 26, 2009, January 1, 2011 and December 31, 2011 is derived from CEI's audited financial statements set forth in Annex B of this prospectus supplement. The consolidated historical financial data for the three months ended March 31, 2011 and for and as of the three months ended March 31, 2012 are derived from CEI's unaudited condensed consolidated financial statements set forth in Annex B of this prospectus supplement. The historical results presented below are not necessarily indicative of results that can be expected for any future period and should be read in conjunction with CEI's audited and unaudited financial statements included herein.

	Fiscal Year Ended
				Three Months Ended March 31, 2011	Three Months Ended March 31, 2012
	December 26, 2009	January 1, 2011	December 31, 2011
	(in millions)
Statement of Operations:
Net sales	$76.3	$73.6	$94.1	$21.0	$24.9
Cost and expenses	57.4	56.7	66.5	14.5	17.6

Gross profit	18.9	16.9	27.6	6.5	7.3
Selling, general and administrative expenses	15.2	12.7	13.4	3.2	5.3
Accrued contract revenue refunds	—	—	(1.4)	—	—
Other income, net	—	—	0.1	—	—
Interest expense, net	(0.4)	(0.4)	(0.4)	(0.1)	(0.1)

Income before income taxes	3.3	3.8	12.5	3.2	1.9
Tax (benefit) provision	—	—	—	—	—

Income from continuing operations	$3.3	$3.8	$12.5	$3.2	$1.9

Balance Sheet Data (at period end) and Other Data:
Cash and cash equivalents		$1.1	$0.1		$6.9
Property and equipment, net		4.7	5.5		6.0
Total assets		28.8	47.4		50.0
Total debt		8.2	7.3		2.6
Total stockholders' equity		9.1	16.4		18.3
Depreciation and amortization		1.3	1.6		0.3
Capital expenditures		2.2	1.7		0.8
Other Financial Data:
EBITDA		5.5	14.5	3.6	2.3
Adjusted EBITDA		5.5	15.9	3.6	2.3

        As presented in the table below, EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as GAAP net income from continuing operations plus net interest expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus other non-recurring items.

        EBITDA and Adjusted EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided EBITDA and Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating operating performance and capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. EBITDA and Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flow as a measure of liquidity.

        The following table reconciles CEI's net income from continuing operations to EBITDA and EBITDA to Adjusted EBITDA for the period presented:

	January 1, 2011	December 31, 2011	Three Months Ended March 31, 2011	Three Months Ended March 31, 2012
		(in millions)
Net income from continuing operations	$3.8	$12.5	$3.2	$1.9
Interest expense, net	0.4	0.4	0.1	0.1
Depreciation and amortization	1.3	1.6	0.3	0.3

EBITDA	5.5	14.5	3.6	2.3
Contract revenue refund(a)	—	1.4	—	—

Adjusted EBITDA	$5.5	$15.9	$3.6	$2.3

(a)
Reflects costs from a prior year contract which were subsequently identified as overestimated and which will be owed as a refund to the government.

Summary Unaudited Pro Forma Combined and Condensed Combined Consolidated
Financial and Operating Information

        The following table sets forth summary unaudited pro forma combined and condensed combined consolidated financial information of Kratos. The summary unaudited pro forma combined and condensed combined financial data is intended to show how the proposed acquisition of CEI might have affected historical financial statements of Kratos if such acquisition had been completed at an earlier time and was prepared based on the historical financial results reported by Kratos and CEI. The following should be read in connection with the audited and unaudited financial statements of CEI, set forth in Annex B of this prospectus supplement, and our audited and unaudited consolidated financial statements which are incorporated by reference into this prospectus supplement. See "Where You Can Find Additional Information" beginning on page S-59.

        The summary unaudited pro forma combined and condensed combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the acquisition of CEI are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth in the notes to the unaudited pro forma combined and condensed combined financial statements. During 2011, Kratos acquired Herley Industries, Inc. ("Herley"), Integral Systems, Inc. ("Integral") and SecureInfo Corporation ("SecureInfo"). The acquisition of each of Herley, Integral and SecureInfo was completed on March 25, 2011, July 27, 2011, and November 15, 2011, respectively.

        The summary unaudited pro forma condensed combined balance sheet as of March 25, 2012 combines the historical condensed consolidated balance sheets of Kratos as of March 25, 2012 and CEI as of March 31, 2012.

        The summary unaudited pro forma condensed combined statements of operations for the three months ended March 25, 2012 combine the historical condensed consolidated statements of operations of Kratos and CEI for their respective three months ended March 25, 2012 and March 31, 2012. The summary unaudited pro forma combined statements of operations for the year ended December 25, 2011 combine the historical consolidated statements of operations of Kratos and CEI for their respective twelve months ended December 25, 2011 and December 31, 2011, respectively, of Herley for the three month period ended January 30, 2011, and of Integral for the six month period ended July 1, 2011 and gives effect to the Transactions as if they had occurred on December 27, 2010. The pro forma results do not include the acquisition made of the critical infrastructure business in January 2012, SecureInfo operating results from December 27, 2010 to November 15, 2011, Herley operating results from January 31, 2011 to March 25, 2011, and Integral operating results from July 2, 2011 to July 27, 2011.

        The unaudited pro forma combined and condensed combined financial information also gives effect to this offering and the related draw on our revolving credit facility.

        The summary unaudited pro forma combined and condensed combined consolidated financial information is provided for illustrative purposes only and does not purport to represent what Kratos' actual consolidated results of operations or the consolidated financial position would have been had the transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

	Pro Forma Year Ended December 25, 2011
		Pro Forma Three Months Ended March 25, 2012
	(in millions, except share and per share data)
Statement of Operations Data:
Revenue	$971.1	$237.9
Operating income from continuing operations	23.7	6.5
Loss from continuing operations	(45.7)	(5.5)
Basic loss from continuing operations per common share	$(0.78)	$(0.10)
Diluted loss from continuing operations per common share	$(0.78)	$(0.10)
Weighted average common shares outstanding:
Basic	58.2	56.5
Diluted	58.2	56.5
Balance Sheet Data (at period end):
Cash and cash equivalents		$82.1
Total assets		1,418.1
Short-term debt		1.6
Long-term debt		671.1
Long-term debt premium		21.8
Total liabilities		993.3
Total stockholders' equity		424.8
Other Data:
EBITDA	$102.9	$24.1
Adjusted EBITDA	135.4	26.7

        As presented in the table below, EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as GAAP loss from continuing operations plus net interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus stock-based compensation expense, other (income) expense related to interest rate swap agreements, a contract revenue refund, acquisition costs, impact of anticipated reduction of duplicative costs, litigation costs and settlements, employment termination and settlement costs, and other one-time costs that are non-recurring in nature.

        EBITDA and Adjusted EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided EBITDA and Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Our management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating our operating performance and capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. EBITDA and Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flow as a measure of liquidity.

        The following tables reconcile our pro forma loss from continuing operations to EBITDA and EBITDA to Adjusted EBITDA to reflect the acquisition of CEI, Herley, and Integral for the periods presented:

	Pro Forma Year Ended December 25, 2011	Pro Forma Three Months Ended March 25, 2012
	(in millions)
Loss from continuing operations	$(45.7)	$(5.5)
Interest expense, net	65.4	16.5
Provision (benefit) for income taxes	3.0	(4.0)
Depreciation and amortization	80.2	17.1

EBITDA	102.9	24.1
Stock-based compensation expense(a)	5.8	1.7
Other (income) expense(b)	1.1	—
Acquisition costs(c)	13.6	0.9
Impact of anticipated reduction of duplicative costs(d)	8.8	—
Other(e)	3.2	—

Adjusted EBITDA	$135.4	$26.7

(a)
Stock-based compensation expense represents non-cash compensation charges related to the issuance of stock options to certain employees and directors.

(b)
Reflects other (income) expense as a result of a non-cash mark-to-market charge for interest rate swap agreements and costs from a prior year contract which were subsequently identified as overestimated and which will be owed as a refund to the government.

(c)
Fees related to acquisition expenses.

(d)
Expenses related to public company costs, related to Herley and Integral, and personnel costs that are duplicative and expected to be eliminated.

(e)
Primarily relates to adjustments to the liability for unused office space, non-recurring operating expenses related to the launch of a new line of business and other one-time costs that are non-recurring in nature.

RISK FACTORS

        An investment in our common stock involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as modified and superseded pursuant to Rule 412 under the Securities Act, before you decide to invest in our common stock. The occurrence of any of the following risks could harm our business. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. You should also refer to the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein, including our financial statements and the notes to those statements and the information set forth under the heading "Cautionary Note Regarding Forward-Looking Statements."

Risks Related to the Proposed Acquisition of CEI

The proposed acquisition of CEI may not be completed within the expected timeframe, or at all, and the failure to complete such acquisition could adversely affect our stock price and our future business and financial results.

        On May 8, 2012, we entered into the CEI Purchase Agreement with CEI. The CEI Purchase Agreement is an executory contract subject to numerous closing conditions beyond our control, and there is no guarantee that these conditions will be satisfied in a timely manner or at all. If any of the conditions to the proposed acquisition are not satisfied (or waived by the other party), we may not complete the acquisition or realize the anticipated benefits thereof. Disputes regarding interpretations of the CEI Purchase Agreement could also delay or prevent the closing. In addition, the market price of our common stock may reflect various market assumptions as to whether and when the proposed acquisition will occur. Consequently, the failure to complete the acquisition within the expected timeframe, or at all, could result in a significant change in the market price of our common stock and could adversely affect our future business and financial results.

The offering of common stock pursuant to this prospectus supplement is not conditioned on the completion of the proposed acquisition.

        The offering of common stock pursuant to this prospectus supplement is not conditioned on completion of the proposed acquisition. Although certain information contained in this prospectus supplement generally assumes the completion of the acquisition, we cannot assure you that the acquisition will be consummated on the terms described in this prospectus supplement or at all. If we do not complete the proposed acquisition, we will retain broad discretion to use the net proceeds from this offering of common stock for general corporate purposes, including the acquisition of or investment in other businesses, services and technologies that are complementary to our own and other general corporate expenses.

We may experience difficulties in integrating CEI's business and realizing the expected benefits of the proposed acquisition.

        Our ability to achieve the benefits we anticipate from the proposed acquisition will depend in large part upon whether we are able to integrate CEI's business into our business in an efficient and effective manner. Because the businesses of CEI and Kratos differ, we may not be able to integrate CEI's business smoothly or successfully and the process may take longer than expected. The integration of certain operations, including CEI's international operations, and the differences in operational culture following the acquisition will require the dedication of significant management resources, which may distract management's attention from day-to-day business operations. If we are unable to successfully integrate the operations of CEI's business into our business, we may be unable to realize the revenue growth, synergies and other anticipated benefits we expect to achieve as a result of the proposed acquisition and our business and results of operations could be adversely affected.

The announcement and pendency of the proposed acquisition may cause disruptions in CEI's business, which could have an adverse effect on our business, financial condition or results of operations following completion of the acquisition.

        The announcement and pendency of the proposed acquisition could cause disruptions in the business of CEI. Specifically:

  •
  current and prospective employees of CEI may experience uncertainty about their future roles with Kratos, which might adversely affect the ability of CEI to retain key personnel and attract new personnel;

  •
  current and prospective customers of CEI may experience uncertainty about the ability of CEI to meet their needs, which might cause customers to seek other suppliers for the products and services provided by CEI; and

  •
  management's attention may be focused on the acquisition, which may divert management's attention from the core business of CEI and other opportunities that could have been beneficial to CEI.

        This could have an adverse effect on the business, financial condition or results of operations of CEI prior to the completion of the acquisition and on us following the completion of the acquisition. These disruptions to CEI's business could be exacerbated by a delay in the completion of the acquisition.

The historical and unaudited pro forma financial information included elsewhere in this prospectus supplement may not be representative of our results as a combined company after the acquisition, and accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.

        We and CEI have no prior history as a combined entity and our operations have not previously been managed on a combined basis. The pro forma financial information, which was prepared in accordance with Article 11 of the SEC's Regulation S-X, is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect future nonrecurring charges resulting from the acquisition. The unaudited pro forma financial information does not reflect future events that may occur after the acquisition, including the potential realization of operating cost savings (synergies) or restructuring activities or other costs related to the planned integration of CEI, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions. The pro forma financial information presented in this prospectus supplement is based in part on certain assumptions regarding the acquisition that we believe are reasonable under the circumstances. We cannot assure you that our assumptions will prove to be accurate over time.

CEI may have liabilities that are not known, probable or estimable at this time.

        As a result of the acquisition, CEI will become our subsidiary and we will effectively assume all of its liabilities, whether or not asserted. There could be unasserted claims or assessments that we failed or were unable to discover or identify in the course of performing due diligence investigations of CEI. In addition, there may be liabilities that are neither probable nor estimable at this time which may become probable and estimable in the future. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business. We may learn additional information about CEI that adversely affects us, such as unknown, unasserted or contingent liabilities and issues relating to compliance with applicable laws.

Risks Related to Our Business Currently and Following the Proposed Acquisition of CEI

Our business could be adversely affected by changes in the contracting or fiscal policies of the U.S. Government and governmental entities.

        We derive a significant portion of our revenue from contracts with the U.S. Government and government agencies and subcontracts under U.S. Government prime contracts, and the continued success and growth of our business will continue to depend on our successful procurement of government contracts, either directly or through prime contractors. With the passage of the Budget Control Act of 2011 ("Budget Control Act"), current projections of the DoD indicate that government spending is expected to decrease. Any such reductions or other government budgetary constraints and any changes in government contracting policies could directly affect our financial performance. Among the factors that could adversely affect our business are:

  •
  changes in fiscal policies or decreases in available government funding, including budgetary constraints affecting U.S. Government spending generally or specific departments or agencies in particular;

  •
  the adoption of new laws or regulations or changes to existing laws or regulations;

  •
  changes in political or social attitudes with respect to security and defense issues;

  •
  changes in U.S. Government programs or requirements, including the increased use of small business providers;

  •
  increases in the U.S. Government initiatives related to in-sourcing;

  •
  changes in or delays related to U.S. Government restrictions on the export of defense articles and services;

  •
  potential delays or changes in the government appropriations process; and

  •
  delays in the payment of our invoices by government payment offices.

        These and other factors could cause governments and government agencies, or prime contractors that use us as a subcontractor, to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at-will or to abstain from exercising options to renew contracts, any of which could have an adverse effect on our business, financial condition and results of operations. Many of our government customers are subject to stringent budgetary constraints. The award of additional contracts from government agencies could be adversely affected by spending reductions or budget cutbacks at these agencies.

Significant delays or reductions in appropriations for our programs and U.S. Government funding more broadly may negatively impact our business and programs and could have a material adverse effect on our financial position, results of operations and/or cash flows.

        The funding of U.S. Government programs is subject to an annual congressional budget authorization and appropriation process. For many programs, Congress appropriates funds on a fiscal year basis even though the program performance period may extend over several fiscal years. Consequently, programs are often partially funded initially and additional funds are committed only as Congress makes further appropriations. If we incur costs in excess of funds committed on a contract, we are at risk for reimbursement of those costs until additional funds are appropriated. We cannot predict the extent to which total funding and/or funding for individual programs will be included, increased or reduced as part of the recently enacted Consolidated Appropriations Act of 2012, which decreased DoD funding by 3.3% from 2011 levels. The impact, severity and duration of the current U.S. economic situation and sweeping economic plans adopted or to be adopted by the U.S. Government could adversely affect the funding for individual programs and delay purchasing or payment decisions by our customers. In the event that government funding for any of our programs becomes unavailable, or is reduced or delayed, our contract or subcontract under such program may be terminated or adjusted by the U.S. Government, which could have a material adverse effect on our financial position, results of operations, and/or cash flows.

        In August 2011, Congress and the Administration enacted the Budget Control Act in order to permit an increase in the federal government's borrowing limit while reducing projected net government spending over the next 10 years. The Budget Act contains $900 billion in immediate cuts to discretionary spending for 2012-2021. It also established a bipartisan congressional Joint Select Committee on Deficit Reduction (the "Joint Committee") which is charged with recommending legislation that would reduce net government spending by $1.2 to $1.5 trillion over the next 10 years, in addition to the $900 billion in immediate discretionary spending reductions referenced above. The Joint Committee was unable to identify the required reductions, thereby triggering a provision of the Budget Control Act called "sequestration," which requires very substantial automatic spending cuts which will start in 2013 and be split between defense and non-defense programs and continue over a nine-year period. Should Congress and the Administration fail to change or delay the pending sequestration imposed by the Budget Act, our customers could see their budgets dramatically reduced across the board with a corresponding impact upon procurement of products and services and this could have significant consequences to our business and industry. Although it appears Congressional leadership and the Administration are considering options to avoid such an outcome, it remains uncertain as to whether they will succeed in doing so.

        We believe that spending on modernization and maintenance of defense, intelligence and homeland security assets will continue to be a national priority. The vast majority of our programs are funded in the DoD base budget and not the Overseas Contingency Operations budget. We also believe that our business is aligned with mission critical national security priorities, particularly in the areas of unmanned aerial vehicles, cybersecurity, ballistic missile defense, space programs and science and technology efforts, where the proposed defense budget for fiscal year 2013 has actually allocated increased funding.

If we fail to establish and maintain important relationships with government entities and agencies and other government contractors, our ability to bid successfully for new business may be adversely affected.

        To develop new business opportunities, we primarily rely on establishing and maintaining relationships with various government entities and agencies. We may be unable to successfully maintain our relationships with government entities and agencies, and any failure to do so could materially adversely affect our ability to compete successfully for new business. In addition, we often act as a subcontractor or in "teaming" arrangements in which we and other contractors bid together on particular contracts or programs for the U.S. Government or government agencies. As a subcontractor or team member, we often lack control over fulfillment of a contract, and poor performance on the contract could tarnish our reputation, even when we perform as required. We expect to continue to depend on relationships with other contractors for a portion of our revenue in the foreseeable future. Moreover, our revenue and operating results could be materially adversely affected if any prime contractor or teammate chooses to offer a client services of the type that we provide or if any prime contractor or teammate teams with other companies to independently provide those services.

We depend on U.S. Government agencies as our primary customers, and if our reputation or relationships with these agencies were harmed, our future revenues and growth prospects would be adversely affected.

        In fiscal 2009, 2010 and 2011, we generated 86%, 87% and 74%, respectively, of our total revenues from contracts with the U.S. Government (including all branches of the U.S. military), either as a prime contractor or a subcontractor. We expect to continue to derive most of our revenues from work performed under U.S. Government contracts. Our reputation and relationship with the U.S. Government, and in particular with the agencies of the DoD and the U.S. intelligence community, are key factors in maintaining and growing these revenues. Negative press reports regarding conflicts of interest, poor contract performance, employee misconduct, information security breaches or other aspects of our business, regardless of accuracy, could harm our reputation, particularly with these agencies. If our reputation is negatively affected, or if we are suspended or debarred (or proposed for suspension or debarment) from contracting with government agencies for any reason, the amount of business with the U.S. Government would decrease and our future revenues and growth prospects would be adversely affected.

Loss of our General Services Administration ("GSA") contracts or GWACs would impair our ability to attract new business.

        We are a prime contractor under several GSA contracts and GWAC vehicles. We believe that our ability to provide services under these contracts will continue to be important to our business because of the multiple opportunities for new engagements each contract provides. If we were to lose our position as prime contractor on one or more of these contracts, we could lose substantial revenues and our operating results could suffer. GSA contracts and other GWACs typically have a one or two-year initial term with multiple options exercisable at the government client's discretion to extend the contract for one or more years. We cannot be assured that our government clients will continue to exercise the options remaining on our current contracts, nor can we be assured that our future clients will exercise options on any contracts we may receive in the future.

We derive a substantial amount of our revenues from the sale of our solutions either directly or indirectly to U.S. Government entities pursuant to government contracts, which differ materially from standard commercial contracts, involve competitive bidding and may be subject to cancellation or delay without penalty, any of which may produce volatility in our revenues and earnings.

        Government contracts frequently include provisions that are not standard in private commercial transactions and are subject to laws and regulations that give the U.S. Government rights and remedies not typically found in commercial contracts, including provisions permitting the U.S. Government to:

  •
  terminate our existing contracts;

  •
  reduce potential future income from our existing contracts;

  •
  modify some of the terms and conditions in our existing contracts;

  •
  suspend or permanently prohibit us from doing business with the U.S. Government or with any specific government agency;

  •
  impose fines and penalties;

  •
  subject us to criminal prosecution;

  •
  suspend work under existing multiple year contracts and related task orders if the necessary funds are not appropriated by Congress;

  •
  decline to exercise an option to extend an existing multiple year contract; and

  •
  claim rights in technologies and systems invented, developed or produced by us.

        In addition, government contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted and typically impose provisions that permit cancellation in the event that necessary funds are unavailable to the public agency. Competitive procurements impose substantial costs and managerial time and effort in order to prepare bids and proposals for contracts that may not be awarded to us. In many cases, unsuccessful bidders for government agency contracts are provided the opportunity to formally protest certain contract awards through various agencies, administrative and judicial channels. The protest process may substantially delay a successful bidder's contract performance, result in cancellation of the contract award entirely and distract management. We may not be awarded contracts for which we bid, and substantial delays or cancellation of purchases may follow our successful bids as a result of such protests.

        Certain of our government contracts also contain "organizational conflict of interest" clauses that could limit our ability to compete for certain related follow-on contracts. For example, when we work on the design of a particular solution, we may be precluded from competing for the contract to install that solution. While we actively monitor our contracts to avoid these conflicts, we cannot guarantee that we will be able to avoid all organizational conflict of interest issues.

We may not receive the full amounts estimated under the contracts in our backlog, which could reduce our revenue in future periods below the levels anticipated and which makes backlog an uncertain indicator of future operating results.

        As of March 25, 2012, our total backlog was approximately $1.1 billion of which $500 million was funded. On a pro forma basis, our backlog was approximately $1.3 billion, of which approximately $600 million was funded. Funded backlog is estimated future revenue under government contracts and task orders for which funding has been appropriated by Congress and authorized for expenditure by the applicable agency, plus our estimate of the future revenue we expect to realize from our commercial contracts that are under firm orders. Although funded backlog represents only business which is considered to be firm, cancellations or scope adjustments may still occur. The remaining $600 million and $700 million of our total backlog and total pro forma backlog as of March 25, 2012, respectively, is unfunded. Unfunded backlog reflects our estimate of future revenue under awarded government contracts and task orders for which either funding has not yet been appropriated or expenditure has not yet been authorized. Unfunded backlog does not include estimates of revenue from GWAC or GSA schedules beyond awarded or funded task orders but does include estimates of revenue beyond awarded or funded task orders for other types of indefinite delivery, indefinite quantity contracts. The amount of unfunded backlog is not exact or guaranteed and is based upon, among other things, management's experience under such contracts and similar contracts, the particular clients, the type of work and budgetary expectations. Our management may not accurately assess these factors or estimate the revenue we will realize from these contracts, and our unfunded and total backlog may not reflect the actual revenue ultimately received from these contracts.

        Backlog is typically subject to large variations from quarter to quarter and comparisons of backlog from period to period are not necessarily indicative of future revenues. The contracts comprising our backlog may not result in actual revenue in any particular period or at all, and the actual revenue from such contracts may differ from our backlog estimates. The timing of receipt of revenues, if any, on projects included in backlog could change because many factors affect the scheduling of projects. Cancellation of or adjustments to contracts may occur. Additionally, all U.S. Government contracts included in backlog, whether or not funded, may be terminated at the convenience of the U.S. Government. The failure to realize all amounts in our backlog could adversely affect our revenues and gross margins. As a result, our funded and total backlog as of any particular date may not be an accurate indicator of our future earnings.

We significantly increased our leverage in connection with the financing of recent acquisitions and we have substantial indebtedness, which could have a negative impact on our financing options and liquidity position and have adverse effects on our business.

        In connection with the acquisition of Herley and Integral, we incurred $285.0 million and $115.0 million of indebtedness, respectively. As of March 25, 2012, we had approximately $654.5 million of total indebtedness outstanding, which includes $21.8 million of unamortized debt premium, and $1.2 million of capital lease obligations. As a result of this increased indebtedness, our interest payment obligations have increased significantly. The degree to which we are leveraged could have adverse effects on our business, including the following:

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  it may make it difficult for us to satisfy our obligations under our outstanding 10% Senior Secured Notes due 2017 (the "Notes"), other indebtedness and contractual and commercial commitments;

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  it may limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

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  it may require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

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  it may restrict us from making strategic acquisitions or exploiting business opportunities;

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  it may place us at a competitive disadvantage compared to our competitors that have less debt;

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  it may limit our ability to borrow additional funds;

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  it may prevent us from raising the funds necessary to repurchase our outstanding Notes tendered to us if there is a change of control, which would constitute a default under the indenture governing such notes and under our credit facility; and

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  it may decrease our ability to compete effectively or operate successfully under adverse economic and industry conditions.

        Our ability to meet our debt service obligations will depend upon our future performance, which may be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

Despite our current indebtedness level, we and our subsidiaries may incur substantially more debt, which could exacerbate the risks associated with our substantial leverage.

        We expect to draw approximately $40.0 million on our existing credit facility in connection with the acquisition of CEI and we may incur substantial additional indebtedness in the future. Although the indenture and the amended credit and security agreement governing our credit facility will limit our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. For example, indebtedness in excess of $25.0 million may be incurred under our credit facility in reliance on the $15.0 million general debt basket as well as the fixed charge debt incurrence test under which additional indebtedness may be secured subject to certain conditions. In addition, the indenture and the amended credit and security agreement governing our credit facility will not prevent us from incurring obligations that do not constitute indebtedness. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

Our debt service obligations may adversely affect our cash flow.

        A higher level of indebtedness increases the risk that we may default on our debt obligations. We may not be able to generate sufficient cash flow to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. If we are unable to generate sufficient cash flow to pay the interest on our debt, we may have to delay or curtail our operations.

        Our ability to generate cash flows from operations and to make scheduled payments on our indebtedness will depend on our future financial performance. Our future financial performance will be affected by a range of economic, competitive and business factors that we cannot control. A significant reduction in operating cash flows resulting from changes in economic conditions, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. These alternative strategies may not be affected on satisfactory terms, if at all, and they may not yield sufficient funds to make required payments on our indebtedness.

        If, for any reason, we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which would allow our creditors at that time to declare certain outstanding indebtedness to be due and payable, which would in turn trigger cross-acceleration or cross-default rights between the relevant agreements. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on our indebtedness. If the amounts outstanding under any of our indebtedness, were to be accelerated, our assets may not be sufficient to repay in full the money owed to the lenders or to our other debt holders.

A portion of our business is conducted through foreign subsidiaries, and the failure to generate sufficient cash flow from these subsidiaries or otherwise repatriate or receive cash from these subsidiaries could result in our inability to repay our indebtedness.

        As of March 25, 2012, approximately 4.5% of our consolidated assets were held by foreign subsidiaries. Our ability to meet our debt service obligations with cash from foreign subsidiaries will depend upon the results of operations of these subsidiaries and may be subject to legal, contractual or other restrictions and other business considerations. In addition, dividend and interest payments to us from the foreign subsidiaries may be subject to foreign withholding taxes, which would reduce the amount of funds we receive from such foreign subsidiaries. Dividends and other distributions from our foreign subsidiaries may also be subject to fluctuations in currency exchange rates and legal and other restrictions on repatriation, which could further reduce the amount of funds we receive from such foreign subsidiaries. In general, when an entity in a foreign jurisdiction repatriates cash to the U.S., the amount of such cash is treated as a dividend taxable at current U.S. tax rates. Accordingly, upon the distribution of cash to us from our foreign subsidiaries, we will be subject to U.S. income taxes. Although foreign tax credits may be available to reduce the amount of the additional tax liability, these credits may be limited and only offset the tax paid in the foreign jurisdiction, not the excess of the U.S. tax rate over the foreign tax rate. Therefore, to the extent that we must use cash generated in foreign jurisdictions to make principal or interest payments on our indebtedness, there may be a cost associated with repatriating the cash to the U.S.

The indenture and the amended credit and security agreement governing our credit facility impose significant operating and financial restrictions on us and our subsidiaries that may prevent us and our subsidiaries from pursuing certain business opportunities and restrict our ability to operate our business.

        The indenture and the amended credit and security agreement governing our credit facility contain covenants that restrict our and our subsidiaries' ability to:

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  incur or guarantee additional indebtedness or issue certain preferred stock;

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  pay dividends or make other distributions on, or redeem or purchase, any equity interests or make other restricted payments;

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  make certain acquisitions or investments;

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  create or incur liens;

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  transfer or sell assets;

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  incur restrictions on the payments of dividends or other distributions from our restricted subsidiaries;

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  enter into transactions with affiliates; and

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  consummate a merger or consolidation or sell, assign, transfer, lease or otherwise dispose of all or substantially all of our assets.

        Our credit facility also requires us to comply with specified financial ratios, including a borrowing base availability and minimum fixed charge coverage ratio. Our ability to comply with these covenants will likely be affected by many factors, including events beyond our control, and we may not be able to satisfy those requirements. Our failure to comply with our debt-related obligations of our credit facility could result in an event of default under our other indebtedness and the acceleration of such indebtedness, in whole or in part, could result in an event of default under the indenture.

        The restrictions contained in the indenture and in the amended credit and security agreement governing our credit facility will also limit our ability and the ability of our subsidiaries to plan for or react to market conditions and meet capital needs or otherwise restrict our respective activities or business plans and adversely affect our ability to finance our respective operations, enter into acquisitions or engage in other business activities that would be in our respective interests.

We may need additional capital to fund the growth of our business, and financing may not be available on favorable terms or at all.

        We currently anticipate that our available capital resources, including our credit facility and operating cash flow, will be sufficient to meet our expected working capital and capital expenditure requirements for at least the next 12 months. However, such resources may not be sufficient to fund the long-term growth of our business. If we determine that it is necessary to raise additional funds, either through an expansion or refinancing of our credit facility or through public or private debt or equity financings, additional financing may not be available on terms favorable to us, or at all. Disruptions in the capital and credit markets may continue indefinitely or intensify, which could adversely affect our ability to access these markets. Limitations on our borrowing base contained in our credit facility may limit our access to capital, and we could fall out of compliance with financial and other covenants contained in our credit facility which, if not waived, would restrict our access to capital and could require us to pay down our existing debt under the credit facility. Our lenders may not agree to extend additional or continuing credit under our credit facility or waive restrictions on our access to capital. If we were to conduct a public or private offering of securities, any new offering would be likely to dilute our stockholders' equity ownership. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of available opportunities, develop new products or otherwise respond to competitive pressures and our business, operating results or financial condition could be materially adversely affected.

We have incurred and may continue to incur goodwill impairment charges in our reporting entities, which could harm our profitability.

        As of March 25, 2012 and December 25, 2011, goodwill represented approximately 47% of our total assets. In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 350 Intangibles—Goodwill and Other, we periodically review the carrying values of our goodwill to determine whether such carrying values exceed the fair market value. Our acquired companies are subject to annual review for goodwill impairment. If impairment testing indicates that the carrying value of a reporting unit exceeds its fair value, the goodwill of the reporting unit is deemed impaired. Accordingly, an impairment charge would be recognized for that reporting unit in the period identified.

        The identification and measurement of impairment involves the estimation of the fair value of reporting units. Accounting for impairment contains uncertainty because management must use judgment in determining appropriate assumptions to be used in the measurement of fair value. The estimates of fair value of reporting units are based on the best information available as of the date of the assessment, incorporate management assumptions about expected future cash flows and contemplate other valuation techniques. Future cash flows can be affected by changes in industry or market conditions among other things. Our annual goodwill impairment assessment for 2011 resulted in an estimated fair value over net carrying value of our Kratos Government Solutions ("KGS") reporting unit of approximately 3.5%. Given the current market conditions and continued economic uncertainty in the U.S. defense industry as a result of the Budget Control Act, the fair value of our KGS reporting unit may deteriorate, resulting in an impairment of our goodwill within that unit. Due to continual changes in market and general business conditions, we cannot predict whether, and to what extent, our goodwill and long-lived intangible assets may be impaired in future periods. Any resulting impairment loss could harm our profitability and financial condition.

Recent acquisitions and potential future acquisitions could prove difficult to integrate, disrupt our business, dilute stockholder value and strain our resources.

        We continually evaluate opportunities to acquire new businesses as part of our ongoing strategy, and we may in the future acquire additional businesses that we believe could complement or expand our business or increase our customer base. Integrating the operations of acquired businesses successfully or otherwise realizing any of the anticipated benefits of acquisitions, including anticipated cost savings and additional revenue opportunities, involves a number of potential challenges. The failure to meet these integration challenges could seriously harm our financial condition and results of operations. Realizing the benefits of acquisitions depends in part on the integration of operations and personnel. These integration activities are complex and time-consuming, and we may encounter unexpected difficulties or incur unexpected costs, including:

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  our inability to achieve the operating synergies anticipated in the acquisitions;

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  diversion of management attention from ongoing business concerns to integration matters;

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  difficulties in consolidating and rationalizing IT platforms and administrative infrastructures;

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  complexities associated with managing the geographic separation of the combined businesses and consolidating multiple physical locations where management may determine consolidation is desirable;

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  difficulties in integrating personnel from different corporate cultures while maintaining focus on providing consistent, high quality customer service;

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  difficulties or delays in transitioning U.S. Government contracts pursuant to federal acquisition regulations;

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  challenges in demonstrating to customers of Kratos and to customers of acquired businesses that the acquisition will not result in adverse changes in customer service standards or business focus;

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  possible cash flow interruption or loss of revenue as a result of change of ownership transitional matters; and

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  inability to generate sufficient revenue to offset acquisition costs.

        Acquired businesses may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition. In particular, to the extent that prior owners of any acquired businesses or properties failed to comply with or otherwise violated applicable laws or regulations, or failed to fulfill their contractual obligations to the U.S. Government or other clients, we, as the successor owner, may be financially responsible for these violations and failures and may suffer reputational harm or otherwise be adversely affected. Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairment in the future that could harm our financial results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which could affect the market price of our stock. Acquisitions and/or the related equity financings could also impact our ability to utilize our net operating loss ("NOL") carryforwards. As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate. Acquisitions frequently involve benefits related to integration of operations. The failure to successfully integrate the operations or otherwise to realize any of the anticipated benefits of the acquisition could seriously harm our results of operations.

If we are unable to manage our growth, our business and financial results could suffer.

        Sustaining our growth has placed significant demands on our management, as well as on our administrative, operational and financial resources. For us to continue to manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. If we are unable to manage our growth while maintaining our quality of service and profit margins, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, our business, prospects, financial condition or operating results could be adversely affected.

        Additionally, our future financial results depend in part on our ability to profitably manage our growth on a combined basis with the businesses we acquire. Management will need to maintain existing customers and attract new customers, recruit, retain and effectively manage employees, as well as expand operations and integrate customer support and financial control systems. If the integration-related expenses and capital expenditure requirements are greater than anticipated or if we are unable to manage our growth profitably after business acquisitions, our financial condition and results of operations may suffer.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

        Federal and state income tax laws impose restrictions on the utilization of NOL and tax credit carryforwards in the event that an "ownership change" occurs for tax purposes, as defined by Section 382 of the Internal Revenue Code of 1986, as amended ("Section 382"). In general, an ownership change occurs when shareholders owning 5% or more of a "loss corporation" (a corporation entitled to use NOL or other loss carryovers) have increased their ownership of stock in such corporation by more than 50 percentage points during any 3-year period. The annual base Section 382 limitation is calculated by multiplying the loss corporation's value at the time of the ownership change by the greater of the long-term tax-exempt rate determined by the Internal Revenue Service ("IRS") in the month of the ownership change or the two preceding months. In March 2010, an "ownership change" occurred and as a result, our ability to utilize NOL carryforwards will be limited to $28.1 million a year for the five years succeeding the ownership change and $11.6 million per year thereafter. If the entire limitation amount is not utilized in a year, any excess can be carried forward and utilized in future years. For the fiscal year ended December 25, 2011, there was no impact of such limitations on the income tax provision since the amount of taxable income did not exceed the annual limitation amount. However, we believe this equity offering could result in an "ownership change" under Section 382. While we currently do not anticipate that this equity offering will result in a reduction of the current annual limitation of our NOLs, we will not be able to complete this assessment until after the offering is completed. In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could also result in an "ownership change." If and when any other "ownership change" occurs, utilization of the NOL or other tax attributes may be further limited.

We face intense competition from many competitors that have greater resources than we do, which could result in price reductions, reduced profitability or loss of market share.

        We operate in highly competitive markets and generally encounter intense competition to win contracts from many other firms, including mid-tier federal contractors with specialized capabilities and large defense and IT services providers. Competition in our markets may increase as a result of a number of factors, such as the entrance of new or larger competitors, including those formed through alliances or consolidation. These competitors may have greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than we do. These competitors could, among other things:

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  divert sales from us by winning very large-scale government contracts, a risk that is enhanced by the recent trend in government procurement practices to bundle services into larger contracts;

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  force us to charge lower prices; or

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  adversely affect our relationships with current clients, including our ability to continue to win competitively awarded engagements in which we are the incumbent.

        If we lose business to our competitors or are forced to lower our prices, our revenue and our operating profits could decline. In addition, we may face competition from our subcontractors who, from time-to-time, seek to obtain prime contractor status on contracts for which they currently serve as a subcontractor to us. If one or more of our current subcontractors are awarded prime contractor status on such contracts in the future, it could divert sales from us or could force us to charge lower prices, which could cause our margins to suffer.

Our financial results may vary significantly from quarter to quarter.

        We expect our revenue and operating results to vary from quarter to quarter. Reductions in revenue in a particular quarter could lead to lower profitability in that quarter because a relatively large amount of our expenses are fixed in the short-term. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts are terminated or expire and are not renewed.

        In addition, payments due to us from U.S. Government agencies may be delayed due to billing cycles or as a result of failures of government budgets to gain congressional and administration approval in a timely manner. The U.S. Government's fiscal year ends September 30. If a federal budget for the next federal fiscal year has not been approved by that date in each year, our clients may have to suspend engagements that we are working on until a budget has been approved. Any such suspensions may reduce our revenue in the fourth quarter of the federal fiscal year or the first quarter of the subsequent year. The U.S. Government's fiscal year end can also trigger increased purchase requests from clients for equipment and materials. Any increased purchase requests we receive as a result of the U.S. Government's fiscal year end would serve to increase our third or fourth quarter revenue, but will generally decrease profit margins for that quarter, as these activities generally are not as profitable as our typical offerings.

        Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in these Risk Factors and the following, among others:

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  the terms of customer contracts that affect the timing of revenue recognition;

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  variability in demand for our services and solutions;

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  commencement, completion or termination of contracts during any particular quarter;

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  timing of award or performance incentive fee notices;

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  timing of significant bid and proposal costs;

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  variable purchasing patterns under GSA Schedule 70 contracts, GWACs, blanket purchase agreements and other indefinite delivery/indefinite quantity contracts;

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  restrictions on and delays related to the export of defense articles and services;

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  costs related to government inquiries;

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  strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs and joint ventures;

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  strategic investments or changes in business strategy;

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  changes in the extent to which we use subcontractors;

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  seasonal fluctuations in our staff utilization rates;

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  changes in our effective tax rate including changes in our judgment as to the necessity of the valuation allowance recorded against our deferred tax assets; and

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  the length of sales cycles.

        Significant fluctuations in our operating results for a particular quarter could cause us to fall out of compliance with the financial covenants related to our debt, which if not waived, could restrict our access to capital and cause us to take extreme measures to pay down our debt under the credit facility. In addition, fluctuations in our financial results could cause our stock price to decline.

Our margins and operating results may suffer if we experience unfavorable changes in the proportion of cost-plus-fee or fixed-price contracts in our total contract mix.

        Although fixed-price contracts entail a greater risk of a reduced profit or financial loss on a contract compared to other types of contracts we enter into, fixed-price contracts typically provide higher profit opportunities because we may be able to benefit from cost savings. In contrast, cost-plus-fee contracts are subject to statutory limits on profit margins, and generally are the least profitable of our contract types. Our U.S. Government customers typically determine what type of contract we enter into. Cost-plus-fee and fixed-price contracts in our federal business accounted for approximately 19% and 67%, respectively, of our federal business revenues for the year ended

December 25, 2011. To the extent that we enter into more cost-plus-fee or less fixed-price contracts in proportion to our total contract mix in the future, our margins and operating results may suffer.

Our cash flow and profitability could be reduced if expenditures are incurred prior to the final receipt of a contract.

        We provide various professional services, specialized products, and sometimes procure equipment and materials on behalf of our U.S. Government customers under various contractual arrangements. From time to time, in order to ensure that we satisfy our customers' delivery requirements and schedules, we may elect to initiate procurement in advance of receiving final authorization from the government customer or a prime contractor. If our government or prime contractor customers' requirements should change or if the government or the prime contractor should direct the anticipated procurement to a contractor other than us or if the equipment or materials become obsolete or require modification before we are under contract for the procurement, our investment in the equipment or materials might be at risk if we cannot efficiently resell them. This could reduce anticipated earnings or result in a loss, negatively affecting our cash flow and profitability.

Failure to properly manage projects may result in additional costs or claims.

        Our engagements often involve large scale, highly complex projects. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our customers and to effectively manage the project and deploy appropriate resources, including third-party contractors and our own personnel, in a timely manner. Any defects or errors or failure to meet clients' expectations could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, error, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. In addition, in certain instances, we guarantee customers that we will complete a project by a scheduled date. If the project experiences a performance problem, we may not be able to recover the additional costs we will incur, which could exceed revenues realized from a project. Finally, if we underestimate the resources or time we need to complete a project with capped or fixed fees, our operating results could be seriously harmed.

We use estimates when accounting for contracts and any changes in such estimates could have an adverse effect on our profitability and our overall financial performance.

        When agreeing to contractual terms, our management makes assumptions and projections about future conditions and events, many of which extend over long periods. These projections assess the productivity and availability of labor, complexity of the work to be performed, cost and availability of materials, impact of delayed performance and timing of product deliveries. Contract accounting requires judgment relative to assessing risks, estimating contract revenues and costs, and making assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, the estimation of total revenues and costs at completion is complicated and subject to many variables. For example, assumptions are made regarding the length of time to complete a contract since costs also include expected increases in wages, prices for materials and allocated fixed costs. Similarly, assumptions are made regarding the future impact of our efficiency initiatives and cost reduction efforts. Incentives, awards or penalties related to performance on contracts are considered in estimating revenue and profit rates and are recorded when there is sufficient information to assess anticipated performance. Suppliers' assertions are also assessed and considered in estimating costs and profit rates.

        Because of the significance of the judgment and estimation processes described above, it is possible that materially different amounts could be obtained if different assumptions were used or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may have a material adverse effect upon the profitability of one or more of the affected contracts, future period financial reporting and performance. See the Critical Accounting Policies and Estimates section in Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained within this Annual Report.

The loss of any member of our senior management could impair our relationships with U.S. Government clients and disrupt the management of our business.

        We believe that the success of our business and our ability to operate profitably depends on the continued contributions of the members of our senior management. We rely on our senior management to generate business and execute programs successfully. In addition, the relationships and reputation that many members of our senior management team have established and maintain with U.S. Government personnel contribute to our ability to maintain strong client relationships and to identify new business opportunities. We do not have any employment agreements providing for a specific term of employment with any member of our senior management. The loss of any member of our senior management could impair our ability to identify and secure new contracts, to maintain good client relations and to otherwise manage our business.

If we fail to attract and retain skilled employees or employees with the necessary national security clearances, we might not be able to perform under our contracts or win new business.

        The growth of our business and revenue depends in large part upon our ability to attract and retain sufficient numbers of highly qualified individuals who have advanced IT and/or engineering skills. These employees are in great demand and are likely to remain a limited resource in the foreseeable future. Certain U.S. Government contracts require us, and some of our employees, to maintain national security clearances. Obtaining and maintaining national security clearances for employees involves a lengthy process, and it is difficult to identify, recruit and retain employees who already hold national security clearances. In addition, some of our contracts contain provisions requiring us to staff an engagement with personnel that the client considers key to our successful performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutions, the client may terminate the contract and we may lose revenue.

        If we are unable to recruit and retain a sufficient number of qualified employees, our ability to maintain and grow our business could be limited. In a tight labor market, our direct labor costs could increase or we may be required to engage large numbers of subcontractor personnel, which could cause our profit margins to suffer. Conversely, if we maintain or increase our staffing levels in anticipation of one or more projects and the projects are delayed, reduced or terminated, we may underutilize the additional personnel, which would increase our general and administrative expenses, reduce our earnings and possibly harm our results of operations.

If our subcontractors or suppliers fail to perform their contractual obligations, our performance and reputation as a contractor and our ability to obtain future business could suffer.

        As a prime contractor, we often rely upon other companies as subcontractors to perform work we are obligated to perform for our clients. As we secure more work under our GWAC vehicles, we expect to require an increasing level of support from subcontractors that provide complementary and supplementary services to our offerings. Depending on labor market conditions, we may not be able to identify, hire and retain sufficient numbers of qualified employees to perform the task orders we expect to win. In such cases, we will need to rely on subcontracts with unrelated companies. Moreover, even in favorable labor market conditions, we anticipate entering into more subcontracts in the future as we expand our work under our GWACs. We are responsible for the work performed by our subcontractors, even though in some cases we have limited involvement in that work.

        If one or more of our subcontractors fail to satisfactorily perform the agreed-upon services on a timely basis or violate U.S. Government contracting policies, laws or regulations, our ability to perform our obligations as a prime contractor or meet our clients' expectations may be compromised. In extreme cases, performance or other deficiencies on the part of our subcontractors could result in a client terminating our contract for default. A termination for default could expose us to liability, including liability for the agency's costs of reprocurement, could damage our reputation and could hurt our ability to compete for future contracts.

        We also are required to procure certain materials and parts from supply sources approved by the U.S. Government. The inability of a supplier to meet our needs or the appearance of counterfeit parts in our products could have a material adverse effect on our financial position, results of operations or cash flows.

Our contracts and administrative processes and systems are subject to audits and cost adjustments by the U.S. Government, which could reduce our revenue, disrupt our business or otherwise adversely affect our results of operations.

        U.S. Government agencies, including the Defense Contract Audit Agency ("DCAA"), routinely audit and investigate government contracts and government contractors' administrative processes and systems. These agencies review our performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. They also review the adequacy of our compliance with government standards for our accounting and management of internal control systems, including: control environment and overall accounting system, general IT system, budget and planning system, purchasing system, material management and accounting system, compensation system, labor system, indirect and other direct costs system, billing system and estimating system used for pricing on government contracts. Both contractors and the U.S. Government agencies conducting these audits and reviews have come under increased scrutiny. The current audits and reviews have become more rigorous, and the standards to which contractors are being held are being more strictly interpreted, increasing the likelihood of an audit or review resulting in an adverse outcome.

        While we have submitted all applicable incurred cost claims, the actual indirect cost audits by the DCAA have not been completed for fiscal 2005 and subsequent fiscal years. Although we have recorded contract revenues subsequent to fiscal 2004 based upon costs that we believe will be approved upon final audit or review, we do not know the outcome of any ongoing or future audits or reviews and, if future adjustments exceed our estimates, our profitability would be adversely affected.

        In addition, CEI's contracts and administrative processes and systems are also subject to audits and cost adjustments by the U.S. Government. In the ordinary course of business, the DCAA conducted an audit of CEI's costs. In 2011, the DCAA issued a report which concluded that costs associated with a proposed effort on a specific prior year contract item had been overestimated by CEI and the U.S. Government is currently seeking reimbursement of approximately $1.6 million. CEI reviewed the DCAA audit findings and believes that approximately $138,000 of the questioned costs were estimated properly, while the remaining $1.4 million may be reimbursed to the U.S. Government. At December 31, 2011, CEI accrued a liability for anticipated refunds for $1.4 million. CEI recorded the associated reimbursed costs as accrued contract revenue refunds in other expense on its statement of income for the year ended December 31, 2011.

Our failure to comply with complex procurement laws and regulations could cause us to lose business and subject us to a variety of penalties.

        We must comply with laws and regulations relating to the formation, administration and performance of U.S. Government contracts, which affect how we do business with our clients, prime contractors, subcontractors and vendors and may impose added costs on us. New regulations or procurement requirements (including, for example regulations regarding counterfeit parts) or changes to current requirements, could increase our costs and risk of non-compliance. Our role as a contractor to agencies and departments of the U.S. Government results in our being routinely subject to investigations and reviews relating to compliance with various laws and regulations, including those associated with organizational conflicts of interest. These investigations may be conducted without our knowledge. Adverse findings in these investigations or reviews can lead to criminal, civil or administrative proceedings and we could face civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with U.S. Government agencies. In addition, we could suffer serious harm to our reputation and competitive position if allegations of impropriety were made against us, whether or not true. If our reputation or relationship with U.S. Government agencies were impaired, or if the U.S. Government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our revenue and operating profit would decline.

If we experience systems or service failure, our reputation could be harmed and our clients could assert claims against us for damages or refunds.

        We create, implement and maintain IT solutions that are often critical to our clients' operations. We have experienced, and may in the future experience, some systems and service failures, schedule or delivery delays and other problems in connection with our work. If we experience these problems, we may:

  •
  lose revenue due to adverse client reaction;

  •
  be required to provide additional services to a client at no charge;

  •
  receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain clients; and

  •
  suffer claims for substantial damages.

        In addition to any costs resulting from product or service warranties, contract performance or required corrective action, these failures may result in increased costs or loss of revenue if clients postpone subsequently scheduled work or cancel, or fail to renew, contracts.

        While many of our contracts limit our liability for consequential damages that may arise from negligence in rendering services to our clients, we cannot ensure that these contractual provisions will be legally sufficient to protect us if we are sued. In addition, our errors and omissions and product liability insurance coverage may not be adequate, may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of future claims. The successful assertion of any large claim against us could seriously harm our business. Even if not successful, these claims could result in significant legal and other costs, may be a distraction to our management and may harm our reputation.

Security breaches in sensitive U.S. Government systems could result in the loss of clients and negative publicity.

        Many of the systems we develop, install and maintain involve managing and protecting information involved in intelligence, national security and other sensitive or classified U.S. Government functions. A security breach in one of these systems could cause serious harm to our business, damage our reputation and prevent us from being eligible for further work on sensitive or classified systems for U.S. Government clients. We could incur losses from such a security breach that could exceed the policy limits under our errors and omissions and product liability insurance. Damage to our reputation or limitations on our eligibility for additional work resulting from a security breach in one of the systems we develop, install and maintain could materially reduce our revenue.

Our employees may engage in misconduct or other improper activities, which could cause us to lose contracts.

        We are exposed to the risk that employee fraud or other misconduct could occur. Misconduct by employees could include intentional failures to comply with U.S. Government procurement regulations, engaging in unauthorized activities or falsifying time records. Employee misconduct could also involve the improper use of our clients' sensitive or classified information, which could result in regulatory sanctions against us and serious harm to our reputation and could result in a loss of contracts and a reduction in revenues. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could cause us to lose contracts or cause a reduction in revenues. In addition, alleged or actual employee misconduct could result in investigations or prosecutions of employees engaged in the subject activities, which could result in unanticipated consequences or expenses and management distraction for us regardless of whether we are alleged to have any responsibility.

Our business is dependent upon our ability to keep pace with the latest technological changes.

        The market for our services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost effective way to these technological developments would result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from providing innovative engineering services and technical solutions that are based upon today's leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to develop and market service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing client preferences.

We may be harmed by intellectual property infringement claims, and our failure to protect our intellectual property could enable competitors to market products and services with similar features.

        We may become subject to claims from our employees or third parties who assert that software and other forms of intellectual property that we use in delivering services and solutions to our clients infringe upon intellectual property rights of such employees or third parties. Our employees develop some of the software and other forms of intellectual property that we use to provide our services and solutions to our clients, but we also license technology from other vendors. If our employees, vendors, or other third parties assert claims that we or our clients are infringing on their intellectual property rights, we could incur substantial costs to defend those claims. If any of these infringement claims are ultimately successful, we could be required to cease selling or using products or services that incorporate the challenged software or technology, obtain a license or additional licenses from our employees, vendors, or other third parties, or redesign our products and services that rely on the challenged software or technology.

        We attempt to protect our trade secrets by entering into confidentiality and intellectual property assignment agreements with third parties, our employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. In addition, others may independently discover our trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using our trade secret is difficult, expensive and time consuming, and the outcome is unpredictable. If we are unable to protect our intellectual property, our competitors could market services or products similar to our services and products, which could reduce demand for our offerings. Any litigation to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others could result in substantial costs and diversion of resources, with no assurance of success.

        Some of the technology that is developed by us is developed under contract for our DoD customers. Accordingly, such intellectual property and rights to technology development are owned by the U.S. Government.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

        Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our operating results could be misstated, our reputation may be harmed and the trading price of our stock could be negatively affected. Our management has concluded that there are no material weaknesses in our internal controls over financial reporting as of December 25, 2011. However, there can be no assurance that our controls over financial processes and reporting will be effective in the future or that additional material weaknesses or significant deficiencies in our internal controls will not be discovered in the future. Any failure to remediate any future material weaknesses or implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements or other public disclosures. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock. In addition, from time to time we acquire businesses which could have limited infrastructure and systems of internal controls.

The commercial business arena in which we operate has relatively low barriers to entry, and increased competition could result in margin erosion, which would make profitability even more difficult to sustain.

        Other than the technical skills required in our commercial business, the barriers to entry in this area are relatively low. We do not have any intellectual property rights in this segment of our business to protect our methods, and business start-up costs do not pose a significant barrier to entry. The success of our commercial business is dependent on our employees, customer relations and the successful performance of our services. If we face increased competition as a result of new entrants in our markets, we could experience reduced operating margins and loss of market share and brand recognition.

Some of our contracts with the U.S. Government are classified, which may limit investor insight into portions of our business.

        We derive a portion of our revenues from programs with the U.S. Government that are subject to security restrictions (classified programs), which preclude the dissemination of information that is classified for national security purposes. We are limited in our ability to provide details about these classified programs, their risks or any disputes or claims relating to such programs. As a result, you might have less insight into our classified programs than our other businesses and therefore less ability to fully evaluate the risks related to our classified business.

Our business could be negatively impacted by security threats, including cybersecurity threats, and other disruptions.

        As a defense contractor, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information; threats to the safety of our directors, officers, and employees; threats to the security of our facilities and infrastructure; and threats from terrorist acts. Although we utilize various procedures and controls to monitor these threats and mitigate our exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to the loss of sensitive information, critical infrastructure, personnel or capabilities essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations, or cash flows.

        Cybersecurity attacks in particular are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in mission critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. These events could damage our reputation and lead to financial losses from remedial actions, loss of business or potential liability.

We are subject to environmental laws and potential exposure to environmental liabilities. This may affect our ability to develop, sell or rent our property or to borrow money where such property is required to be used as collateral.

        As a result of the acquisition of Gichner Holdings, Inc. ("Gichner"), we use hazardous materials common to the industry in which Gichner operates. We are required to follow federal, state and local environmental laws and regulations regarding the handling, storage and disposal of these materials, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), and the Toxic Substances Control Act. We could be subject to fines, suspensions of production, alteration of our manufacturing processes or interruption or cessation of our operations if we fail to comply with present or future laws or regulations related to the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing processes. These regulations could require us to acquire expensive remediation equipment or to incur significant other expenses to comply with environmental regulations. Our failure to control the handling, use, storage or disposal of, or adequately restrict the discharge of, hazardous substances could subject us to liabilities and production delays, which could cause us to miss our customers' delivery schedules, thereby reducing our sales for a given period. We may also have to pay regulatory fines, penalties or other costs (including remediation costs), which could materially reduce our profits and adversely affect our financial condition. Permits are required for our operations, and these permits are subject to renewal, modification and, in some cases, revocation.

        In addition, under environmental laws, ordinances or regulations, a current or previous owner or operator of property may be liable for the costs of removal or remediation of some kinds of petroleum products or other hazardous substances on, under, or in its property, adjacent or nearby property, or offsite disposal locations, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. We have incurred, and may incur in the future, liabilities under CERCLA and other environmental cleanup laws at our current or former facilities, adjacent or nearby properties or offsite disposal locations. The costs associated with future cleanup activities that we may be required to conduct or finance may be material. The presence of, or failure to remediate properly, petroleum products or other hazardous substances may adversely affect the ability to sell or rent the property or to borrow funds using the property as collateral. Additionally, we may become subject to claims by third parties based on damages, including personal injury and property damage, and costs resulting from the disposal or release of hazardous substances into the environment.

Litigation may distract us from operating our business.

        Litigation that may be brought by or against us could cause us to incur significant expenditures and distract our management from the operation of our business. Furthermore, there can be no assurance that we would prevail in such litigation or resolve such litigation on terms favorable to us, which may adversely affect our financial results and operations.

Risks Related to Investments in our Securities

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

        We intend to use the net proceeds from this offering to fund the cash consideration payable to the stockholders of CEI in connection with our proposed acquisition thereof. In the event that the acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including the acquisition of or investment in other businesses, services and technologies that are complementary to our own. In general, our management will have broad discretion in the application of the net proceeds from this offering and could spend the net proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

Our stock price may be volatile, and your investment in our stock could suffer a decline in value.

        Factors which could have a significant impact on the market price of our common stock include, but are not limited to, the following:

  •
  quarterly variations in operating results;

  •
  announcements of new services by us or our competitors;

  •
  the gain or loss of significant customers;

  •
  changes in analysts' earnings estimates;

  •
  rumors or dissemination of false information;

  •
  pricing pressures;

  •
  short selling of our common stock;

  •
  litigation and government inquiries;

  •
  general conditions in the market;

  •
  political and/or military events associated with current worldwide conflicts; and

  •
  events affecting other companies that investors deem comparable to us.

        These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. Volatility in the market price of our common stock could also subject us to securities class action litigation.

Future sales of our common stock could cause the market price for our common stock to decline.

        We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline or be depressed.

        The shares of common stock issued in connection with this offering will be freely tradable without restriction or further registration under the Securities Act. This includes the shares of our common stock that may be acquired by affiliates of Bandal Carano, which affiliates would be among our largest shareholders following this offering. Additionally, pursuant to the terms of the CEI Purchase Agreement, upon completion of the acquisition of CEI we expect to issue (i) the Consideration Shares to CEI Shareholders in the aggregate amount of $20.0 million and (ii) up to an aggregate of $10.0 million in restricted stock units to certain key managers of CEI to induce them to accept employment with the Company (the "Inducement Shares"). The Consideration Shares will have certain piggyback registration rights and will be freely tradable upon exercise of such piggyback registration rights or otherwise in accordance with the terms of Rule 144 under the Securities Act. The Inducement Shares will be registered on a Form S-8 and will be freely tradeable upon vesting thereof.

        We and certain of our directors and officers have agreed to a "lock-up", pursuant to which neither we nor they will sell any shares without the prior consent of the underwriter for 90 days after the date of this prospectus supplement, subject to certain exceptions and extensions under certain circumstances. Following the expiration of the applicable lock-up period, all these shares of our common stock will also be eligible for future sale.

Our charter documents and Delaware law may deter potential acquirers and may depress our stock price.

        Certain provisions of our charter documents and Delaware law, as well as certain agreements we have with our executives, could make it substantially more difficult for a third party to acquire control of us. These provisions include:

  •
  authorizing the board of directors to issue preferred stock;

  •
  prohibiting cumulative voting in the election of directors;

  •
  prohibiting stockholder action by written consent;

  •
  establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at meetings of our stockholders;

  •
  Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a business combination with an interested stockholder unless specific conditions are met; and

  •
  agreements with a number of our executives entitle them to payments in certain circumstances following a change in control.

        Additionally, we have a stockholder rights plan, which may discourage certain types of transactions involving an actual or potential change in control and may limit our stockholders' ability to approve transactions that they deem to be in their best interests. As a result, these provisions may depress our stock price.

Enacted and proposed changes in securities laws and regulations have increased our costs and may continue to increase our costs in the future.

        In recent years, there have been several changes in laws, rules, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and various other new regulations promulgated by the SEC and rules promulgated by the national securities exchanges.

        The Dodd-Frank Act, enacted in July 2010, expands federal regulation of corporate governance matters and imposes requirements on publicly held companies, including us, to, among other things, provide stockholders with a periodic advisory vote on executive compensation and also adds compensation committee reforms and enhanced pay-for-performance disclosures. While some provisions of the Dodd-Frank Act are effective upon enactment, others will be implemented upon the SEC's adoption of related rules and regulations. The scope and timing of the adoption of such rules and regulations is uncertain and accordingly, the cost of compliance with the Dodd-Frank Act is also uncertain.

        Sarbanes-Oxley required changes in some of our corporate governance and securities disclosure and compliance practices. Under Sarbanes-Oxley, publicly held companies, including us, are required to, among other things, furnish independent annual audit reports regarding the existence and reliability of their internal control over financial reporting and have their chief executive officer and chief financial officer certify as to the accuracy and completeness of their financial reports.

        These and other new or changed laws, rules, regulations and standards are, or will be, subject to varying interpretations in many cases due to their lack of specificity. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Further, compliance with new and existing laws, rules, regulations and standards may make it more difficult and expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Members of our board of directors and our principal executive officer and principal financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified directors and executive officers, which could harm our business. We continually evaluate and monitor regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to our future financial performance, the growth of the market for our services, expansion plans and opportunities and statements regarding our intended uses of the proceeds of the securities offered hereby. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. The statements we make regarding the following subject matters are forward-looking by their nature:

  •
  the proposed acquisition of CEI, including the amount of synergies that we expect to realize and the timing of their realization;

  •
  our estimates of the net present value and anticipated annual benefits expected from the pending 338(h)(10) election;

  •
  our estimates of the preliminary purchase price valuations of amortizable purchased intangibles related to the acquisition of CEI; and

  •
  the unaudited pro forma financial information set forth herein.

        The forward-looking statements contained in this prospectus supplement reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties. Many important factors could cause actual results or achievements to differ materially from any future results or achievements expressed in or implied by our forward-looking statements, including the factors listed below. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. Certain of these are important factors that could cause actual results or achievements to differ materially from the results or achievements reflected in our forward-looking statements, including, but not limited to:

  •
  our high level of indebtedness;

  •
  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in the indenture that governs the Notes, our credit facility and other debt agreements;

  •
  general economic conditions and inflation, interest rate movements and access to capital;

  •
  changes or cutbacks in spending or the appropriation of funding by the U.S. Government;

  •
  changes in the scope or timing of our projects;

  •
  our ability to realize the benefits of our acquisitions, including our ability to achieve anticipated opportunities and operating synergies, and accretion to reported earnings estimated to result from acquisitions in the time frame expected by management or at all;

  •
  our revenue projections; and

  •
  the effect of competition.

        The forward-looking statements contained in this prospectus supplement reflect our views and assumptions only as of the date of this prospectus supplement. You should not place undue reliance on forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements nor do we intend to do so. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. The risks included in this section are not exhaustive. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the section entitled "Risk Factors" beginning on page S-16.

USE OF PROCEEDS

        We expect the net proceeds from this offering to be approximately $97.0 million (or $111.6 million if the underwriter exercises its option to purchase additional shares in full), after deducting underwriting discounts and commissions, as described in "Underwriting," and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund the cash consideration payable to the stockholders of CEI in connection with our proposed acquisition thereof. In the event that the acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including the acquisition of or investment in other businesses, services and technologies that are complementary to our own and other general corporate expenses.

        As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short-term, investment-grade securities.

UNAUDITED PRO FORMA COMBINED AND CONDENSED COMBINED FINANCIAL DATA

        The following unaudited pro forma combined financial data is intended to show how the acquisition of CEI, Herley and Integral might have affected historical financial statements of Kratos if such acquisitions had been completed at an earlier time and was prepared based on the historical financial results reported by Kratos, CEI, Herley and Integral. The following should be read in connection with the audited and unaudited financial statements of CEI, set forth in Annex B of this prospectus supplement, and the audited and unaudited consolidated financial statements of Kratos, which are incorporated by reference into this prospectus supplement. See "Where You Can Find Additional Information" beginning on page S-59.

        The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the acquisition of CEI are based upon the acquisition method of accounting in accordance with U.S. generally accepted accounting principles ("GAAP"), and upon the assumptions set forth in the notes to the unaudited pro forma combined and condensed combined financial statements.

        During 2011, Kratos acquired Herley, Integral and SecureInfo. The acquisition of each of Herley, Integral and SecureInfo was completed on March 25, 2011, July 27, 2011, and November 15, 2011, respectively.

        The unaudited pro forma condensed combined balance sheet as of March 25, 2012 combines the historical condensed consolidated balance sheets of Kratos as of March 25, 2012 and CEI as of March 31, 2012.

        The unaudited pro forma condensed combined statements of operations for the three months ended March 25, 2012 combine the historical condensed consolidated statements of operations of Kratos and CEI for their respective three months ended March 25, 2012 and March 31, 2012. The unaudited pro forma combined statements of operations for the year ended December 25, 2011 combine the historical consolidated statements of operations of Kratos and CEI for their respective twelve months ended December 25, 2011 and December 31, 2011, respectively, of Herley for the three month period ended January 30, 2011, and of Integral for the six month period ended July 1, 2011 and gives effect to the Transactions as if they had occurred on December 27, 2010. The pro forma results do not include the acquisition made in the critical infrastructure business in January 2012, SecureInfo operating results from December 27, 2010 to November 15, 2011, Herley operating results from January 31, 2011 to March 25, 2011, and Integral operating results from July 2, 2011 to July 27, 2011.

        The unaudited pro forma combined and condensed combined financial information also gives effect to this offering and related draw on Kratos' revolving credit facility.

        The historical consolidated financial data has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of each of CEI, Herley and Integral, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management's estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisitions and certain other adjustments. The unaudited pro forma combined and condensed combined financial statements do not reflect revenue opportunities, synergies or cost savings that the Company expects to realize after the acquisitions. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the acquisitions. The unaudited pro forma combined and condensed combined financial statements also do not reflect non-recurring charges related to integration activities or exit costs that may be incurred by Kratos, Herley or Integral in connection with the acquisitions thereof. There were no material transactions between Kratos, Herley or Integral during the periods presented in the unaudited pro forma combined financial statements that would need to be eliminated.

        The unaudited pro forma combined and condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. The unaudited pro forma combined and condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition of CEI. These financial statements also do not include any integration costs, synergies or estimated future transaction costs, except for fixed contractual transaction costs, that the companies may incur as a result of the acquisition of CEI. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined and condensed combined financial statements, the preliminary acquisition-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma combined and condensed combined financial statements is subject to adjustment and may vary significantly from the actual amounts that will be recorded upon completion of the acquisition of CEI. CEI is a historical customer of Kratos and Herley. The pro forma adjustments record the elimination of receivable from CEI and corresponding payable by CEI to the Company at December 25, 2011 and the elimination of revenue and related cost of goods sold by Kratos to CEI for the twelve months then ended.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

(in millions, except par value and number of shares)

	Kratos Historical March 25, 2012	CEI Historical March 31, 2012	CEI Pro Forma Adjustments*		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$74.8	$6.9	$0.4	(a)(b)	$82.1
Restricted cash	0.7	3.8	(3.8	)(b)	0.7
Accounts receivable, net	259.6	16.6	(2.5	)(c)	273.7
Inventoried costs	87.4	11.8	—		99.2
Prepaid expenses	11.7	2.4	—		14.1
Other current assets	14.4	—	0.2	(d)	14.6

Total current assets	448.6	41.5	(5.7)		484.4
Property and equipment, net	72.7	6.0	—		78.7
Goodwill	577.0	—	97.4	(e)	674.4
Intangibles, net	116.1	—	39.5	(f)	155.6
Other assets	23.0	2.5	(0.5	)(b)(d)	25.0

Total assets	$1,237.4	$50.0	$130.7		$1,418.1

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$80.3	$5.5	$(2.5	)(c)	$83.3
Accrued expenses	50.4	8.5	—		58.9
Accrued compensation	42.0	2.9	—		44.9
Billings in excess of costs and earnings on uncompleted contracts	39.8	12.2	—		52.0
Other current liabilities	26.3	0.9	(0.9	)(a)(g)	26.3

Total current liabilities	238.8	30.0	(3.4)		265.4
Long-term debt, net of current portion	630.5	1.7	38.3	(a)(g)	670.5
Long-term debt premium	21.8	—	—		21.8
Other long-term liabilities	35.6	—	—		35.6

Total liabilities	926.7	31.7	34.9		993.3
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized, $.001 par value, 0 shares outstanding at March 25, 2012	—	—	—		—
Common stock, $.001 par value, 195,000,000 shares authorized; 32,511,287 shares issued and outstanding at March 25, 2012	—	0.3	(0.3	)(h)	—
Additional paid-in capital	721.7	1.0	116.0	(i)	838.7
Accumulated other comprehensive loss	(0.2)	—	—		(0.2)
Accumulated deficit	(410.8)	17.0	(19.9	)(j)	(413.7)

Total stockholders' equity	310.7	18.3	95.8		424.8

Total liabilities and stockholders' equity	$1,237.4	$50.0	$130.7		$1,418.1

*
See Note 6 for an explanation of the preliminary pro forma adjustments.

See accompanying notes to unaudited pro forma combined and
condensed combined financial information

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

(in millions, except per share data)

	Kratos Historical Three Months Ended March 25, 2012	CEI Historical Three Months Ended March 31, 2012	Preliminary Pro Forma Adjustments*		Pro Forma Combined
Service revenues	$105.2	$—	$—		$105.2
Product sales	109.8	24.9	(2.0	)(a)	132.7

Total revenues	215.0	24.9	(2.0)		237.9

Cost of service revenue	81.8	—	—		81.8
Cost of product sales	75.3	17.6	(2.0	)(a)	90.9

Total costs	157.1	17.6	(2.0)		172.7

Gross profit	57.9	7.3	—		65.2
Selling, general and administrative expenses	45.0	5.3	3.7	(b)(c)	54.0
Merger and acquisition expenses	0.9	—	—		0.9
Research and development expenses	3.8	—	—		3.8

Operating income (loss) from continuing operations	8.2	2.0	(3.7)		6.5
Other expense:
Interest expense, net	(16.1)	(0.1)	(0.3	)(d)	(16.5)
Other income, net	0.5	—	—		0.5

Total other expense, net	(15.6)	(0.1)	(0.3)		(16.0)

Income (loss) from continuing operations before income taxes	(7.4)	1.9	(4.0)		(9.5)
Provision (benefit) for income taxes from continuing operations	(4.2)	—	0.2	(f)	(4.0)

Income (loss) from continuing operations	$(3.2)	$1.9	$(4.2)		$(5.5)

Basic income per common share:
Income from continuing operations	$(0.10)				$(0.10)
Diluted income per common share:
Income from continuing operations	$(0.10)				$(0.10)
Weighted average common shares outstanding:
Basic	32.5		24.0	(h)	56.5
Diluted	32.5		24.0	(h)	56.5

*
See Note 7 for an explanation of the preliminary pro forma adjustments.

See accompanying notes to unaudited pro forma combined and
condensed combined financial information

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Unaudited Pro Forma Combined Statement of Operations

(in millions, except per share data)

	Kratos Historical Twelve Months Ended December 25, 2011	Herley Historical Three Months Ended January 30, 2011		Integral Systems Six Months Ended July 1, 2011	Pro Forma Adjustments*		Subtotal Pro Forma Combined	CEI Historical Twelve Months Ended December 31, 2011	Preliminary Pro Forma Adjustments CEI*		Pro Forma Combined
Service revenues	$353.6	$—		$49.1	$—		$402.7	$—	$—		$402.7
Product sales	369.5	50.7		59.7	—		479.9	94.1	(5.6	)(a)	568.4

Total revenues	723.1	50.7		108.8	—		882.6	94.1	(5.6)		971.1

Cost of service revenue	263.1	—		36.8	—		299.9	—	—		299.9
Cost of product sales	267.8	34.2		39.3	—		341.3	66.5	(5.6	)(a)	402.2

Total costs	530.9	34.2		76.1	—		641.2	66.5	(5.6)		702.1

Gross profit	192.2	16.5		32.7	—		241.4	27.6	—		269.0
Selling, general and administrative expenses	142.5	8.8		25.2	10.2	(b)(c)	186.7	13.4	14.9	(b)(c)	215.0
Research and development expenses	9.0	—		8.5	—		17.5	—	—		17.5
Litigation costs and settlements, net of recovery	—	0.2		—	—		0.2	—	—		0.2
Merger and acquisition expenses	12.5	0.1		—	—		12.6	—	—		12.6

Operating income (loss) from continuing operations	28.2	7.4		(1.0)	(10.2)		24.4	14.2	(14.9)		23.7
Other expense:
Interest expense, net	(51.1)	—		(1.8)	(11.1	)(d)	(64.0)	(0.4)	(1.0	)(d)	(65.4)
Other income, net	0.1	—		0.2	—		0.3	(1.3)	—		(1.0)

Total other expense, net	(51.0)	—		(1.6)	(11.1)		(63.7)	(1.7)	(1.0)		(66.4)

Income (loss) from continuing operations before income taxes	(22.8)	7.4		(2.6)	(21.3)		(39.3)	12.5	(15.9)		(42.7)
Provision (benefit) for income taxes from continuing operations	1.9	2.2		(0.5)	(1.5	)(e)	2.1	—	0.9	(f)	3.0

Income (loss) from continuing operations	$(24.7)	$5.2		$(2.1)	$(19.8)		$(41.4)	$12.5	$(16.8)		$(45.7)

Basic income per common share:
Income from continuing operations	(0.90)						$(1.21)				$(0.78)
Diluted income per common share:
Income from continuing operations	(0.90)						$(1.21)				$(0.78)
Weighted average common shares outstanding:
Basic	27.4	0.6	(g)	6.2 (g)			34.2		24.0	(h)	58.2
Diluted	27.4	0.6	(g)	6.2 (g)			34.2		24.0	(h)	58.2

*
See Note 7 for an explanation of the preliminary pro forma adjustments.

See accompanying notes to unaudited pro forma combined and condensed combined financial information

Kratos Defense & Security Solutions, Inc.

Notes to Unaudited Pro Forma Combined and Condensed Combined Financial Statements

1. Description of the Transactions and Other Recent Events

        On May 8, 2012, Kratos Defense & Security Solutions, Inc. ("Kratos" or the "Company") entered into a stock purchase agreement (the "CEI Purchase Agreement") with Composite Engineering, Inc. ("CEI"). Assuming the closing of the transactions contemplated by the CEI Purchase Agreement, the Company will own all of the issued and outstanding capital stock of CEI, and CEI will become a direct subsidiary of the Company. At the effective time of the acquisition, the shareholders of CEI will be entitled to receive $135.0 million in cash and $20 million in Kratos common stock. In addition, at the effective time of the acquisition, the Company expects to issue up to an aggregate of $10 million in restricted stock units to certain key managers of CEI to induce them to accept employment with Kratos, which units will vest in 4 years. The Company will also be required to cover the additional tax liability to be incurred by the shareholders of CEI as a result of the impact of making an election under Section 338(h)(10) of Internal Revenue Code. The additional tax liability is currently estimated to be $0.2 million.

        The Company expects to use the net proceeds from the sale of this issuance, borrowings under its credit facility and cash on hand to fund the cash purchase price for the acquisition of CEI and to pay related fees and expenses. If the acquisition of CEI is not completed, the net proceeds from this offering will be used for general corporate purposes. The gross proceeds from this offering have been assumed to be $100.0 million. The shares issued in the offering and to CEI shareholders have been assumed to be approximately 24.0 million assuming that the shares were issued at $5.00, the sale price of Kratos common stock in this offering.

        On May 4, 2012, we entered into a second amendment (the "Second Amendment") to our existing Credit and Security Agreement ("Credit Agreement"), dated as of May 19, 2010, as amended and restated as of July 27, 2011, with KeyBank National Association ("KeyBank") and certain other lenders. Among other things, the Second Amendment (i) increased the amount of the Credit Agreement from $90.0 million to $110.0 million, (ii) added to and modified the definitions of certain terms contained in the Credit Agreement, (iii) added Cathay Bank as a lender under the Credit Agreement and (iv) updated certain schedules to the Credit Agreement.

        On May 8, 2012, we entered into a third amendment (the "Third Amendment" and together with the Second Amendment, the "Credit Amendments") to the Credit Agreement. Under the terms of the Third Amendment, the definitions of certain terms of the Credit Agreement were modified and the acquisition of CEI was approved.

Integral Systems, Inc.

        On July 27, 2011, the Company acquired Integral Systems, Inc., a Maryland corporation ("Integral") in a cash and stock transaction valued at $241.1 million. The acquisition was completed with an aggregate cash payment of $131.4 million, the issuance of approximately 10.4 million shares of Kratos common stock valued at $108.7 million, and the issuance of replacement stock options with a fair value of $1.0 million.

        To fund the cash portion of the acquisition, on July 27, 2011, the Company issued $115.0 million aggregate principal amount of 10% Senior Secured Notes due 2017. The notes were issued at a premium of 105%, for an effective interest rate of approximately 8.9%. The gross proceeds of approximately $120.8 million, which includes an approximate $5.8 million issuance premium and excludes accrued interest received of $1.8 million, were used to finance, in part, the cash portion of the purchase price for the acquisition of Integral, to refinance existing indebtedness of Integral and its

Kratos Defense & Security Solutions, Inc.

Notes to Unaudited Pro Forma Combined and Condensed Combined Financial Statements (Continued)

1. Description of the Transactions and Other Recent Events (Continued)

subsidiaries, to pay certain severance payments in connection with the merger and to pay related fees and expenses.

        As consideration for the acquisition of Integral, each Integral stockholder received (i) $5.00 in cash, without interest, and (ii) 0.588 shares of the Company's common stock for each share of Integral common stock. In addition, upon completion of the merger (i) each outstanding Integral stock option with an exercise price of less than $13.00 per share was, if the holder thereof had so elected in writing, cancelled in exchange for an amount in cash equal to the product of the total number of shares of Integral common stock subject to such in-the-money option, multiplied by the aggregate value of the excess, if any, of $13.00 over the exercise price per share subject to such option, less the amount of any tax withholding, (ii) each outstanding Integral stock option with an exercise price equal to or greater than $13.00 per share and each Integral in-the-money option the holder of which had not made the election described in (i) above, was converted into an option to purchase Company common stock, with the number of shares subject to such option adjusted to equal the number of shares of Integral common stock subject to such out-of-the-money option multiplied by 0.9559, rounded up to the nearest whole share, and the per share exercise price under each such option adjusted by dividing the per share exercise price under such option by 0.9559, rounded up to the nearest whole cent, and (iii) each outstanding share of restricted stock granted under an Integral equity plan or otherwise, whether vested or unvested, was cancelled and converted into the right to receive $13.00, less the amount of any tax withholding.

Herley Industries, Inc.

        On March 25, 2011, the Company acquired Herley Industries, Inc. ("Herley") in a cash tender offer to purchase all of the outstanding shares of Herley common stock. The shares of Herley common stock were purchased at a price of $19.00 per share. Accordingly, the Company paid total aggregate cash consideration of $270.7 million in respect of the shares of Herley common stock and certain in-the-money options, which were exercised upon the change in control of Herley. In addition, upon completion of the merger, all unexercised options to purchase Herley common stock were assumed by the Company and converted into options to purchase its common stock, entitling the holders thereof to receive 1.3495 shares of Kratos common stock for each share of Herley common stock underlying the options.

        To fund the acquisition of Herley, on February 11, 2011, the Company sold approximately 4.9 million shares of common stock at a purchase price of $13.25 per share in an underwritten public offering. The Company received gross proceeds of approximately $64.8 million and net proceeds of approximately $61.1 million after deducting underwriting fees and other offering expenses. The Company used the net proceeds from this offering to fund a portion of the purchase price for the acquisition of Herley. To fund the remaining purchase price, on March 25, 2011, the Company issued $285.0 million in aggregate principal amount of 10% Senior Secured Notes due 2017 at a premium of 107%. The Company received approximately $314.0 million in cash proceeds from the offering, which included an approximate $20.0 million of issuance premiums and $9.0 million of accrued interest, which proceeds were used, together with cash contributions of $45.0 million from the Company, to finance the acquisition of all of the outstanding shares of common stock of Herley, to pay related fees and expenses and for general corporate purposes. The effective interest rate on this issuance was 8.5%.

Kratos Defense & Security Solutions, Inc.

Notes to Unaudited Pro Forma Combined and Condensed Combined Financial Statements (Continued)

2. Basis of Presentation

        The unaudited pro forma condensed combined balance sheet as of March 25, 2012 combines the historical condensed consolidated balance sheets of Kratos as of March 25, 2012 and CEI as of March 31, 2012.

        The summary unaudited pro forma condensed combined statement of operations for the three months ended March 25, 2012 combine the historical condensed consolidated statement of operations of Kratos and CEI for their respective three months ended March 25, 2012 and March 31, 2012. The unaudited pro forma combined statements of operations for the year ended December 25, 2011 combine the historical consolidated statements of operations of Kratos and CEI for their respective twelve months ended December 25, 2011 and December 31, 2011, respectively, of Herley for the three month period ended January 30, 2011, and of Integral for the six month period ended July 1, 2011 and gives effect to the Transactions as if they had occurred on December 27, 2010. The pro forma results do not include the acquisition made of the critical infrastructure business in January 2012, SecureInfo operating results from December 27, 2010 to November 15, 2011, Herley operating results from January 31, 2011 to March 25, 2011, and Integral operating results from July 2, 2011 to July 27, 2011.

        The unaudited pro forma combined and condensed combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments include the application of the acquisition method of accounting under Financial Accounting Standards Board Accounting Standards Codification ("ASC") Topic 805 Business Combinations ("ASC Topic 805"). ASC Topic 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the closing date of the acquisition.

        Under ASC Topic 820 Fair Value Measurements and Disclosures ("ASC Topic 820"), "fair value" is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

        The historical consolidated financial data has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of each of Herley, Integral and CEI, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments for CEI are preliminary and based on management's estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments. The unaudited pro forma combined and condensed combined financial statements do not reflect revenue opportunities, synergies or cost savings that the Company expects to realize after the acquisitions. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the acquisitions. The unaudited pro forma combined and condensed combined financial statements also do not reflect non-recurring charges related to integration activities or exit costs that may be incurred by Kratos, Herley, Integral or CEI in connection with the acquisitions thereof. Kratos and Herley have historically provided products

Kratos Defense & Security Solutions, Inc.

Notes to Unaudited Pro Forma Combined and Condensed Combined Financial Statements (Continued)

2. Basis of Presentation (Continued)

to CEI. The pro forma adjustments record the elimination of receivable from CEI and corresponding payable by CEI to the Company at March 25, 2012 and the elimination of revenue and related cost of goods sold by the Company to CEI for the twelve months ended December 25, 2011 and the three months ended March 25, 2012.

3. Accounting Policies

        Based upon the Company's preliminary review of CEI's summary of significant accounting policies disclosed in its audited financial statements, incorporated herein by reference, the nature and amount of any adjustments to the historical financial statements of CEI to conform CEI's accounting policies to those of the Company's are not expected to be significant. See "Where You Can Find More Information."

4. Consideration Transferred and Purchase Price Allocation

        The initial consideration transferred and the aggregate purchase price to be allocated related to the proposed CEI acquisition is presented in the table below (in millions).

Cash payable as acquisition consideration	$135.0
Value of common stock payable as acquisition consideration	20.0
Cash paid to CEI shareholders as a result of the Section 338(h)(10) election	0.2

Estimate of acquisition consideration(a)	$155.2

(a)
Kratos expects to fund the cash payment with cash on hand, net proceeds from this offering and borrowings on its credit facility.

5. Estimate of Assets to be Acquired and Liabilities to be Assumed

        The following is a discussion of the adjustments made in connection with the preparation of the unaudited pro forma condensed combined financial statements. Each of these adjustments represents preliminary estimates of the fair values of CEI's assets and liabilities and periodic amortization of such adjustments to the extent applicable. Actual adjustments will be made when the final fair value of CEI's assets and liabilities is determined. Accordingly, the actual adjustments to CEI's assets and liabilities and the related amortization of such adjustments may differ materially from the estimates reflected in the unaudited pro forma condensed combined financial statements.

        The following is the preliminary estimate of the assets acquired and the liabilities assumed by Kratos reconciled to the consideration transferred (in millions):

CEI
Book value of net assets acquired	$18.3
Identifiable intangible assets	39.5
Goodwill	97.4

Purchase price allocated	$155.2

Kratos Defense & Security Solutions, Inc.

Notes to Unaudited Pro Forma Combined and Condensed Combined Financial Statements (Continued)

5. Estimate of Assets to be Acquired and Liabilities to be Assumed (Continued)

        Goodwill:    Goodwill is calculated as the excess of the acquisition date fair value of the consideration transferred over the values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to an annual impairment test.

        Intangible assets:    Using the income approach, the Company has made a preliminary estimate of the fair value of the acquired identifiable intangible assets, which are subject to amortization. Further analysis must be performed to value those assets at fair value and allocate purchase price to those assets. As such, the value of intangible assets may differ significantly from the amount reflected on the unaudited pro forma combined condensed financial information. Amortization recorded in the statement of operations may also differ based on the valuation of intangible assets. The following table sets forth the components of these intangible assets and their estimated useful lives (dollars in millions):

	Fair value	Estimated useful life (years)
Trade name	$0.6	7
Backlog—funded	18.8	2
Customer relationships	20.1	7

	$39.5

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

(a)
The sources and uses of funds relating to the acquisitions are as follows (in millions):

Sources: (See Note 1)
Net proceeds from this offering	$97.0
Borrowings on credit facility	40.0
Uses:
Cash consideration to stockholders of CEI	(135.0)
Estimated transaction fees	(3.7)
Repayment of CEI debt	(2.6)
Cash paid to CEI shareholders as a result of the Section 338(h)(10) election	(0.2)

Net adjustment to cash and cash equivalents	$(4.5)

(b)
Reclassify restricted cash of $4.9 million to unrestricted cash as a result of replacing the CEI letter of credit required in accordance with contract provisions with a customer with a letter of credit under the Kratos credit facility.

(c)
To record elimination of receivable from CEI and corresponding payable by CEI to the Company.

(d)
Reflects adjustment for current and long-term deferred financing costs of $0.2 million and $0.6 million, respectively, related to estimated financing costs for the amendment to the credit facility.

(e)
To record transaction goodwill related to the acquisition of CEI.

(f)
To record transaction intangible assets related to the acquisition of CEI.

Kratos Defense & Security Solutions, Inc.

Notes to Unaudited Pro Forma Combined and Condensed Combined Financial Statements (Continued)

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet: (Continued)

(g)
Reflects the borrowing on the credit facility of $40.0 million offset by the payment of CEI debt.

(h)
Reflects the elimination of CEI Common Stock.

(i)
Reflects the elimination of the CEI additional-paid-in-capital offset by assumed net proceeds from this issuance of common stock of $97.0 million and the issuance of $20 million in Kratos common stock for the acquisition of CEI. (See Note 1.)

(j)
Reflects the elimination of CEI retained earnings and transaction costs of $2.9 million.

7. Adjustments to Unaudited Pro Forma Combined and Condensed Combined Statement of Operations:

(a)
Record elimination of products sold by the Company to CEI and the related cost of product sales of CEI.

(b)
Net increase in amortization expense to reflect the adjustment for intangibles not acquired in the transactions, net of the amortization expense of identifiable intangible assets arising from the purchase price allocations. Identifiable intangible assets are being amortized using the straight-line method and their weighted average useful lives (in millions):

	Pro Forma Combined and Condensed Combined
	Twelve Months Ended December 25, 2011				Three Months Ended March 25, 2012
Amortization of:	Herley	Integral	CEI	Combined	CEI
Customer relationships	$1.2	$1.6	$2.9	$5.7	$0.7
Funded backlog	4.8	7.1	9.4	21.3	2.4
Trade name	—	0.1	0.1	0.2	—

Total estimated amortization expense	6.0	8.8	12.4	27.2	3.1
Elimination of previously-recorded amortization of acquisition-related intangible assets	(0.3)	(2.3)	—	(2.6)	—

Pro forma adjustment to amortization of acquisition-related intangible assets	$5.7	$6.5	$12.4	$24.6	$3.1

(c)
Reflects a reduction in stock-based compensation expense of $2.0 million as a result of the exercise of stock options and restricted stock immediately prior to closing of the Herley and Integral transactions offset by stock-based compensation expense for Herley and Integral stock options assumed and an increase in stock-based compensation expense of $2.5 million as a result of the issuance of restricted stock units as an inducement to certain CEI shareholders' acceptance of employment with the Company of $10.0 million, which units vest in 4 years. The net adjustment was an increase in expense of $0.5 million for the year ended December 25, 2011.

  Reflects an increase in stock compensation expense of $0.6 million for the three months ended March 25, 2012 as a result of the issuance of restricted stock units discussed above.

Kratos Defense & Security Solutions, Inc.

Notes to Unaudited Pro Forma Combined and Condensed Combined Financial Statements (Continued)

7. Adjustments to Unaudited Pro Forma Combined and Condensed Combined Statement of Operations: (Continued)

(d)
Interest expense adjustments (in millions):

	Twelve Months Ended December 25, 2011	Three Months Ended March 25, 2012
Interest related to Notes issued for Herley and Integral	$12.9	$—
Eliminate interest cost related to Herley and Integral debt	(1.8)	—

Net change in interest expense for Herley and Integral	11.1	—

Estimated interest on new debt	1.4	0.4
Eliminate interest cost related to CEI debt	(0.4)	(0.1)

Net change in interest expense for CEI	1.1	0.3

Net change in interest expense	$12.1	$0.3

  To finance the Herley and Integral acquisitions, Kratos issued $285.0 million and $115.0 million in principal amount of additional 10% Senior Secured Notes due 2017 with an effective interest rate of approximately 8.5% and 8.9%, respectively. (See Note 1.)

  Kratos expects to draw $40.0 million on the Company's credit facility to partially fund the purchase price for the acquisition of CEI and to pay related fees and expense.

  A 1/8 percent change in the interest rate on the credit facility would result in a $0.1 million change in yearly interest expense.

(e)
Reflects the income tax effects of pro forma adjustments and utilization of Kratos net operating losses and tax attributes to offset tax expense that Herley and Integral would otherwise incur on a stand-alone basis.

(f)
CEI was an S corporation and as such had no corporate income tax expense. Reflects the income tax effects of pro forma adjustments and utilization of Kratos net operating losses and tax attributes on the net income of CEI.

(g)
Reflects the issuance of 4.9 million common shares related to the Herley transaction and the issuance of 10.5 million common shares related to the Integral transaction of which 6.8 million shares were not included in Kratos' year-end diluted and basic weighted average common shares outstanding.

(h)
Reflects the issuance of 24.0 million shares related to this offering and the issuance of shares for the acquisition of CEI.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a summary of the material U.S. federal income and estate tax considerations relevant to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) as of the date hereof. This summary deals only with non-U.S. holders that acquire our common stock in this offering and hold the common stock as a capital asset.

        For purposes of this summary, a "non-U.S. holder" means a beneficial owner of our common stock that is not a partnership and is not any of the following for U.S. federal income tax purposes: (i) an individual citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation) created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax considerations different from those summarized below. This summary does not represent a detailed description of the U.S. federal tax considerations to you in light of your particular circumstances. In addition, it does not address the U.S. federal tax considerations to you if you are subject to special treatment under the U.S. federal tax laws (including if you are a bank or other financial institution, insurance company, broker or dealer in securities, tax-exempt organization, foreign government or agency, U.S. expatriate, "controlled foreign corporation," "passive foreign investment company," or a person who holds our common stock in a straddle or as part of a hedging, conversion or constructive sale transaction). Except where noted, this summary does not address any U.S. taxes other than U.S. federal income tax. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisors.

        If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal tax consequences to you of the purchase, ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

Dividends

        We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we were to pay cash dividends in the future on our common stock, they would be subject to U.S. federal income tax in the manner described below.

        Cash distributions on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will be applied against and reduce a non-U.S. holder's tax basis in our common stock, to the extent thereof, and any excess will be treated as capital gain realized on the sale or other disposition of the common stock and subject to tax in the manner described below under "—Gain on Disposition of Common Stock."

        Distributions paid to a non-U.S. holder of our common stock that constitute dividends under the rules described above generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the U.S. and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected dividends to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our common stock who is entitled to and wishes to claim the benefits of an applicable treaty rate (and avoid backup withholding as discussed below) with respect to dividends received on our common stock, generally will be required to (i) complete IRS Form W-8BEN (or an acceptable substitute form) and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits or (ii) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

        A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax described above may also apply), (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) subject to certain exceptions, we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        We believe we currently are not, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to a non-U.S. holder may be subject to backup withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of our common stock within the U.S. or conducted through certain U.S. related financial intermediaries is subject to information reporting and, depending upon the circumstances, backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person) or the holder otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Legislation Affecting Withholding on Payments to Certain Foreign Entities

        Recent legislation may impose a withholding tax on certain payments to foreign entities. The legislation generally would impose a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to (i) a "foreign financial institution" unless such institution enters into an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, and (ii) a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under recently issued IRS guidance, these rules generally would apply to payments of dividends made after December 31, 2013, and payments of gross proceeds from the disposition of stock made after December 31, 2014. Under certain circumstances, a holder may be eligible for refunds or credits of such withholding taxes. Investors are urged to consult with their own tax advisors regarding the possible application of these rules to their investment in our common stock.

UNDERWRITING

        Under the terms and subject to the conditions to be set forth in an underwriting agreement by and between us and B. Riley & Co., LLC, as the sole underwriter, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, all of the 20,000,000 shares offered hereby.

        The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent such as the receipt by the underwriter of officers' certificates and legal opinions. The underwriting agreement provides that the underwriter will purchase all of the shares if any of them are purchased. We have agreed to indemnify the underwriter and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

        The underwriter is offering the shares subject to its acceptance of the shares from us and subject to prior sale. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares

        We have granted the underwriter an option, exercisable no later than 30 calendar days after the date of the underwriting agreement, to purchase up to an aggregate of 3,000,000 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement and as indicated below. We will be obligated to sell these shares of our common stock to the underwriter to the extent the over-allotment option is exercised. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered by this prospectus supplement.

Commission and Expenses

        The underwriter has advised us that it proposes to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.075 per share. After the offering, the initial public offering price and the concession to dealers may be reduced by the underwriter. No such reduction will change the amount of proceeds to be received by the offering as set forth on the cover page of this prospectus supplement.

        The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriter and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares of our common stock.

	Per Share	Total Without Over-allotment Exercise	Total With Over-allotment Exercise
Public offering price	$5.00	$100,000,000	$115,000,000
Underwriting discounts and commissions	$0.125	$2,500,000	$2,875,000
Proceeds to Kratos Defense & Security Solutions, before expenses	$4.875	$97,500,000	$112,125,000

        We have also agreed to reimburse the underwriter for certain reasonable travel, legal and other out-of-pocket expenses. We estimate the total offering expenses of this offering that will be payable by us, excluding the underwriting discounts and commissions, will be approximately $500,000, which includes legal costs, various other fees and reimbursement of certain of the underwriter's expenses.

No Sales of Similar Securities

        We have agreed, subject to specified exceptions, not to directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. We have also agreed not to file any registration statement, preliminary prospectus or prospectus, or any amendment or supplement thereto, under the Securities Act for any such transaction or which registers, or offers for sale, our common stock or any securities convertible into or exercisable or exchangeable for our common stock, except for registration statements on Form S-8 relating to employee benefit plans and registration statements in connection with strategic transactions.

        Certain of our executive officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

  •
  offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, shares of our common stock or any such securities which may be deemed to be beneficially owned by such officers and directors in accordance with the rules and regulations promulgated under the Exchange Act, as the same may be amended or supplemented from time to time (such shares or securities, the "Beneficially Owned Shares"));

  •
  enter into any swap, hedge or other agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any Beneficially Owned Shares, our common stock or securities convertible into or exercisable or exchangeable for our common stock; or

  •
  engage in any short selling of any Beneficially Owned Shares, our common stock or securities convertible into or exercisable or exchangeable for our common stock.

        These restrictions terminate after the close of trading of the common shares on and including the 90 days after the date of this prospectus supplement.

        However, subject to certain exceptions, in the event that either:

  •
  during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period;

then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless B. Riley & Co., LLC waives, in writing, such extension.

        B. Riley & Co., LLC may, in its sole discretion and at any time or from time to time before the termination of the 90-day restricted period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriter and us, providing consent to the sale of shares prior to the expiration of the lock-up period.

Listing

        Our common stock is traded on the NASDAQ Global Select Market under the symbol "KTOS."

Price Stabilization and Short Positions

        Until the distribution of the shares of common stock is completed, SEC rules may limit the underwriter from bidding for and purchasing shares of our common stock.

        In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise make short sales of our common stock and may purchase our common stock in the open market to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in this offering. The underwriter may close out any short position by purchasing shares in the open market or exercising its over-allotment option. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. The underwriter may also engage in "stabilizing bids," which are bids for or the purchase of our common stock on behalf of the underwriter in the open market prior to the completion of this offering for the purpose of fixing or maintaining the price of the shares of our common stock.

        The underwriter's purchases to cover short sales, as well as other purchases by the underwriter for its own account, and stabilizing bids may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market.

        In connection with this offering, the underwriter may also engage in passive market making transactions in our common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

        Neither we, nor the underwriter, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus supplement in electronic format may be made available by e-mail or on the websites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on the underwriter's website and any information contained on any other website maintained by the underwriter is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

Affiliations

        The underwriter or its affiliates have in the past performed, and may in the future perform, investment banking, brokerage and other financial services for us or our affiliates for which they received, or will receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in the amounts customary in the industry for these financial services.

 LEGAL MATTERS

        The validity of the common stock being offered by this prospectus supplement will be passed upon by our counsel, Paul Hastings LLP, San Diego, California. The underwriter is being represented in connection with this offering by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements of Kratos Defense & Security Solutions, Inc. as of December 26, 2010 and December 25, 2011 and for each of the three years in the period ended December 25, 2011, included in the Annual Report on Form 10-K filed on March 7, 2012, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement of which this prospectus supplement forms a part, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

        The consolidated financial statements of Herley and its subsidiaries as of and for the year ended August 1, 2010, included as Annex B of our Prospectus Supplement to Registration Statement on Form S-3 (File No. 333-161340) filed by us on February 8, 2011, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement of which this prospectus supplement forms a part, have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report therein, which as to the year ended August 1, 2010 are based in part on the report of Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, independent registered public accounting firm. Such consolidated financial statements are incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

        The consolidated financial statements of Herley and its subsidiaries as of and for the fifty-two weeks ended August 2, 2009 and the fifty three weeks ended August 3, 2008, included as Annex B of our Prospectus Supplement to Registration Statement on Form S-3 (File No. 333-161340) filed by us on February 8, 2011, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement of which this prospectus supplement forms a part, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report therein, which as to the fifty-two weeks ended August 2, 2009 are based in part on the report of Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, independent registered public accounting firm. Such consolidated financial statements are incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

        The consolidated financial statements of Integral as of and for the year ended September 24, 2010, and management's assessment of the effectiveness of internal control over financial reporting as of September 24, 2010, included as Exhibit 99.1 to our Current Report on Form 8-K/A, filed with the SEC on October 11, 2011, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement of which this prospectus supplement forms a part, have been audited by KPMG LLP ("KPMG"), independent registered accounting firm, as stated in their report appearing therein. KPMG's report dated December 8, 2010, on the effectiveness of internal control over financial reporting as of September 24, 2010, expresses its opinion that Integral did not maintain effective internal control over financial reporting as of September 24, 2010 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to a lack of sufficient qualified accounting resources has been identified and included in management's assessment.

        Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Integral and subsidiaries as of September 25, 2009 and for the years ended September 25, 2009 and September 30, 2008, which are included in the Form 8-K/A of Kratos

Defense & Security Solutions, Inc. filed with the Securities and Exchange SEC on October 11, 2011, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement of which this prospectus supplement forms a part. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        The financial statements of CEI as of December 31, 2011 and January 1, 2011 and for each of the three years in the period ended December 31, 2011, which are attached to this prospectus supplement as Annex B, have been attached hereto in reliance upon the reports of Moss-Adams LLP, independent auditors, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Kratos Defense & Security Solutions, Inc. You may also access our reports and proxy statements free of charge at our website, http://www.kratosdefense.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus supplement and the accompanying prospectus:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 25, 2011 filed with the SEC on March 7, 2012;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 25, 2012 filed with the SEC on May 3, 2012;

  •
  our Current Reports on Form 8-K filed with the SEC on May 8, 2012 and May 9, 2012;

  •
  the (i) audited historical financial information for Herley Industries, Inc. for the fifty-two weeks ended August 1, 2010 and August 2, 2009, and the fifty-three weeks ended August 3, 2008, including the auditor's reports related thereto, attached as Annex B of the Prospectus Supplement our Registration Statement on Form S-3 (File No. 333-161340), filed with the Commission on February 8, 2011, and (ii) unaudited historical financial information for Herley Industries, Inc. as of and for the three month period ended January 30, 2011 and January 31, 2010, attached as Exhibit 99.1 to our Registration Statement on Form S-3 (File No. 333-173099), filed with the Commission on March 25, 2011;

  •
  the (i) audited consolidated financial statements for Integral Systems, Inc. as of September 24, 2010 and September 25, 2009 and for each of the fiscal years ended September 24, 2010, September 25, 2009, and September 30, 2008 and related notes to the consolidated financial statements, attached as Exhibit 99.1 to our Current Report on Form 8-K/A, filed with the Commission on October 11, 2011, and (ii) unaudited consolidated financial statements for Integral Systems, Inc. as of April 1, 2011 and for the six month periods ended April 1, 2011 and March 26, 2010 and related notes to the consolidated financial statements, attached as

    Exhibit 99.2 to our Current Report on Form 8-K/A, filed with the Commission on October 11, 2011;

  •
  the description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 000-27231), filed under Section 12(g) of the Exchange Act on September 3, 1999, including any subsequent amendment or report filed for the purpose of amending such description; and

  •
  the description of the purchase rights for Series C Preferred Stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A (File No. 000-27231), initially filed under Section 12(g) of the Exchange Act on December 17, 2004, as modified by our Registration Statement on Form 8-A12B (File No. 001-34460), filed under Section 12(b) of the Exchange Act on September 16, 2009, and including, in each case, any subsequent amendment or report filed for the purpose of amending such description.

        Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

        We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities offered by this prospectus supplement. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

        Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Kratos Defense & Security Solutions, Inc., Attention: Investor Relations, 4820 Eastgate Mall, Suite 200, San Diego, California, 92121, telephone (858) 812-7300.

 ANNEX A

 ANNEX A

EXECUTION COPY

STOCK PURCHASE AGREEMENT

among

COMPOSITE ENGINEERING, INC., AS THE COMPANY,

THE STOCKHOLDERS OF COMPOSITE ENGINEERING, INC., AS THE SELLERS,

KRATOS DEFENSE & SECURITY SOLUTIONS, INC., AS BUYER

and

AMY FOURNIER, AS THE SHAREHOLDER REPRESENTATIVE,

dated as of

May 8, 2012

A-i

A-ii

 EXHIBITS

Exhibit A	—	Form of Escrow Agreement
Exhibit B	—	Terms of Non-Competition Agreement
Exhibit C	—	Form of Seller Release
Exhibit D	—	Form of Opinion of Andrews Kurth LLP
Exhibit E	—	Form of Opinion of Locke Lord LLP
Exhibit F	—	Form of Opinion of Paul Hastings LLP
Exhibit G	—	Working Capital Illustration
Exhibit H	—	Closing Assurances Letter

A-iii

 STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement (this "Agreement"), dated as of May 8, 2012, is entered into by and among COMPOSITE ENGINEERING, INC., a California corporation (the "Company"), the undersigned shareholders of the Company (each, a "Seller" and collectively, the "Sellers"), KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation ("Buyer"), and AMY FOURNIER, in her capacity as shareholder representative hereunder (the "Shareholder Representative"). Certain capitalized terms used in this Agreement are defined in Article I.

RECITALS

        WHEREAS, the Sellers own all of the issued and outstanding shares of common stock, no par value (the "Shares"), of the Company; and

        WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, the Shares, subject to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

        The following terms have the meanings specified or referred to in this Article I:

        "2012 Tax Distributions" means the aggregate amount of funds actually distributed or paid to the Sellers (in either case, by the Company), if any, after April 15, 2012, in connection with or as payment for the Sellers' aggregate Assumed Tax Liability for the 2012 tax year.

        "338 Option" has the meaning set forth in Section 5.12(a).

        "Actual Knowledge" means actual (and not constructive) conscious awareness only.

        "Adjustments Deficiency" has the meaning set forth in Section 2.5(c).

        "ADSP" has the meaning set forth in Section 5.12(d).

        "ADSP Allocation Schedule" has the meaning set forth in Section 5.12(d).

        "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Aggregated Group" has the meaning set forth in Section 3.19(b).

        "Agreement" has the meaning set forth in the preamble.

        "AK LLP" has the meaning set forth in Section 9.14.

        "Applicable Law" means, as applied to any Person, any statute, law, ordinance, regulation, rule, code, order (including any Governmental Order), constitution, treaty, judgment, decree, or other legally enforceable requirement or rule of law of any Governmental Authority that is, in any case, binding upon or applicable to such Person.

        "Assumed Tax Liability" of any Seller means an amount equal to the cumulative amount of income Taxes (including any applicable estimated Taxes) that would be due from such Seller for a taxable year, assuming such Seller were an individual subject to Tax at the highest marginal Tax rate and earned solely the items of income, gain, deduction, loss and/or credit allocated to such Seller from the Company for income Tax purposes for such taxable year.

        "Balance Sheet" has the meaning set forth in Section 3.7(a).

        "Balance Sheet Date" has the meaning set forth in Section 3.7(d).

        "Basket" has the meaning set forth in Section 7.4(a).

        "Breach" or "breach," as applied to any inaccuracy of any representation or warranty hereunder, shall be defined by Applicable Law, but shall not extend to any claim by a Person which, if true, would constitute a breach of one or more representations, nor any occurrence or circumstance that is, was or could be inconsistent with one or more representations and warranties unless and until, in any case, Buyer and the Shareholder Representative, on behalf of the Sellers, agree in writing that a breach of representation or warranty has occurred or such a breach of representation or warranty is finally determined by a court of competent jurisdiction.

        "Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Sacramento, California are authorized or required by Applicable Law to be closed for business.

        "Buyer" has the meaning set forth in the preamble.

        "Buyer Benefit Plans" has the meaning set forth in Section 5.4(a).

        "Buyer Common Stock" has the meaning set forth in Section 4.2.

        "Buyer's 338 Report" has the meaning set forth in Section 5.12(c).

        "Cap" has the meaning set forth in Section 7.4(b).

        "Cash" means cash and cash equivalents, as determined in accordance with GAAP, and restricted cash if any.

        "Cash Purchase Price" has the meaning set forth in Section 2.2.

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any successor statute, rules or regulations thereto.

        "CERCLIS" has the meaning set forth in Section 3.16(e).

        "Classified Contract" means any Government Contract that may not be disclosed, identified, confirmed, acknowledged or otherwise revealed pursuant to the terms thereof or Applicable Law.

        "Closing" has the meaning set forth in Section 2.7.

        "Closing Assurances Letter" shall mean that letter in the form of Exhibit H attached hereto, executed on behalf of Buyer by Eric DeMarco as duly authorized representative of Buyer (but not in any individual capacity).

        "Closing Date" has the meaning set forth in Section 2.7.

        "Closing Date Balance Sheet" has the meaning set forth in Section 2.5(a).

        "Closing Date Compensation" means all transaction-related closing and similar bonuses, the amount of which is deposited by Buyer with the Company on the Closing Date pursuant to Section 2.3(f), to be paid by the Company on the Closing Date.

        "Closing Date Indebtedness" has the meaning set forth in Section 2.3(c).

        "Closing Date Indebtedness Amount" has the meaning set forth in Section 2.3(c).

        "Closing Date Net Debt Report" has the meaning set forth in Section 2.3(c).

        "Closing Date Working Capital" has the meaning set forth in Section 2.5(a).

        "Closing Payment" has the meaning set forth in Section 2.3(a).

        "Closing Shares" has the meaning set forth in Section 2.3(d).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the preamble.

        "Company Continuing Employee" means any employee of the Company on and as of the Closing Date.

        "Company Data" refers to the confidential and proprietary information and data of the Company and all personally identifiable information of natural persons maintained by the Company in secure databases and compilations, in the aggregate.

        "Company Permits" has the meaning set forth in Section 3.9(a).

        "Confidentiality Agreement" means that Confidentiality and Non-Disclosure Agreement, dated as of August 16, 2011, between Buyer and the Company, as the same may be amended or supplemented.

        "Consents" means all authorizations, consents, orders or approvals of, or registrations, declarations, notices or filings with, or any advice to, or any expiration of one or more waiting periods imposed by, any Governmental Authority or any third party, in each case, that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, or as necessary to prevent any default under any contract or agreement.

        "Constituent Documents" has the meaning set forth in Section 3.1.

        "Credit Enhancer" has the meaning set forth in Section 5.10(a).

        "Credit Enhancement" has the meaning set forth in Section 5.10(a).

        "Data Room" means the electronic document site or "virtual data room" established by RR Donnelley on behalf of the Company and the Sellers.

        "Direct Claim" has the meaning set forth in Section 7.5(c).

        "Disclosure Schedules" means the Disclosure Schedules (together with all exhibits, schedules and attachments thereto) delivered by the Company and the Shareholder Representative to Buyer concurrently with the execution and delivery of this Agreement, together with any permitted update, supplement or additional information provided in connection therewith.

        "DoD" means the U.S. Department of Defense.

        "Dollars" or "$" means the lawful currency of the United States.

        "Dormant" shall refer to any claim for Losses for which indemnification is sought after three (3) months or more has passed since the last affirmative action has been taken to pursue, perfect, collect or enforce the claim so made.

        "Drop Dead Date" has the meaning set forth in Section 8.1(b).

        "Election Amount" has the meaning set forth in Section 5.12(b).

        "Election Period" has the meaning set forth in Section 5.12(a).

        "Employment Agreements" has the meaning set forth in Section 5.3.

        "Employee Benefit Plans" means each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program in effect and enforceable against the Company and covering one or more current or former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company or any other member of the Aggregated Group has any liability or obligation.

        "Employees" means those Persons employed by the Company immediately prior to the Closing.

        "Environmental Law" means any Applicable Law (a) relating to pollution (or the cleanup thereof) or the protection of public health and safety, natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water, groundwater, drinking water supply, stream sediments, surface and subsurface strata, plant and animal life, and any other environmental medium or natural resource); or (b) concerning the Release or Threatened Release of, presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of Hazardous Substances.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

        "Escrow Account" shall have the meaning set forth in Section 2.3(b).

        "Escrow Agent" means JPMorgan Chase Bank, N.A.

        "Escrow Agreement" means the agreement entered into at the Closing in the form of Exhibit A, by and among the Shareholder Representative, on behalf of the Sellers, Buyer and the Escrow Agent.

        "Escrow Amount" shall have the meaning set forth in Section 2.3(b).

        "Estimated Balance Sheet" shall have the meaning set forth in Section 2.4.

        "Estimated Working Capital" shall have the meaning set forth in Section 2.4.

        "Excess Cash" shall mean that amount of Cash equal to (a) Cash existing on the Closing Date (but without giving effect to the Closing) minus (b) the Closing Date Indebtedness Amount.

        "Excess Net Debt" shall mean that amount equal to (a) the Closing Date Indebtedness Amount (identified, or required to be identified, on the Closing Date Net Debt Report to be paid by Buyer at Closing) minus (b) Cash existing on the Closing Date (and identified, or required to be identified, on the Closing Date Net Debt Report) minus (c) $2,000,000; provided, however, if this calculation results in a negative number, Excess Net Debt shall be zero.

        "Excess Working Capital" means the amount, if any, by which Final Working Capital exceeds Estimated Working Capital; provided however, Excess Working Capital shall never exceed the amount by which the Minimum Working Capital Target exceeds Estimated Working Capital.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Registration" means (a) a registration relating to the sale of securities to employees of Buyer or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (b) a registration relating to a Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Closing Shares; (d) a registration in which the only Buyer Common Stock being registered is Buyer Common Stock issuable upon conversion of debt securities that are also being registered; and (e) a registration in connection with a merger, acquisition, exchange offer or dividend reinvestment plan.

        "Expense Account" has the meaning set forth in Section 2.3(e).

        "Expense Agreement" means that Expense Agreement, dated on or about the Closing Date, between the Escrow Agent, the Sellers and the Shareholder Representative, relating to the Expense Account.

        "Expense Reserve Amount" has the meaning set forth in Section 2.3(e).

        "Export Control Laws" has the meaning set forth in Section 3.9(b).

        "FCPA" has the meaning set forth in Section 3.9(c).

        "Fifteen-Month Anniversary" has the meaning set forth in Section 2.3(b).

        "Final Determination Documents" has the meaning set forth in Section 2.5(a).

        "Final Working Capital" has the meaning set forth in Section 2.5(b).

        "Financial Statements" has the meaning set forth in Section 3.7(a).

        "Fundamental Representations" has the meaning set forth in Section 7.1(a).

        "GAAP" means United States Generally Accepted Accounting Principles in effect from time to time, as applied by the Company (through application of its various practices, policies, judgments and methodologies) in a manner consistent with historical periods (but only to the extent such practices, policies, judgments and methodologies are consistent with United States Generally Accepted Accounting Principles). For purposes of assessing Working Capital, GAAP shall be applied in conformity with Exhibit G, attached hereto.

        "Government Bid" means any formal bid, proposal, response to RFP ("request for proposal") or similar submission by the Company to a Governmental Authority if the intent or objective thereof is to seek to enter into a Government Contract.

        "Government Contract" means any legally enforceable contract between the Company, on the one hand, and any Governmental Authority, on the other.

        "Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (but only if and to the extent that the rules, regulations, or orders of such organization or authority have the full force and effect of law), or any arbitrator, court or tribunal of competent jurisdiction. For purposes of adding additional clarity only, the parties agree that Nasdaq shall, wherever applicable, constitute a "Governmental Authority."

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority of competent jurisdiction.

        "Gross-up Amount" has the meaning set forth in Section 5.12(c).

        "Hazardous Substances" means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, (a) that is defined as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any provisions of Environmental Law and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indebtedness" of any Person shall mean, without duplication, all amounts payable by such Person as debtor, borrower, issuer, guarantor, or surety pursuant to an agreement or instrument involving or evidencing money borrowed, the advance of credit, or pursuant to a lease that is required to be capitalized in accordance with GAAP (including, without limitation, as it relates to the Company, amounts outstanding under: (a) the Company's First Bank Line of Credit, (b) the First Bank Term Notes 8909 and 7319, (c) the Note Payable to CIT and (d) shareholder notes (in each case, including all current and non-current amounts due thereunder); provided, however, under no circumstances shall "Indebtedness" include (i) trade accounts payable not evidenced by a promissory note or other debt contract, (ii) accrued expenses, (iii) amounts payable pursuant to operating leases, (iv) unearned income, (v) reimbursement or surety obligations or bonds, (vi) customer deposits, (vii) prepaids, (viii) deferred revenue, and/or (ix) shareholder tax liabilities (even if historically included on the financial statements).

        "Indemnified Party" has the meaning set forth in Section 7.5(a).

        "Indemnifying Party" has the meaning set forth in Section 7.5(a).

        "Independent Auditor" has the meaning set forth in Section 2.5(b).

        "Intellectual Property" means any and all: (a) trademarks and service marks, including all applications and registrations and goodwill related to the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets (as defined by California law); (d) patents and patent applications; and (e) Internet domain name registrations.

        "Investment Banking Fees" shall mean all commissions, brokerage or "finders fees" or other expense reimbursements, fees or payments paid or owed to JCP Securities, Inc. pursuant to the terms of the applicable engagement letter between JCP Securities, Inc. and the Company.

        "Issue Price" means that price per share paid by the Related Investor for the equity securities of Buyer issued in connection with (or at or about the same time as) the transactions contemplated hereby.

        "JAMS" has the meaning set forth in Section 9.10(b).

        "Key Managers" shall mean, collectively, Michel M. Fournier, Jeff Herro, Frank Cina, Victor McCarthy, Al Markowich, James Knight, Leonard Reynen, Nathan Emmett and Louis Grana.

        "Knowledge Group" has the meaning assigned to such term in the definition of "Knowledge of the Company."

        "Knowledge of the Company" or any other similar knowledge qualification relating to the Company or the Sellers, means the Actual Knowledge of those persons listed on Disclosure Schedule 1.1(b) as the Knowledge Group (and not others) (collectively, the "Knowledge Group") following a reasonable investigation under the circumstances. For purposes of the foregoing definition, the parties agree that a "reasonable investigation under the circumstances" will be deemed to have occurred if the member of the Knowledge Group listed on Disclosure Schedule 1.1(b) communicates with the other Person or Persons also listed on such Schedule (next to the name of the member of the Knowledge Group) and inquires about the topic of the particular Section(s) of the Agreement so referenced.

        "Leased Real Property" means all of the material real property leased by the Company.

        "Legal Proceeding" has the meaning set forth in Section 3.10(a).

        "Liability" or "Liabilities" means any debt, obligation, duty or liability that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, consistently applied, but shall not include or extend to other debts, obligations, duties or liabilities of any other kind, character or description.

        "Lien" means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance or restriction of any nature affecting property, real or personal, tangible or intangible.

        "Losses" means actual out-of-pocket losses, damages, liabilities and costs but shall not include (a) consequential, punitive, special, lost profits, exemplary, indirect or similar such measures of loss, (b) diminution in value losses or damages based on lost revenue or based on any type of multiplier or (c) costs and expenses of investigation (except to the extent related to a Third-Party Claim). The parties agree that in the event that meaningful benefits or rights are available to Buyer or its Affiliates because of the same matter, thing, act or omission giving rise to a Loss, then, in such event, "Loss" as used herein, shall be calculated on the basis of the net Loss so suffered and not the amount of gross Loss without regard to such benefits or rights.

        "Make Whole Amount" has the meaning set forth in Section 5.12(c).

        "Material Adverse Effect" means any durationally significant event, occurrence, fact, condition or change that individually or in the aggregate had or would reasonably be likely to have or give rise to a material adverse effect on (a) the business, results of operations, financial condition or assets of the Company, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement or to perform any of its material obligations under this Agreement or the other Transaction Documents; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Company operates, provided, that such conditions do not have a materially disproportionate effect or impact on the Company; (iii) any change, effect or circumstance resulting from the consummation, planned consummation or announced consummation (including the announcement that Buyer is acquiror of the Company) of the transactions contemplated by this Agreement and the other Transaction Documents or an action required or permitted by this Agreement; (iv) any matter of which Buyer is aware on the date hereof; (v) the effect of any changes in any Applicable Law or GAAP, or in the interpretation thereof, provided such change is not applicable solely to Company; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or other acts of God.

        "Material Contracts" means any of the following contracts entered into by the Company (to the extent such contracts are enforceable and executory):

          (a)   all contracts involving legally enforceable commitments to other Persons extending beyond one (1) year from the date hereof to make capital expenditures in excess of $250,000 per year and which are not terminable on less than thirty (30) days' notice without penalty;

          (b)   any written employment, confidentiality, non-competition, severance or termination agreements as to employees or consultants (providing personal services) involving the payment of $250,000 or more per year and which are not terminable on less than thirty (30) days' notice without penalty;

          (c)   any collective bargaining agreements;

          (d)   all contracts for Indebtedness;

          (e)   all contracts which, on their face, prohibit the Company from freely engaging in any business or competing anywhere in the world;

          (f)    all contracts (whether exclusive or otherwise) with any sales agent, representative, franchisee, dealer or distributor involving the payment or receipt of $250,000 or more per year which are not terminable on less than thirty (30) days' notice without penalty;

          (g)   all contracts that require the payment of royalties of $250,000 or more per year which are not terminable on less than thirty (30) days' notice without penalty; and

          (h)   all contracts with any Person or Governmental Authority involving the payment or receipt of $250,000 or more per year which are not terminable on less than thirty (30) days' notice without penalty.

        "Minimum Working Capital Target" means that number determined by subtracting $1,000,000 from the Working Capital Target.

        "Net Tax Benefit" has the meaning set forth in Section 7.4(e).

        "NISPOM" shall mean the National Industrial Security Program Operating Manual.

        "Non-Competition Agreements" has the meaning set forth in Section 2.6(a)(v).

        "NPL" has the meaning set forth in Section 3.16(e).

        "Objection Notice" has the meaning set forth in Section 2.5(b).

        "Owned Real Property" means all parcels and tracts of land in which the Company has a fee simple ownership interest, if any.

        "Percentage Interest" of a Seller means the percentage of Shares owned by such Seller immediately prior to the Closing as compared to all of the Sellers in the aggregate, as set forth on Disclosure Schedule 3.3.

        "Permitted Encumbrances" shall mean each of the following: (a) Liens for current Taxes and other governmental charges that are not yet delinquent; (b) Liens for Taxes, assessments, governmental charges, levies or claims, the non-payment of which is being contested in good faith or liens arising out of judgments or awards against the Company with respect to which at the time there shall be a prosecution for appeal or there shall be a proceeding to review and, in each case, the time limit has not yet run for such an appeal or review with respect to such judgment or award, but only to the extent that, with respect to the foregoing Liens in this clause (b), no foreclosure, sale or similar proceedings shall have been commenced with respect thereto; (c) Liens of carriers, warehousemen, mechanics, laborers, and materialmen and other similar statutory liens incurred in the ordinary course of business; (d) Liens incurred in connection with worker's compensation and unemployment insurance or similar laws; (e) statutory landlords' liens; (f) with respect to any Real Property (i) zoning, building or similar restrictions relating to or affecting property, (ii) all matters of record and (iii) standard printed exceptions as would otherwise appear on a title insurance policy; provided that the encumbrances listed in (i) through (iii) above do not adversely affect in any material respect the use of such Real Property as currently used by the Company; and (g) unrecorded matters that do not adversely affect in any material respect the use of such property as currently used by the Company.

        "Permitted Liens" has the meaning set forth in Section 3.15.

        "Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

        "Post-Closing Tax Period" means any Tax period ending on or after the Closing Date; provided, however, if Buyer exercises the 338 Option, it shall mean any Tax period beginning after the Closing Date.

        "Pre-Closing Tax Period" means any Tax period ending at the end of the day on the day immediately prior to the Closing Date; provided, however, if Buyer exercises the 338 Option, it shall mean any Tax period ending on the Closing Date.

        "Privileged Materials" has the meaning set forth in Section 9.14.

        "Pro-Rata Share" has the meaning set forth in Section 9.13(b).

        "Purchase Price" has the meaning set forth in Section 2.2.

        "Real Property" means the Owned Real Property and the Leased Real Property.

        "Referenced Payment Report" has the meaning set forth in Section 2.3(f).

        "Related Investor" refers to that Person (or group of Persons) that has agreed with Buyer to invest in the equity securities thereof in connection with (or at or about the same time as) the transactions contemplated hereby.

        "Release" means any spilling, leaking, pumping, emitting, emptying, pouring, discharging, depositing, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Substances) into the environment.

        "Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, agents and Affiliates of such Person.

        "Required Consents" means those Consents that Buyer requires be obtained prior to the consummation of the transactions contemplated hereby, as set forth on Disclosure Schedule 3.6.

        "Restricted Data" has the meaning set forth in Section 4.10.

        "Restricted Stock Unit Agreements" has the meaning set forth in Section 5.3.

        "Retention RSUs" has the meaning set forth in Section 5.3.

        "RSUs" has the meaning set forth in Section 5.3.

        "Rule 144" means Rule 144 promulgated under the Securities Act or any successor provision.

        "Sarbanes-Oxley Act" has the meaning set forth in Section 4.9(b).

        "Schedule of Differences" has the meaning set forth in Section 2.5(a).

        "SEC" means the United States Securities and Exchange Commission or any successor thereto.

        "SEC Reports" has the meaning set forth in Section 4.9(a).

        "Section 338(h)(10) Election" has the meaning set forth in Section 5.12(a).

        "Securities Act" means the Securities Act of 1933, as amended.

        "Seller Group" has the meaning set forth in Section 9.14.

        "Seller(s)" has the meaning set forth in the preamble.

        "Seller Releases" has the meaning set forth in Section 2.6(b)(iv).

        "Several Representations" has the meaning set forth in the lead-in to Article III.

        "Shareholder Agreements" shall mean any agreement, contract, understanding, course of conduct or other arrangement (whether verbal, in writing or otherwise) concerning or in any way relating to the Shares including, without limitation: (a) that certain Buy and Sell Agreement, dated December 21, 2006, between the Company and Gary Norman; (b) that certain Buy and Sell Agreement, dated December 21, 2006, between the Company and Leonard Reynen; (c) that certain Buy and Sell Agreement, dated December 30, 2007, between the Company and Doug Meyer; and (d) that certain Buy and Sell Agreement, dated December 21, 2006, between the Company and Peter Adamek.

        "Shareholder Representative" has the meaning set forth in the preamble.

        "Shares" has the meaning set forth in the recitals.

        "Short Year" has the meaning set forth in Section 5.11(b).

        "Special Representations" has the meaning set forth in Section 7.1(a).

        "Stock Purchase Price" has the meaning set forth in Section 2.2.

        "Straddle Period" has the meaning set forth in Section 5.11(d).

        "Tax" or "Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

        "Tax Contest" has the meaning set forth in Section 5.11(f).

        "Tax Report" has the meaning set forth in Section 5.12(b).

        "Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes.

        "Third-Party Claim" has the meaning set forth in Section 7.5(a).

        "Threat" or "Threatened" shall mean, with respect to the Company, that one or more members of the Knowledge Group had Actual Knowledge of the matter or thing which is the subject of the threat after making a reasonable investigation under the circumstances (with the phrase "reasonable investigation under the circumstances" having the same meaning as specified under the definition of "Knowledge of the Company"). For purposes of this definition, no matter or thing shall be regarded as a "Threat" unless and until facts are known that would lead a prudent Person under similar circumstances to conclude that a claim, proceeding, dispute or action is likely to be commenced, taken or pursued in the reasonably foreseeable future.

        "Transaction Dispute" has the meaning set forth in Section 9.10(b).

        "Transaction Documents" means this Agreement, the Escrow Agreement, the Employment Agreements, the Restricted Stock Unit Agreements, and such other documents, instruments and certificates as are necessary or appropriate to consummate the transactions contemplated herein and therein.

        "Transaction Expenses" shall mean (a) all fees, costs and expenses whether paid, accrued or incurred by the Company or the Sellers in connection with the process conducted by the Company leading to and including the negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents, including, but not limited to, attorneys' fees and expenses of the Company and the Sellers, (b) Investment Banking Fees, and (c) Closing Date Compensation, and all employer payroll Taxes attributable to such Closing Date Compensation; provided, however, "Transaction Expenses" shall not include any internal costs, overhead or similar charges.

        "Transaction PPM" has the meaning set forth in Section 2.6(a)(iii).

        "Transfer Taxes" has the meaning set forth in Section 5.11(g).

        "WARN Act" has the meaning set forth in Section 3.19(p).

        "Working Capital" means as of a specified date (a) the sum of the current assets (other than Cash) of the Company (which for the avoidance of doubt will include, without limitation and without duplication, accounts receivable, unbilled receivables, employee advances, prepaid expenses, deposits, project inventory, inventory, work in process, finished goods and inventory reserve) minus (b) the sum of all current liabilities (other than any shareholder tax liabilities and Indebtedness (including the current portion of long-term debt)) of the Company (which for the avoidance of doubt will include, without limitation and without duplication, accounts payable (including, without limitation and without duplication, trade accounts payable not evidenced by a promissory note or other debt contract), unearned income, accrued expenses, amounts payable pursuant to operating leases, reimbursement or surety obligations or bonds, customer deposits, prepaids and deferred revenue), all as determined in accordance with GAAP, consistently applied throughout the periods involved and calculated in a manner consistent with the Company's historical accounting practices, policies, judgments and methodologies (but only to the extent such practices, policies, judgments and methodologies are consistent with GAAP); provided, however, that for purposes of determining Final Working Capital only, Working Capital shall be increased, on a dollar-for-dollar basis, if and to the extent of any Excess Cash. The parties agree that Working Capital shall be determined consistent with the illustration and notes set forth on Exhibit G attached hereto and incorporated herein by reference.

        "Working Capital Deficiency" has the meaning set forth in Section 2.5(c).

        "Working Capital Target" means $13,800,000.

ARTICLE II.
PURCHASE AND SALE

        Section 2.1    Purchase and Sale.     Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell to Buyer and Buyer shall purchase from each Seller (on a several and not joint and several basis), all of such Seller's right, title and interest in and to the Shares held by such Seller for the consideration specified herein.

        Section 2.2    Purchase Price.     The aggregate purchase price (the "Purchase Price") for the Shares is $155,000,000. The Purchase Price shall consist of $135,000,000 payable in cash (the "Cash Purchase Price") and $20,000,000 payable in shares of Buyer Common Stock (the "Stock Purchase Price"). The Cash Purchase Price will be subject to adjustment at Closing, as provided in Section 2.3(a) and, as specified therein, Section 2.5.

        Section 2.3    Payment of the Purchase Price.

          (a)   At Closing, Buyer shall pay to each Seller an amount of cash equal to the Closing Payment multiplied by the Percentage Interest applicable to such Seller. For purposes of this Agreement, "Closing Payment" shall mean an aggregate amount of cash equal to (i) the Cash Purchase Price, minus (ii) the Escrow Amount, minus (iii) the Expense Reserve Amount, minus (iv) Transaction Expenses, minus (v) any Excess Net Debt of the Company outstanding as of immediately prior to the Closing, minus (vi) the amount, if any, by which the Minimum Working Capital Target exceeds Estimated Working Capital, and minus (vii) 2012 Tax Distributions (without, in any scenario, double-counting any elements thereof).

          (b)   Upon the Closing, Buyer shall withhold an amount of cash equal to $10,675,000 (the "Escrow Amount") and deliver it to the Escrow Agent, to be held by the Escrow Agent as collateral and security for the rights of the Indemnified Parties under Section 2.5(c) and Article VII of this Agreement. The Escrow Amount, together with all interest and earnings thereon (the "Escrow Account"), shall be held by the Escrow Agent pursuant to the provisions of the Escrow Agreement. On the one (1) year anniversary of the Closing Date, the Escrow Agent shall deliver the funds in the Escrow Account as directed by the Shareholder Representative (and the Escrow Agent is hereby entitled to rely on such direction); provided, however, in the event that Buyer has then timely and properly submitted claims against such Escrow Account to the Shareholder Representative, the parties hereto agree that the Escrow Account (or such portion of the Escrow Account as shall be encumbered by timely and properly submitted claims) shall be maintained by the Escrow Agent for an additional ninety (90) days following the one (1) year anniversary of the Closing Date (the "Fifteen-Month Anniversary"). On the Fifteen-Month Anniversary, the Escrow Agent shall deliver the funds in the Escrow Account as directed by the Shareholder Representative (and the Escrow Agent is hereby entitled to rely on such direction). Following Closing, but prior to the one (1) year anniversary of the Closing Date or the Fifteen Month Anniversary, as the case may be, Buyer and the Shareholder Representative agree to provide joint written instructions to the Escrow Agent to release funds in the Escrow Account to Buyer where Buyer has made a proper and timely indemnification claim (including under Section 2.5(c) below) and the amount of such claim has been finally determined by the parties pursuant to the provisions of this Agreement. Buyer agrees to promptly (and, in any event, within three (3) Business Days) acknowledge and confirm, in writing, any advice or instruction provided to the Escrow Agent by the Shareholder Representative in accordance with the terms of this Section 2.3(b) if requested by the Escrow Agent or the Shareholder Representative.

          (c)   No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a reasonably detailed statement (the "Closing Date Net Debt Report") setting forth the exact amount of each item of Cash and Indebtedness of the Company as of the Closing (each item of Indebtedness set forth, or required to be set forth, on the Closing Date Net Debt Report, an item of "Closing Date Indebtedness" and the aggregate amount of such unpaid Indebtedness reflected, or required to be reflected, on the Closing Date Net Debt Report, the "Closing Date Indebtedness Amount"). Prior to Closing, Buyer shall have a reasonable opportunity to discuss such report with the Company and review such report and the underlying books and records of the Company related thereto. On the Closing Date, Buyer shall repay the Closing Date Indebtedness shown on the Closing Date Net Debt Report to the applicable obligees thereof by wire transfer as directed by the Company. The parties agree that Excess Net Debt, if any, (but not the aggregate amount of Indebtedness) shall reduce the Closing Payment on a dollar for dollar basis as contemplated by Section 2.3(a).

          (d)   At the Closing, Buyer shall deliver, or shall cause to be delivered, to the Sellers (in the aggregate), the number of shares of Buyer Common Stock equal to the Stock Purchase Price divided by the Issue Price (the "Closing Shares"). Each Seller shall receive his, her or its Percentage Interest of the Closing Shares by issuance of a duly executed stock certificate (if certificated) or by book entry (if uncertificated) but, in any event, Buyer shall ensure that, at Closing, the books and records of Buyer, including stock transfer ledger, shall reflect such ownership (without lien, claim or encumbrance of any kind, except as may be imposed by Applicable Law). In the event that the foregoing calculation results in a Seller being entitled to receive a fractional share of Buyer Common Stock (and Buyer is unable or unwilling to permit such fractional share ownership among its stockholders generally), in lieu of such fractional share, Buyer shall pay to such Seller an amount in cash equal to the value of such fractional share based upon the Issue Price.

          (e)   At the Closing, in order to establish a fund to, among other things, pay the costs and expenses of the Shareholder Representative and the Sellers after the Closing (including any and all costs and expenses arising from any dispute or disagreement involving this Agreement or Buyer), Buyer shall remit to the Escrow Agent, to be deposited into an account separate and apart from the Escrow Account (the "Expense Account"), an amount equal to $2,000,000 (the "Expense Reserve Amount") to be held by the Escrow Agent for the benefit of the Sellers pursuant to the terms of the Expense Agreement. Buyer shall have no interest whatsoever in the Expense Account (which has not been set aside as security for the Sellers' or the Company's obligations hereunder) and the Escrow Agent shall take instruction in connection therewith exclusively from the Shareholder Representative. Once deposited with the Escrow Agent, Buyer disclaims any and all right, title or interest in, to or under the Expense Reserve Amount. For income Tax reporting purposes, the Sellers shall be regarded as the owners of the Expense Account.

          (f)    No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a reasonably detailed statement (the "Referenced Payment Report") setting forth the exact amount of the Transaction Expenses and the 2012 Tax Distributions. Prior to Closing, Buyer shall have a reasonable opportunity to discuss the Referenced Payment Report with the Company and review such Referenced Payment Report and the underlying books and records of the Company related thereto. On the Closing Date, Buyer shall pay, on behalf of the Company, by wire transfer as directed by the Company (i) the Investment Banking Fees to JCP Securities, Inc., and (ii) such other Transaction Expenses on behalf of the Company, by wire transfer as directed by the Company. On the Closing Date, Buyer shall deposit, by wire transfer, the Closing Date Compensation directly with the Company, as directed by the Company. The Transaction Expenses (including the Closing Date Compensation) and the 2012 Tax Distributions, shall be deducted from the Cash Purchase Price as indicated by Section 2.3(a) above.

          (g)   By execution hereof, each of the Sellers hereby expressly acknowledges and agrees (i) that he, she or it understands the purchase price mechanics set forth herein (including the manner in which his, her or its Percentage Interest will be calculated) and (ii) to the deduction from the Cash Purchase Price for the items referenced herein, including the establishment of the Escrow Account and the Expense Account, the retention of the funds for such accounts and the distribution and use of those funds pursuant to the terms of this Agreement, the Escrow Agreement and the Expense Agreement.

        Section 2.4    Estimate of Working Capital.     No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer (a) an estimated unaudited balance sheet of the Company prepared in accordance with GAAP, consistently applied, which estimated unaudited balance sheet reflects estimated balances as of the Closing Date (but without giving effect to the Closing) (the "Estimated Balance Sheet"), and (b) an itemized good faith estimate of Working Capital as of the Closing Date (including the balances of each line item included within the definition of Working Capital) (but without giving effect to the Closing) ("Estimated Working Capital").

        Section 2.5    Final Working Capital Determination.

          (a)   Within one hundred twenty (120) days following the Closing Date, Buyer shall prepare (or cause to be prepared) and deliver to the Shareholder Representative (i) a proposed final unaudited balance sheet of the Company as of the Closing Date prepared in accordance with GAAP, consistently applied (but without giving effect to the Closing) (the "Closing Date Balance Sheet"), (ii) an itemized schedule of proposed Working Capital as of the Closing Date (including the balances of each line item included within the definition of Working Capital) (but without giving effect to the Closing) ("Closing Date Working Capital") and (iii) an itemized schedule of differences between the line items reflected in Buyer's Closing Date Working Capital calculation and the line items reflected in the Company's Estimated Working Capital calculation (and a reasonably detailed analysis of the basis, reason or rationale for the proposed change as well as supporting references to GAAP, this Agreement or Exhibit G, as the case may be) (the "Schedule of Differences"). Each of the Closing Date Balance Sheet, schedule of Closing Date Working Capital and Schedule of Differences (together, the "Final Determination Documents") shall be prepared by Buyer in good faith in accordance with this Agreement (including the definition of Working Capital contained herein) and in accordance with GAAP, consistently applied (but without giving effect to the Closing). Michel M. Fournier shall be provided with a reasonable opportunity to participate in, and be consulted during the preparation of, the Final Determination Documents and shall have the opportunity to review the Final Determination Documents prior to the time that they shall be delivered to the Shareholder Representative; provided, however, that in no event shall the Buyer's delivery of the Final Determination Documents to the Shareholder Representative be unreasonably delayed as a result of such review. Following delivery of the Final Determination Documents, the Shareholder Representative and her representatives and advisors shall have the right to visit the Company during normal business hours to verify and review such Final Determination Documents and the Company's books, records and accounting information relating thereto (including accountants' work papers, if any). Buyer agrees to use commercially reasonable efforts to respond (and to cause its agents, employees, advisors and representatives, including accountants, to use commercially reasonable efforts to respond) to reasonable inquiries from the Shareholder Representative related to such verification and review. Without limiting the generality of the foregoing, Buyer agrees to use commercially reasonable efforts to provide access to the necessary books and records of the Company electronically. If Buyer fails to deliver the Final Determination Documents within the period described, the Estimated Working Capital proposed by the Company prior to Closing shall be deemed, for all purposes hereunder, to be (and shall be conclusively regarded as) the Final Working Capital.

          (b)   If, within sixty (60) days following delivery of the Final Determination Documents to the Shareholder Representative, the Shareholder Representative has not delivered to Buyer written notice (the "Objection Notice") of her objections to the schedule of Closing Date Working Capital, including a statement describing in reasonable detail the basis of such objections, then Closing Date Working Capital, as set forth in such schedule, shall be deemed final and conclusive and shall be "Final Working Capital;" provided, however, the response period for the Objection Notice shall be extended to ninety (90) days in the event that the Final Determination Documents delivered by Buyer would, if accepted, result in an additional payment to Buyer under the terms hereof of $100,000 or more. If the Shareholder Representative delivers the Objection Notice within such prescribed period, then Buyer and the Shareholder Representative shall endeavor in good faith to resolve the objections, for a period not to exceed thirty (30) days from the date of delivery of the Objection Notice. In the event that Buyer and the Shareholder Representative shall resolve all objections set forth in the Objection Notice within such thirty (30) day period, Buyer and the Shareholder Representative shall execute a memorandum setting forth (i) the resolved item(s) and/or amount(s) and (ii) Final Working Capital, as calculated based on such resolved item(s) and/or amount(s). If, however, at the end of the thirty (30) day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted to an independent accounting firm (the "Independent Auditor"), mutually agreeable to Buyer and the Shareholder Representative, which firm shall resolve any objections that remain in dispute. Buyer and the Shareholder Representative shall use all commercially reasonable efforts to select the Independent Auditor within ten (10) days of the expiration of such period and to cause the Independent Auditor to resolve all disagreements as soon as practicable. The parties agree that (A) any Person proposed as an Independent Auditor must disclose, in writing to Buyer and the Shareholder Representative, any factors, relationships, current or prior engagements or similar matters that could reasonably be regarded as a conflict hereunder, (B) the Independent Auditor shall be retained jointly by Buyer and the Shareholder Representative, (C) the Independent Auditor shall be instructed by both the Shareholder Representative and Buyer, in writing within two (2) Business Days of its engagement, that it must remain neutral with respect to the dispute, (D) the Independent Auditor must make a final determination in accordance with a strict interpretation of the relevant provisions of this Agreement, (E) each will provide the Independent Auditor with such reasonable access to books, records and accounting information (including accountants' work papers) as the Independent Auditor regards as reasonably related or necessary to its assignment hereunder, (F) it will not engage, nor permit any of its employees, advisors, agents or Representatives to engage, in any ex parte communications with the Independent Auditor (it being the agreement between the parties that all communications between the Independent Auditor and any party shall be in writing, with a copy of the original communication, any response thereto and any other communication, to be delivered to the other party) and (G) the Independent Auditor will be required to provide a written report with respect to its determination hereunder. The determination by the Independent Auditor shall be binding on the parties and shall represent

  Final Working Capital, absent manifest error or a failure to adhere to the express terms of this Agreement. The Independent Auditor shall also determine the appropriate allocation of financial responsibility for the costs, fees and expenses of the Independent Auditor incurred in connection with the resolution of a dispute pursuant to this Section 2.5(b). Each party shall bear its own attorneys' fees associated with a dispute pursuant to this Section 2.5(b).

          (c)   If Final Working Capital as determined pursuant to this Section 2.5 is less than Estimated Working Capital, Buyer and the Shareholder Representative shall jointly provide written instruction to the Escrow Agent to return to Buyer from the Escrow Account, within ten (10) days after Final Working Capital has been determined, an amount in cash equal to the dollar amount of such deficiency, without interest (the "Working Capital Deficiency"); provided, however, that if the dollar amount of the Working Capital Deficiency exceeds the amount in the Escrow Account, such amount (the amount by which the Working Capital Deficiency exceeds the amount of the Escrow Account, the "Adjustments Deficiency") shall constitute Losses for which Buyer is entitled to indemnification pursuant to Article VII. If Final Working Capital exceeds Estimated Working Capital, then Buyer will deliver to the Shareholder Representative (or as instructed by the Shareholder Representative), within ten (10) days after Final Working Capital has been determined, an amount in cash, without interest, equal to the Excess Working Capital.

          (d)   Any distribution of Excess Working Capital to the Shareholder Representative pursuant to Section 2.5(c) shall be for the benefit of the Sellers as of immediately prior to the Closing, and shall be distributed by the Shareholder Representative to the Sellers in accordance with Section 2.3(a). The parties agree that any Excess Working Capital payable by Buyer pursuant to this Section 2.5 shall be paid to the Sellers in their capacity as shareholders of the Company and does not constitute payment to any Person in their capacity as an employee or independent contractor of the Company or Buyer. Accordingly, the parties agree to report any Excess Working Capital paid pursuant to this Section 2.5 as an adjustment to the Purchase Price and, furthermore, each party agrees not to initiate any Tax filing or Tax-related Legal Proceeding in which such party takes a position inconsistent with the position expressed in the second sentence of this paragraph.

        Section 2.6    Transactions to be Effected at the Closing.

          (a)   At the Closing, Buyer shall deliver to the Company and/or the Sellers, as appropriate:

              (i)  the portion of the Closing Payment to be paid to the Sellers under the terms hereof by wire transfer of immediately available funds to an account or accounts designated in writing by the Company or the Shareholder Representative to Buyer no later than one (1) Business Day prior to the Closing Date;

             (ii)  stock certificates (if certificated) or proof of book entry if uncertificated, in any case, registered in the name of each Seller, evidencing the Closing Shares to be issued to such Seller;

            (iii)  any and all documents and instruments (including, if applicable, a private placement memorandum) necessary to issue the Closing Shares in accordance with Regulation D of the Securities Act and other provisions of Applicable Law (the "Transaction PPM");

            (iv)  stock certificates (if certificated) or proof of book entry if uncertificated, in any case, registered in the name of the Key Managers, evidencing the Retention RSUs;

             (v)  non-competition, non-solicitation and confidentiality agreements with each Seller, substantially on the terms set forth in Exhibit B (the "Non-Competition Agreements"), duly executed by Buyer;

            (vi)  an acknowledgement of each Seller Release, duly executed by Buyer; and

           (vii)  evidence, in form and substance satisfactory to the Company and the Shareholder Representative, that Buyer has fully funded, contingent upon the Closing, the Escrow Amount, Expense Reserve Amount, Closing Date Indebtedness Amount and the Transaction Expenses.

          (b)   At the Closing, the Sellers and/or the Company, as appropriate, shall deliver to Buyer:

              (i)  stock certificates representing the Shares, duly endorsed in blank (or accompanied by stock powers or other instruments of transfer duly executed in blank) and otherwise in proper form for transfer;

             (ii)  a counterpart to the Escrow Agreement, duly executed by the Shareholder Representative;

            (iii)  a counterpart to each Non-Competition Agreement, duly executed by the appropriate Seller;

            (iv)  releases of each Seller, in the form of Exhibit C (the "Seller Releases"), executed by each Seller and the Company and duly acknowledged by Buyer; and

             (v)  a certificate conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3).

        Section 2.7    Closing.     Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the "Closing") to be held at 10:00 a.m., central time, no earlier than July 2, 2012 and no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Andrews Kurth LLP, 1717 Main Street, Suite 3700, Dallas, Texas 75201, or at such other time or on such other date or at such other place as the Company, the Shareholder Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). Subject to the provisions of Article VIII, failure to consummate the purchase and sale provided for in this Agreement on the date and time indicated and the place determined will not result in the termination of this Agreement, nor relieve any party of any obligation hereunder.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

        Except as set forth in the Disclosure Schedules, (a) the Company represents and warrants to Buyer that the statements contained in this Article III are true and correct and (b)(i) each Seller, other than Michel M. Fournier and Amy Fournier, represents and warrants (severally with respect to himself or herself, as the case may be, and not jointly and severally with others) to Buyer that the statements contained in Section 3.3 and Section 3.5 (the "Several Representations") are true and correct and (ii) Michel M. Fournier and Amy Fournier represent and warrant (jointly and severally with respect to each other only) to Buyer that the Several Representations are true and correct, as follows:

        Section 3.1    Good Standing and Other Matters.     The Company is duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation, in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. A true, correct and complete copy of (a) the articles of incorporation and bylaws, including all amendments thereto, of the Company, (b) the stock ledger of the Company, and (c) the minutes of the meetings of the shareholders of the Company, the board of directors of the Company or any committee thereof in which, in any case, material corporate actions were taken (the items described in (a), (b) and (c) above, collectively, the "Constituent Documents"), other than minutes relating to the process leading up to the transactions contemplated hereby, have been furnished or made available to Buyer or its Representatives. Except as set forth in Disclosure Schedule 3.1, there has not been any material breach of the Constituent Documents referenced in (a) above. The jurisdictions in which the Company is qualified to do business as of the date hereof and as of the Closing Date, are set forth on Disclosure Schedule 3.1. The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other business name other than "Composit Engineering," "Composite Engineering," "Composite Engineering, Inc.," "CEI," "CEi" or common derivatives thereof. Disclosure Schedule 3.1 accurately sets forth, as of the date hereof and as of the Closing Date, (i) the names of the members of the board of directors of the Company and (ii) the names and titles of the corporate officers of the Company.

        Section 3.2    Capitalization of the Company.     As of the date of this Agreement, the authorized capital stock of the Company consists of 1,000,000 shares of common stock, no par value, of which 300,000 shares are issued and outstanding. The Company holds no treasury shares. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company's shareholders may vote are issued or outstanding. All issued and outstanding Shares (a) are duly authorized, validly issued, fully paid and nonassessable, (b) were not issued in breach of any preemptive rights and (c) were issued in compliance in all material respects, with Applicable Laws. Except as set forth on Disclosure Schedule 3.2, there are outstanding (i) no shares of capital stock or other voting securities of the Company; (ii) no securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company; and (iii) no subscriptions, options, warrants, calls, rights, legally binding commitments or agreements to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        Section 3.3    Ownership of Shares.     Except as set forth on Disclosure Schedule 3.3, each Seller is the record and beneficial owner of all of the Shares listed opposite such Seller's name on Disclosure Schedule 3.3, free and clear of any and all Liens, rights of first refusal or "put" or "call" rights created by statute, the Constituent Documents, or any contract to which the Company is a party or by which the Company is bound, other than Liens and other matters disclosed on Disclosure Schedule 3.3 (which, except as set forth thereon, are to be discharged at Closing). Except as set forth on Disclosure Schedule 3.3, the number of Shares set forth as being owned by such Seller on Disclosure Schedule 3.3 constitutes the entire interest of such Seller in the issued and outstanding capital stock or voting securities of the Company. Except as set forth on Disclosure Schedule 3.3, the assignments, endorsements, powers and other instruments of transfer delivered by the Seller at the Closing will be sufficient to transfer to Buyer the Seller's entire right, title and interest, legal and beneficial, to such Shares.

        Section 3.4    Subsidiaries.     Except as set forth on Disclosure Schedule 3.4, the Company does not own, beneficially or otherwise, any shares, membership interests or other securities of, or any direct or indirect equity or other financial interest in, any other entity and is not obligated to make any future investment in or capital contribution to any entity.

        Section 3.5    Authority.     Each of the Sellers and the Company has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Sellers (if applicable) and the Company have been duly authorized by all necessary corporate action on the part of the Sellers (if applicable) and the Company. This Agreement and each of the other Transaction Documents to which any Seller and/or the Company is or will be a party have been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Sellers and/or the Company, as applicable, and, assuming that this Agreement and the other Transaction Documents to which any Seller and/or the Company is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Sellers and/or the Company, enforceable against the Sellers and/or the Company in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        Section 3.6    No Conflict; Required Filings and Consents.     The execution, delivery and performance by the Company and the Sellers of this Agreement and the other Transaction Documents to which any of them is a party do not, and the consummation by the Company and the Sellers of the transactions contemplated herein and therein will not, directly or indirectly (with or without due notice or lapse of time): (a) violate or result in any breach of any provision of the Constituent Documents of the Company; (b) except as set forth on Disclosure Schedule 3.6, materially violate or result in a material violation or material breach of, or constitute a material default under, any of the terms, conditions or provisions of any Material Contract or any other material agreement to which the Company is a party; (c) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, materially violate any Applicable Law binding upon the Company or any Seller; or (d) result in the imposition or creation of any Lien on any asset of the Company or any of the Shares held by any Seller. No Consent of any Governmental Authority or other Person is required by the Company or any Seller in connection with the execution, delivery and performance by the Company and the Sellers of this Agreement and the other Transaction Documents to which any of them is a party or the consummation by the Company and the Sellers of the transactions contemplated herein or therein, except for (i) the filing of a pre-merger notification and report form under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, and (ii) such Consents set forth in Disclosure Schedule 3.6.

        Section 3.7    Financial Statements; Absence of Certain Changes or Events.

          (a)   The Company has furnished or made available to Buyer or its Representatives copies of (i) the audited balance sheets of the Company as of December 31, 2011 and 2010 together with the audited statements of operations and cash flows of the Company for each of the years then ended, and the related notes thereto, accompanied by the reports thereon of Moss-Adams LLP, independent public accountants, and (ii) the unaudited balance sheet of the Company as of January 28, 2012 (the "Balance Sheet"), together with the related unaudited statements of operations and cash flows of the Company for the period then ended (such audited and unaudited financial statements collectively being referred to herein as the "Financial Statements"). The Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP consistent with past practice (except that the unaudited Financial Statements do not contain all notes required by GAAP and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present, in accordance with GAAP, the financial position of the Company at the dates thereof and the results of operations of the Company for the respective periods indicated. The Company is not a party to any "off-balance sheet arrangements" (as defined by the SEC in Item 303 of Regulation S-K) the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company.

          (b)   To the Knowledge of the Company, no fraud has occurred in connection with the preparation of the Financial Statements and the transactions reflected in or by the Financial Statements represent bona fide transactions.

          (c)   As of the date hereof, the Company has the outstanding Indebtedness set forth on Disclosure Schedule 3.7(c) only. The Company has no material Liabilities, except for: (i) Liabilities set forth in or referenced on the Balance Sheet (including the notes thereto, if any); (ii) Liabilities that have been incurred by the Company since the date of the Balance Sheet in the ordinary course of business and generally consistent with past practices; and (iii) Liabilities reasonably identified on Disclosure Schedule 3.7 (c).

          (d)   Except as set forth on Disclosure Schedule 3.7(d)(i), or as provided in or contemplated by this Agreement or the other Transaction Documents, since January 28, 2012 (the "Balance Sheet Date") and prior to the date of this Agreement, the Company has conducted its business in all material respects in the ordinary course of business and generally consistent with the past practices of the Company. Except as set forth on Disclosure Schedule 3.7(d)(ii), since the Balance Sheet Date there has not occurred, and the Company has not incurred or suffered, any Material Adverse Effect.

          (e)   Except as set forth on Disclosure Schedule 3.7(e) or as otherwise contemplated by these transactions, since the Balance Sheet Date, there has not been any:

              (i)  change in any authorized or issued capital stock of the Company; grant of any stock, option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock of the Company, other than periodic tax distributions to the Sellers;

             (ii)  amendment to the Constituent Documents of the Company;

            (iii)  (A) grant of any severance or termination pay to any director, officer, employee or other representative of the Company, (B) material increase in compensation or other benefits payable to any employee, consultant or other representative of the Company (providing personal services), (C) establishment, adoption or amendment of any employee benefit plan (other than to comply with Applicable Laws), or (D) hiring of any new director, consultant (providing personal services), officer or any other employee with an annual base compensation in excess of $150,000 other than, in each case, in the ordinary course of business and generally consistent with past practice;

            (iv)  loan, advance or capital contribution to, or investment in, any Person by the Company, other than loans, advances or capital contributions or investments made in the ordinary course of business generally consistent with past practices, intercompany transactions and periodic tax distributions to the Sellers;

             (v)  write off or write down of, or determination to, write off or write down, any of the assets or properties of the Company other than in the ordinary course of business generally consistent with past practices;

            (vi)  material change in the Tax elections, accounting methods or accounting practices used by the Company (except to the extent reflected in the Financial Statements);

           (vii)  single capital expenditure that exceeds $250,000;

          (viii)  (A) acquisition, lease or license of any material right or other material asset from any other Person, (B) sale, assignment, transfer or other disposition of, or lease or license of, any material right or other material asset to any other Person or (C) waiver or relinquishment of any material right, except, in each case, in the ordinary course of business generally consistent with past practice;

            (ix)  creation, incurrence, assumption or guarantee of any Indebtedness, or Lien (other than Permitted Liens) placed on any of the assets or properties of the Company, except in the ordinary course of business generally consistent with past practice; or

             (x)  agreement, whether oral or written, by the Company to do any of the foregoing.

        Section 3.8    Bank Accounts; Receivables; Inventories.

          (a)   Disclosure Schedule 3.8(a) contains an accurate, correct and complete list of the names and addresses of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.

          (b)   Disclosure Schedule 3.8(b) sets forth an accurate and complete list and the aging of all notes and accounts receivable as of the Balance Sheet Date and the amounts of accounts receivable. All existing accounts receivable (including those accounts receivable that have not yet been billed or that have not yet been collected and those accounts receivable that have arisen since the date of the Balance Sheet and have not yet been collected) represent valid obligations of customers of the Company arising from bona fide transactions.

          (c)   The inventories of the Company (other than inventoried costs relating to long-term contracts and programs) recorded on the Financial Statements for the period ended December 31, 2011 are stated at the lower of cost (determined on the first in, first-out method) or market.

        Section 3.9    Compliance with Applicable Laws.

          (a)   Except as set forth on Disclosure Schedule 3.9(a), the Company (i) during the five (5) years preceding the Closing Date, has complied in all material respects with all Applicable Laws, and (ii) holds all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its business (the "Company Permits"). Disclosure Schedule 3.9(a) sets forth an accurate and complete list of each Company Permit that is held by the Company (or for which the Company has applied) that relates to the business of, or any of the assets owned or used by, the Company, all of which are valid and in full force and effect. Except as set forth on Disclosure Schedule 3.9(a), the Company is in material compliance with the terms of the Company Permits. Except as set forth on Disclosure Schedule 3.9(a), no investigation or review by any Governmental Authority is pending or, to the Knowledge of the Company, Threatened. Disclosure Schedule 3.9(a) sets forth, as of the date of this Agreement, an accurate and complete list of each Governmental Order to which the Company, or any of the assets owned or used by it, is or has been subject. The Company is in material compliance with the terms of each Governmental Order.

          (b)   Except as set forth on Disclosure Schedule 3.9(b), to the Knowledge of the Company, the Company is in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations and associated executive orders, and the Applicable Laws implemented by the Office of Foreign Assets Control, United States Department of the Treasury (collectively, the "Export Control Laws"). Except as set forth on Disclosure Schedule 3.9(b), neither the Company nor any Seller has received, during the last three

  (3) years, any communication that Threatens that the Company is not, or may not be, in material compliance with, or has or may have, any material Liability under the Export Control Laws which has not to the Knowledge of the Company been resolved.

          (c)   Except as set forth on Disclosure Schedule 3.9(c), the Company and to the Knowledge of the Company, its officers, managers, directors, employees and other Persons associated with the Company or acting on its behalf, are in compliance in all material respects with all applicable statutory and regulatory requirements under the Foreign Corrupt Practices Act of 1977, and any similar anti-corruption or anti-bribery laws applicable to the Company in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the "FCPA"). Neither the Company nor any Seller has received any communication from any person, entity or Governmental Authority that Threatens that the Company, or any agent thereof is, or may be, in violation of, or has or may have, any material Liability under, the FCPA which has not been resolved. The Company maintains a written FCPA policy intended to facilitate compliance with the FCPA and the Company believes that such policy is reasonable under the circumstances (when compared to other companies of generally similar size and scope).

          (d)   For purposes of this Section 3.9, the term "Applicable Laws," as used in clause (a) above, shall not include any Environmental Laws, any Applicable Laws relating to Taxes or the subject matters of Sections 3.16, 3.17 or 3.19.

        Section 3.10    Absence of Litigation.

          (a)   Except as set forth on Disclosure Schedule 3.10(a), there is no material claim, action, suit, inquiry, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), litigation, hearing, audit, examination, investigation, grievance or arbitration (each a "Legal Proceeding") by or before any court, arbitrator or other Governmental Authority pending or, to the Knowledge of the Company, Threatened against or involving the Company or any of the assets owned, used or controlled by the Company.

          (b)   Except as set forth on Disclosure Schedule 3.10(b), (i) no Seller has been a defendant in any Legal Proceeding, nor has any Legal Proceeding been Threatened against any Seller during the five (5) year period immediately preceding the date hereof with respect to its ownership or operation of the Company, (ii) no Seller is a party to or subject to the provisions of any Governmental Order with respect to the Company or its business, and (iii) no Seller is subject to any settlement agreement or similar negotiated resolution of any prior Legal Proceeding that materially impacts the Company or its business.

        Section 3.11    Insurance.     Set forth on Disclosure Schedule 3.11, as of the date of this Agreement, is a true, correct and complete list of all insurance policies maintained by the Company, or under which the Company is the beneficiary, including, without limitation, workers' compensation, title, fire, general liability, fiduciary liability, directors' and officers' liability, malpractice liability, theft and other forms of property and casualty insurance held by the Company and all issued fidelity bonds that are, in each case, material to the Company (other than those issued or held exclusively in connection with Classified Contracts). Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and generally consistent with past practices of the Company and in accordance with the terms thereof, each of the insurance policies set forth on Disclosure Schedule 3.11 is in full force and effect and all premiums due with respect to such policies are currently paid. To the Knowledge of the Company, there has not been any Threatened termination of any of those policies. As of the date of this Agreement, the Company has not failed to give in a timely manner any notice of any material pending claim that is reasonably likely to be insured under any such policy required to be listed on Disclosure Schedule 3.11 and, to the Knowledge of the Company, there are no claims that have been denied or disputed by the insurer during the last year which the Company reasonably intends to contest.

        Section 3.12    Owned Real Property.     The Company does not own any Owned Real Property.

        Section 3.13    Leased Real Property.     Set forth on Disclosure Schedule 3.13(a) is a list of all Leased Real Property. Each lease set forth on Disclosure Schedule 3.13(a) is a valid and binding obligation of the Company and (subject to any of such leases being terminated in the ordinary course of business and generally consistent with past practices of the Company and in accordance with the terms thereof) is in full force and effect. To the Knowledge of the Company, except as otherwise set forth on Disclosure Schedule 3.13(b), (a) neither the Company nor the landlord is in default in any material respect under any lease set forth on Disclosure Schedule 3.13(a) and (b) there are no condemnation proceedings pending or Threatened as to any Leased Real Property. To the Knowledge of the Company, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy.

        Section 3.14    Tangible Property.     The Company owns, or holds pursuant to valid and enforceable leases, all the tangible properties and assets of the Company (excluding Real Property) that are material to the conduct of the business of the Company as it is currently conducted, and on the Closing Date such tangible assets will be free and clear of all Liens, with only such exceptions as constitute Permitted Liens or Liens related to Indebtedness to be paid by Buyer at Closing. Such tangible properties and assets of the Company are in sufficiently good operating condition (except for ordinary wear and tear) to allow the business of the Company to be operated in the ordinary course of business and generally consistent with past practices of the Company.

        Section 3.15    Liens and Encumbrances.     All of the material tangible assets of the Company are free and clear of all Liens except (a) Permitted Encumbrances and (b) Liens set forth on Disclosure Schedule 3.15 (the Liens referred to in clauses (a) and (b) being "Permitted Liens"). None of the material owned (but not licensed) Intellectual Property of the Company currently used in the business has been pledged, licensed or otherwise hypothecated except in connection with (i) Permitted Encumbrances, (ii) Permitted Liens and (iii) the ordinary course of business.

        Section 3.16    Environmental Matters.     Except as otherwise set forth on Disclosure Schedule 3.16:

          (a)   The Real Property and the operations of the Company thereon comply in all material respects with all applicable Environmental Laws.

          (b)   No judicial or administrative proceedings or investigations are pending or, to the Knowledge of the Company, Threatened, against the Company alleging the violation of any applicable Environmental Laws or requiring any remediation on any Real Property that are necessary to comply with any applicable Environmental Laws and that have not been resolved and, to the Knowledge of the Company, no written notice from any Governmental Authority or any private or public Person has Threatened any violation of any applicable Environmental Laws at any Real Property.

          (c)   Disclosure Schedule 3.16(c) sets forth an accurate and complete list of all material permits, registrations, licenses and authorizations required to be obtained or filed by the Company under any applicable Environmental Laws in connection with the Company's operations and the Company is in material compliance with the terms and conditions of all such material permits, registrations, licenses and authorizations.

          (d)   To the Knowledge of the Company, all Hazardous Substances used or generated by the Company at or on any of the Real Property have been generated, managed, stored, transported, treated, recycled and disposed of in material compliance with Environmental Laws. Except as set forth on Disclosure Schedule 3.16(d), to the Knowledge of the Company, there is not nor has there been any Release of Hazardous Substances at, on, about or under the Real Property that would reasonably be expected to impact any surrounding property, which would give rise to Liability under any Environmental Law. Except to the extent set forth on Disclosure Schedule 3.16(d), the

  Company has not entered into or agreed to enter into, any Governmental Order, and is not subject to any Governmental Order relating to Hazardous Substances under any applicable Environmental Law.

          (e)   The Company has not received any written notification from any source advising the Company that (i) it is a potentially responsible party under CERCLA or any other applicable Environmental Laws, (ii) any Real Property is identified or proposed for listing as a federal National Priorities List ("NPL") (or state equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") (or state-equivalent) site or (iii) any facility to which it currently transports or otherwise arranges for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state equivalent) site or CERCLIS (or state-equivalent) site.

          (f)    Within the last two years, the Company has not at any time been subject to any Legal Proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws.

          (g)   Disclosure Schedule 3.16(g) sets forth, as of the date of this Agreement, a true and correct list of all documents that contain any environmental reports, investigations and/or audits relating to the Real Property which were performed or conducted by the Company or on its behalf during the past two (2) years and which the Company has possession of. A complete and accurate copy of each such document has been provided to Buyer.

        Section 3.17    Taxes.     Except as set forth on Disclosure Schedule 3.17:

          (a)   (i) All Tax Returns relating to income Taxes and all other material Tax Returns which are required to be filed by the Company on or before the Closing Date have been or will be filed by the Closing Date; (ii) all such Tax Returns are or will be true, correct and complete in all material respects; (iii) all Taxes of the Company shown due on such Tax Returns have been or will be paid in full by the Closing Date; and (iv) all material withholding Tax requirements imposed on or with respect to the Company on or before the Closing Date have been or will be satisfied in full in accordance with all Applicable Laws by the Closing Date.

          (b)   As of the date of this Agreement, there is not in force (i) any extension of time with respect to the due date for the filing of any material Tax Return by the Company or (ii) any waiver or agreement for any extension of time for the assessment or payment of any material Tax by the Company.

          (c)   No outstanding claim, assessment or deficiency against the Company for any Taxes has been asserted in writing by any Government Authority.

          (d)   There is no existing Tax sharing agreement that may or will require that any payment be made by the Company on or after the Closing Date.

          (e)   There is no contract, agreement, plan or arrangement covering any Person that, individually or in the aggregate, as a consequence of the transactions contemplated by this Agreement or otherwise, could give rise to the payment of any amount (or the accelerated vesting of any amount) that would not be deductible by the Company by reason of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

          (f)    To the Knowledge of the Company, no federal, state, local or foreign audits or other administrative proceedings, discussions or court proceedings are presently in progress or pending with regard to any material Taxes or material Tax Returns of the Company.

          (g)   The Company is not liable for (i) Taxes of any predecessor or (ii) Taxes of any other person (except for the Company) under Treasury Regulation Section 1.1502-6.

          (h)   The Company is not (and never has been) a "United States real property corporation" within the meaning of Code Section 897(c)(2).

          (i)    To the Knowledge of the Company, the Company, for any taxable year not closed by the applicable statute of limitations, has not entered into a transaction that is a "listed transaction" (irrespective of the effective date) within the meaning of Treasury Regulation Section 6011-4(b)(2).

          (j)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

              (i)  change in method of accounting for a taxable period ending on or prior to the Closing Date;

             (ii)  "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

            (iii)  intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

            (iv)  installment sale or open transaction disposition made on or prior to the Closing Date; or

             (v)  prepaid amount received on or prior to the Closing Date.

          (k)   The Company is, and at all times since July 1, 2002 has been, a valid S corporation, as defined by Section 1361 of the Code, and, to the extent available, a valid S corporation since July 1, 2002 for each state in which it files state income Tax Returns. At no time on or after July 1, 2002, has the Company experienced any of the following: (i) any corporate level tax event under Section 1374 or any other provision of the Code other than any event that will take place as a result of the Closing; or (ii) any type or form of voluntary, involuntary or inadvertent termination of its S corporation status other than the termination that will take place as a result of the Closing.

        Section 3.18    Material Contracts.     Set forth on, or incorporated by reference into, Disclosure Schedule 3.18, as of the date of this Agreement, is a true, correct and complete list of all Material Contracts (other than Classified Contracts) to which the Company is a party or by which the Company is otherwise bound (although the parties confirm that inclusion of an agreement, contract or instrument on such Disclosure Schedule 3.18 shall not, in and of itself, cause such agreement, contract or instrument to be deemed a Material Contract unless it shall meet the definition set forth in Article I hereof). Except as set forth on Disclosure Schedule 3.18, a true, correct and complete copy of each Material Contract has been furnished or made available to Buyer or its Representatives; provided, however, the Company has not furnished nor made available (and Buyer confirms that the Company has not furnished nor made available) any Classified Contract. All Material Contracts containing a U.S. choice of law provision are legal, valid, binding and enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, in accordance with their terms and Applicable Law, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by court-appointed equitable principles. Except as set forth on Disclosure Schedule 3.18, the Company has, and to the Knowledge of the Company, the other parties to the Material Contracts have, performed all of their respective material obligations required to be performed under the Material Contracts. The Company is not, and to the Knowledge of the Company, the other parties to the Material Contracts are not, in material default under any such Material Contract, except as set forth on Disclosure Schedule 3.18. To the Knowledge of the Company, there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a material default under any Material Contract, except as set forth on Disclosure Schedule 3.18.

        Section 3.19    ERISA Compliance; Labor.

          (a)   Set forth on Disclosure Schedule 3.19(a) is a list of all Employee Benefit Plans. No Employee Benefit Plan benefits individuals who reside outside of the United States or is subject to laws other than the laws of the United States.

          (b)   Neither the Company nor any other entity required to be aggregated with the Company under Section 414(b), 414(c), 414(m) or 414(o) of the Code (the "Aggregated Group") sponsors, and neither the Company nor any member of the Aggregated Group has sponsored within the last six (6) years, a "defined benefit plan," as such term is defined in Section 3(35) of ERISA.

          (c)   Except as set forth on Disclosure Schedule 3.19(c), no Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code or applicable state continuation coverage rules.

          (d)   To the Knowledge of the Company, no "prohibited transaction," as such term is described in Section 4975 of the Code, has occurred with respect to any of the Employee Benefit Plans that would subject the Company or any member of the Aggregated Group, any officer of the Company or any of such plans or any trust to any material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

          (e)   Neither the Company nor any member of the Aggregated Group is contributing to, has contributed to, or has been obligated to contribute to (i) any "multiemployer plan," as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) any employee pension benefit plan (as defined in Section 3(2) of ERISA, whether or not excluded from coverage under ERISA) for the benefit of current or former employees subject to Sections 412 or 430 of the Code or Section 302 or Title IV of ERISA, (iii) a voluntary employees' beneficiary association (VEBA) within the meaning of Section 501(c)(9) of the Code, or (iv) a multiple employer welfare arrangement (MEWA) within the meaning of Section 3(40)(A) of ERISA.

          (f)    To the Knowledge of the Company, there exists no condition that would subject the Company or any member of the Aggregated Group to any material liability under the terms of the Employee Benefit Plans or Applicable Laws other than any payment of benefits in the normal course of plan operation.

          (g)   The Company maintains one (1) Employee Benefit Plan intended to comply with the requirements of Section 401(a) of the Code and it has adopted a volume submitter plan document sponsored by Fidelity Investments and nothing has occurred since the date such volume submitter document was adopted that, to the Knowledge of the Company, is reasonably expected to adversely effect the qualification of such Employee Benefit Plan (or the tax-exempt status of the related trust).

          (h)   Except as set forth on Disclosure Schedule 3.19(h)(i), true, correct and complete copies of each of the Employee Benefit Plans and all related trust documents, insurance contracts and other funding agreements which implement each Employee Benefit Plan, and the most recent determination letters, if applicable, have been made available to Buyer or its representatives for review, along with the three (3) most recent reports filed on Form 5500, if required to be filed, and the most recent summary plan description with respect to each Employee Benefit Plan. Except as set forth on Disclosure Schedule 3.19(h)(ii), all material reports and disclosures relating to the

  Employee Benefit Plans required to be filed with or furnished to Governmental Authorities or plan participants or beneficiaries have been filed or furnished in accordance with Applicable Laws.

          (i)    Each Employee Benefit Plan complies in all material respects in form and in operation with Applicable Laws and the Company has performed and complied in all material respects with all of its obligations under and with respect to the Employee Benefit Plans. Except as set forth on Disclosure Schedule 3.19(i), there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, Threatened against, or with respect to, any of the Employee Benefit Plans. All contributions required to be made to the Employee Benefit Plans pursuant to their terms have been timely made. To the Knowledge of the Company, (i) there is no proceeding or other matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service or the Department of Labor other than as described on Disclosure Schedule 3.19(i), and (ii) no such proceeding or other matter is Threatened.

          (j)    Each Employee Benefit Plan may be terminated by the Company, as provided in the Employee Benefit Plan, other than benefits protected under Section 411(d) of the Code, on and after the Closing, without further material liability to the Company (excluding ordinary administrative expenses and routine claims for benefit plans). The Company has not announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Employee Benefit Plan or (ii) adopt, amend or terminate any Employee Benefit Plan, other than any amendment required by Applicable Laws.

          (k)   Except as set forth on Disclosure Schedule 3.19(k), (i) the Company is not a party to any collective bargaining agreement, and no labor strike, lock out, slowdown or work stoppage is or within the past two (2) years has been, pending or, to the Knowledge of the Company, Threatened against the Company; (ii) to the Knowledge of the Company, there have been no organizational efforts by any union to become the bargaining representative of the employees of the Company, or any group thereof, and there has been no election nor any filed position of any such bargaining representative within the past two (2) years; and (iii) the Company (A) is not engaged in any unfair labor practices, does not have any unfair labor practice charges or complaints before the National Labor Relations Board or other Governmental Authority pending or, to the Knowledge of the Company, Threatened against it and (B) has not received written notice of any investigations, charges, complaints, arbitrations or proceedings pending or, to the Knowledge of the Company, Threatened against it before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices.

          (l)    [Intentionally Left Blank]

          (m)  Except as set forth on Disclosure Schedule 3.19(m), the Company has not made any commitments to any officer, current or former employee, consultant or independent contractor with respect to compensation, promotion, retention, termination, severance or similar matter in connection with the transactions contemplated by this Agreement. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement will result (either alone or in combination with any other event) in (i) any payment of, or increase in, remuneration or benefits, to any current or former employee, officer, manager, director or consultant (providing services in the nature of personal services) of the Company, (ii) any cancellation of indebtedness owed to the Company by any current or former employee, officer, manager, director or consultant, (iii) the acceleration of the vesting, funding or time of any payment or benefit to any current or former employee, officer, manager, director or consultant or (iv) any "parachute payment" within the meaning of Section 280G (whether or not such payment is considered to be reasonable compensation for services rendered).

          (n)   Disclosure Schedule 3.19(n) sets forth an accurate and complete list of the names, titles and base salaries (or, as applicable, hourly wages) of all employees as of March 1, 2012.

          (o)   Disclosure Schedule 3.19(o) accurately identifies each former employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee's employment with the Company, and accurately describes such benefits.

          (p)   Except as set forth on Disclosure Schedule 3.19(p), the Company has complied in all material respects with all Applicable Laws relating to employment, employment practices, wages, hours, immigration control, employee safety, bonuses and terms and conditions of employment, including, but not limited to, Applicable Laws relating to job applicants and laws relating to employee background checks. Except as set forth on Disclosure Schedule 3.19(p), no Legal Proceeding that arises out of the current, former or potential employment relationship between the Company and any of its current, former or potential employees has been filed or is pending or, to the Knowledge of the Company, Threatened. The Company has not been affected by any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act of 1988, or any similar law requiring advance notice of a mass layoff or plant closing or other similar event requiring advance notice to any employee, employee representative or Governmental Authority (collectively, the "WARN Act").

          (q)   The Company has maintained and currently maintains insurance as required by Applicable Laws with respect to workers' compensation claims and unemployment benefits claims.

        Section 3.20    Intellectual Property.     Set forth on Disclosure Schedule 3.20(a) is a list of all issued patents and pending patent applications (other than those subject to a secrecy order from any Governmental Authority), registered trademarks and registered domain names owned by the Company and used in the United States. To the Knowledge of the Company, the Company owns, or has the license or right to use in the United States, all material Intellectual Property currently used and necessary to conduct its business as presently conducted, except to the extent set forth on Disclosure Schedule 3.20(b). No third party has, to the Knowledge of the Company, Threatened a claim against the Company that the Company is infringing the Intellectual Property of such third party, except to the extent set forth on Disclosure Schedule 3.20(c). To the Knowledge of the Company, no third party is infringing in any material respect the material Intellectual Property owned or exclusively licensed by the Company.

        Section 3.21    Broker's Commissions.     Except as set forth on Disclosure Schedule 3.21, neither the Company nor any Seller has, directly or indirectly, entered into any agreement with any Person that would obligate Buyer, the Company or any Seller to pay any commission, brokerage fee or "finder's fee" in connection with the transactions contemplated herein.

        Section 3.22    Government Contracts.

          (a)   Disclosure Schedule 3.22(a)(i) sets forth an accurate and complete list of all material Government Contracts (other than Classified Contracts), including contract name and contract numbers, as well as an approximate estimate of the Company's funded and unfunded backlog as of February 25, 2012; it being expressly understood that the Company makes no representation that the backlog will result in actual orders. Except as set forth in Disclosure Schedule 3.22(a)(ii), a true, correct and complete copy of each of the material Government Contracts, and all amendments thereto, has been provided to Buyer; provided, however, the Company has not furnished nor made available (and Buyer confirms that the Company has not furnished or made available) any Classified Contract. Each material Government Contract containing a U.S. choice of law provision is legal, valid, binding, enforceable and in full force and effect against the Company and, to the

  Knowledge of the Company, the other party or parties thereto, in accordance with their terms and Applicable Law, except as enforceability of such contract may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Neither the Company nor, to the Knowledge of the Company, any other Person who is a party to any material Government Contract is in material default thereunder, except as set forth on Disclosure Schedule 3.22(a)(iii).

          (b)   Except as set forth on Disclosure Schedule 3.22(b) and except as to routine inquiries, disclosures, dialogs, audits and reconciliations of the nature reasonably to be expected by a government contractor such as the Company (i) the Company is not, and during the last three (3) years has not been, under administrative, civil or criminal indictment, information or, to the Knowledge of the Company, investigation by any Governmental Authority, and to the Knowledge of the Company no such indictment, information or investigation has been Threatened, (ii) to the Knowledge of the Company, the Company has not received, during the last three (3) years, notice of a pending or Threatened non-routine audit or investigation by any Governmental Authority of the Company, with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid, and (iii) during the last three (3) years, the Company has not made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract with or a Government Bid by the Company. Except as set forth on Disclosure Schedule 3.22(b), to the Knowledge of the Company, the Company has not submitted any inaccurate, untruthful or misleading information in connection with any voluntary disclosure to any Governmental Authority or any cost or pricing data, certification, bid, proposal, application, report, claim or any other information relating to a Government Contract to the U.S. Government or any other Governmental Authority that has led or is currently reasonably expected to lead to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence.

          (c)   Except as set forth on Disclosure Schedule 3.22(c), there are (i) no material pending or, to the Knowledge of the Company, Threatened claims, appeals, "Requests for Equitable Adjustments," or protests against the Company by a Governmental Authority or by any prime contractor, subcontractor or vendor arising under any Government Contract with, or Government Bid by, the Company and (ii) no material disputes between the Company and a U.S. Governmental Authority under the Contract Disputes Act or any other federal Applicable Law or between Company and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract with or Government Bid by the Company.

          (d)   The Company is not and has never been suspended or debarred from doing business with a Governmental Authority or a non-U.S. Governmental Authority, and to the Knowledge of the Company, no such suspension or debarment has been Threatened.

          (e)   Except as set forth on Disclosure Schedule 3.22(e), no Government Contract held by the Company has been totally or partially terminated for default or for the convenience of a Governmental Authority.

          (f)    Except as disclosed on Disclosure Schedule 3.22(f), to the Knowledge of the Company, during the last three (3) years, the Company has not been notified of any warranty claims relating to any Government Contract.

          (g)   Except as disclosed on Disclosure Schedule 3.22(g), to the Knowledge of the Company, there has not been any material misstatement by the Company contained in schedules of U.S. Government-furnished equipment provided to any Governmental Authority under any Government Contract with the Company.

        Section 3.23    Customers and Suppliers.     Disclosure Schedule 3.23(a) sets forth an accurate and complete list of (a) each customer that accounted for more than $500,000 of revenue of the Company during the twelve (12) month period ended December 31, 2011 and the approximate amount of revenues accounted for by each such customer during that period and (b) each supplier that supplied more than $500,000 worth of products, services or other tangible or intangible property or license rights to the Company during the twelve (12) month period ended December 31, 2011 and the approximate expense represented by each such supplier during that period. No vendor critical to the operation of the Company's business has, in the twelve (12) months preceding the date hereof, Threatened to cancel or materially limit or change its business relationship with the Company, other than as set forth on Disclosure Schedule 3.23(b). To the Knowledge of the Company, none of the sole source suppliers of material components used by the Company in the manufacture of its products has Threatened that it will cease operations or prevent the Company from operating.

        Section 3.24    Product Liability.     Except as set forth on Disclosure Schedule 3.24, no Person has made any formal Threat against the Company within the last twelve (12) months (or if made prior to the aforementioned twelve (12) month period, as to which the claimant or its representative has, to the Knowledge of the Company, reasserted or otherwise demonstrably acted upon such Threat within the last twelve (12) months) arising out of any personal injury and/or death or material damage to property relating to any products manufactured, marketed, sold or otherwise provided by, or on behalf of, the Company. (The parties agree that in order for a Person to have "demonstrably acted upon" a Threat, he, she or it must have taken real and meaningful steps to pursue, perfect, collect or pursue the actual Threat made.)

        Section 3.25    Relationships with Affiliates.     Except as set forth on Disclosure Schedule 3.25, to the Knowledge of the Company, no manager, director, officer, shareholder or other Affiliate of the Company has, or since January 1, 2007 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company's business. Except as set forth on Disclosure Schedule 3.25, to the Knowledge of the Company, no current manager, director, officer shareholder or other Affiliate of the Company owns, or since January 1, 2007 has owned, (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with the Company or (b) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "entity interest" for purposes of this Section 3.25. Except as set forth on Disclosure Schedule 3.25, no shareholder, manager, director, officer or other Affiliate of the Company is a party to any contract with the Company, other than (i) employment agreements and rights to employee benefits, (ii) director and officer indemnification agreements approved by the Company's board of directors, and (iii) retention bonus payments or other bonus payments contemplated herein.

        Section 3.26    Manufacturing and Marketing Rights.     Except as set forth on Disclosure Schedule 3.26 (or as granted or entered into in the ordinary course of business or as required by Applicable Law), the Company has not granted rights to manufacture, produce, assemble, license, market or sell its products or services to any other Person and is not bound by any agreement that materially affects the Company's rights to develop, manufacture, assemble, distribute, market or sell its products and services.

        Section 3.27    Product Warranty.     Disclosure Schedule 3.27(a) lists all standard forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind the Company to its customers in connection with any licenses, goods or services sold by the Company. Except as set forth on Disclosure Schedule 3.27(b), no product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease listed in Disclosure Schedule 3.27(a). Except as set forth on Disclosure

Schedule 3.27(c), each product manufactured, sold, licensed, leased or delivered by the Company at all times has been in conformity in all material respects with all applicable express warranties, if any. To the Knowledge of the Company, the Company has not during the last twelve (12) months used any counterfeit goods, parts or components in the products manufactured or assembled by the Company.

        Section 3.28    Information Security.     The Company has not received a Threat from any person, entity or Governmental Authority in the last twelve (12) months that the Company has been the subject or victim of any unauthorized or illegal access to Company Data. To the Knowledge of the Company, the Company has not suffered any unauthorized or illegal access to its Company Data in the last twelve (12) months which jeopardizes the critical business operations of the Company other than as specified on Disclosure Schedule 3.28.

        Section 3.29    Accredited Investor Status.     Each Seller is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

        Section 3.30    Disclaimer of Other Representations and Warranties.

          (a)   EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III NEITHER THE COMPANY NOR THE SELLERS MAKE OR HAVE MADE, AND BUYER IS NOT RELYING AND HAS NOT RELIED ON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ITS BUSINESS OR ANY OF ITS ASSETS, LIABILITIES, OPERATIONS OR PROSPECTS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND (II) ACCURACY AND COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER AND ITS REPRESENTATIVES (INCLUDING, FOR THIS PURPOSE, THE CONFIDENTIAL INFORMATION MEMORANDUM, THE "TEASER" AND THE OTHER MARKETING MATERIALS PROVIDED BY JCP SECURITIES, INC. AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR THE LIKE), AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE III, BUYER IS ACQUIRING THE SHARES AND THE COMPANY ON AN "AS-IS, WHERE-IS" BASIS.

          (b)   BUYER HAS RECEIVED FROM THE SELLERS AND THE COMPANY CERTAIN FINANCIAL INFORMATION AND PROJECTIONS, INCLUDING PROJECTED BALANCE SHEETS AND STATEMENTS OF OPERATING REVENUES AND INCOME FOR THE YEARS ENDING 2012 THROUGH 2015 AND CERTAIN BUSINESS PLAN INFORMATION FOR SUCH YEARS. BUYER ACKNOWLEDGES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS, (II) BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, (III) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS, UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS FURNISHED TO IT), AND (IV) BUYER SHALL HAVE NO CLAIM AGAINST THE COMPANY OR ANY SELLER WITH RESPECT THERETO. ACCORDINGLY, NO REPRESENTATIONS OR WARRANTIES ARE MADE WITH RESPECT TO ANY SUCH FINANCIAL INFORMATION, ESTIMATES, PROJECTIONS OR OTHER FORECASTS AND PLANS (INCLUDING, WITHOUT LIMITATION, THE REASONABLENESS OF THE ASSUMPTIONS, UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

          (c)   THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NOTHING CONTAINED IN THIS SECTION 3.30 SHALL LIMIT OR WAIVE ANY CLAIM BASED ON

  ACTUAL COMMON LAW FRAUD AND IT IS EXPRESSLY AGREED AND ACKNOWLEDGED THAT, WITH RESPECT TO CLAIMS FOR ACTUAL COMMON LAW FRAUD, BUYER MAY PROVE RELIANCE ON ANY FACT OR CIRCUMSTANCE NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT. IT IS EXPRESSLY AGREED HOWEVER THAT BUYER WAIVES AND RELEASES CLAIMS BASED ON SECURITIES AND STATUTORY FRAUD (AND SIMILAR SUCH CLAIMS).

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to the Sellers and the Company that the statements contained in this Article IV are true and correct.

        Section 4.1    Good Standing and Other Matters.     Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware U.S.A. and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than in such jurisdictions where the failure so to qualify would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on Buyer. Buyer has (and shall maintain through Closing) a facilities security clearance determination from the DoD of Top Secret and Special Access. Buyer is not organized, chartered or incorporated under the Laws of any country other than the United States or its territories. Buyer is not, and will not be, at or immediately following the Closing, owned or controlled by (a) a foreign Person or Persons for purposes of the ITAR, 22 C.F.R. Parts 120 - 130, (b) a foreign Person for purposes of reviews of transactions conducted by the Committee on Foreign Investment in the United States under the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. App. § 2170, as amended by Section 721 of the Foreign Investment and National Security Act of 2007 and as implemented by Executive Order 11858, as amended, and regulations at 31 C.F.R. Part 800, or (c) a foreign interest or interests (including a foreign Person or Persons) as defined in the National Industrial Security Program Operating Manual (DOD 5220.22-M) (February 28, 2006), such that any foreign interest(s), directly or indirectly, will own or have beneficial ownership (defined as the power to vote or direct the voting of a security or to impose or direct the disposition of a security) of any class of Buyer's equity securities.

        Section 4.2    Capitalization of Buyer.     As of April 30, 2012, the authorized capital stock of Buyer consists of (a) 195,000,000 shares of common stock, $0.001 par value per share ("Buyer Common Stock"), of which 32,511,287 shares are issued and outstanding, and (b) 5,000,000 shares of preferred stock, $0.001 par value per share, none of which are issued and outstanding. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which Buyer's stockholders may vote are issued or outstanding. All outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. The Closing Shares and the Retention RSUs, when issued, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights. Except as disclosed in the SEC Reports, as of the date of this Agreement, there are outstanding (i) no shares of capital stock or other voting securities of Buyer; (ii) no securities of Buyer convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of Buyer; and (iii) no subscriptions, options, warrants, calls, rights, commitments or agreements to which Buyer is a party or by which it is bound, in any case obligating Buyer to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of Buyer, or obligating Buyer to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        Section 4.3    Shares of Buyer Common Stock.     The Closing Shares and the Retention RSUs will be issued in compliance with Applicable Laws, free and clear of any and all Liens. The sale and delivery of the Closing Shares and the Retention RSUs (when vested) will vest in the holders thereof legal and valid title to such shares of Buyer Common Stock.

        Section 4.4    Authority.     Buyer has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution and delivery by Buyer of this Agreement and each of the other Transaction Documents to which it is a party, the issuance of the Closing Shares and Retention Shares and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each of the other Transaction Documents to which Buyer is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by Buyer and, assuming that this Agreement and the other Transaction Documents to which Buyer is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of Buyer, enforceable against each Seller in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        Section 4.5    No Conflict; Required Filings and Consents.     The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by Buyer of the transactions contemplated herein and therein will not, directly or indirectly (with or without due notice or lapse of time): (a) violate or result in any breach of any provision of the certificate of incorporation or bylaws of Buyer; (b) materially violate or result in a material violation or material breach of, or constitute a material default under, any of the terms, conditions or provisions of any material contract of Buyer or any other material agreement to which Buyer is a party; (c) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, materially violate any Applicable Law binding upon Buyer or by which or to which any of the assets owned, used or controlled by Buyer, is subject; or (d) result in the imposition or creation of any Lien on any asset of Buyer. No Consent of any Governmental Authority or other Person is required by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party or the consummation by Buyer of the transactions contemplated herein or therein, except for the filing of a pre-merger notification and report form under the HSR Act, and the expiration or termination of the applicable waiting period thereunder.

        Section 4.6    Absence of Litigation.     As of the date of this Agreement there is no material Legal Proceeding by or before any court, arbitrator or other Governmental Authority pending or, to the knowledge of Buyer, threatened against or involving Buyer or any of the assets owned, used or controlled by Buyer, or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.

        Section 4.7    Broker's Commissions.     Except for Sagent Advisors Inc., Buyer has not, directly or indirectly, entered into any agreement with any Person that would obligate Buyer, the Company or any Seller to pay any commission, brokerage fee or "finder's fee" in connection with the transactions contemplated herein.

        Section 4.8    Sufficiency of Funds.     At Closing, Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Payment and consummate the transactions contemplated by this Agreement. Buyer's willingness to consummate the transactions contemplated by this Agreement is not conditioned, implicitly or otherwise, on financing not yet obtained.

        Section 4.9    SEC Reports.

          (a)   Since December 31, 2009, Buyer has filed all forms, reports and documents with the SEC that have been required to be filed by it under Applicable Law prior to the date hereof, and Buyer will timely file prior to the Closing all forms, reports and documents with the SEC that are required to be filed by it under Applicable Law prior to such time (all such forms, reports and documents, together with all exhibits and schedules thereto, the "SEC Reports"). Each of the consolidated balance sheets included in or incorporated by reference into the SEC Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Buyer and its subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders' equity included in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Buyer and its subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q and (ii) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

          (b)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing) or submission date, as the case may be (i) each SEC Report complied, or will comply, as the case may be, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, or any successor statute, rules or regulations thereto ("Sarbanes-Oxley Act") and the Dodd-Frank Act of 2010, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date such SEC Report was or will be filed, and (ii) the Transaction PPM and each SEC Report did not, and will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Buyer has delivered or made available to the Company complete and correct copies of all material correspondence between the SEC, on the one hand, and Buyer, on the other hand, occurring since December 31, 2009, that is not publicly available via the Electronic Data Gathering, Analysis, and Retrieval system of the SEC. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. As of the date hereof, to the knowledge of Buyer, none of the SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No executive officer of Buyer has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report. Neither Buyer nor, to the knowledge of Buyer, any of its Representatives, has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Except as previously disclosed in the SEC Reports since the enactment of the Sarbanes-Oxley Act, Buyer and each of its officers and, to the knowledge of Buyer, each of its directors, have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market. As part of the Transaction PPM, Buyer has supplied or made available to the Sellers and the Company the same information (including financial information and data) provided to the Related Investor, and none of the information provided to the Related Investor but not provided to the Company and the Sellers is necessary in order for the Sellers to make an informed investment decision thereunder.

        Section 4.10    Restricted Data.     Neither Buyer, any of its Representatives nor Affiliates of Buyer has provided, disseminated, or otherwise made available (nor will Buyer or any of its Representatives or Affiliates provide, disseminate or otherwise make available prior to Closing) any information pertaining to the Company which would constitute "technology" or "technical data" that is restricted to "U.S. Persons" under Applicable Law (including, for this purpose, the United States Export Administration Regulations and the International Traffic in Arms Regulations) (the "Restricted Data"), to any Persons other than individuals for whom Buyer reasonably determined were either U.S. citizens or lawful permanent residents of the United States, nor provided, disseminated, or otherwise made available any Restricted Data to any foreign persons or foreign entities, including, without limitation, a foreign parent, subsidiary, or investor of Buyer, unless such disclosure was made after Buyer obtained the appropriate export license, technical assistance agreement or other requisite documentation for the transmission of all or any portion of the Restricted Data. Buyer has not provided any Restricted Data to any Person who has been listed on any screening list by any Governmental Authority (including, without limitation, the Department of Commerce, the DoD, the Department of State or the Department of Treasury) as a party for whom restrictions on exports, re-exports or transfers of Restricted Data would apply.

ARTICLE V.
COVENANTS

        Section 5.1    Public Announcements.     Unless otherwise required by Applicable Law, no party to this Agreement shall make any announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media or other private or public source (including as background or if the source shall otherwise agree to retain the information as confidential) without the prior written consent of (a) the Company and the Shareholder Representative if the request is made by Buyer prior to Closing, (b) the Shareholder Representative if the request is made by Buyer after the Closing or (c) Buyer if the request is made by the Company, the Shareholder Representative or any Seller either before or after the Closing. The parties shall cooperate as to the timing and contents of any such announcement. For purposes of absolute clarity, the parties acknowledge that if this Agreement is, for any reason, terminated prior to Closing, the Confidentiality Agreement and this Section 5.1 shall nonetheless continue in full force and effect.

        Section 5.2    Supplement to Disclosure Schedules.

          (a)   From time to time before the Closing Date, the Company and the Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules (and the information and materials provided in connection therewith) to disclose any fact, condition, matter, thing, development or occurrence (i) that has taken place after the date hereof and (ii) that would cause or constitute a breach of any representation or warranty contained in Article III had such representation or warranty been made as of the time of discovery of such fact, condition, matter, thing, development or occurrence.

          (b)   If (i) the matter or matters included in any such disclosure supplement individually or in the aggregate constitute a Material Adverse Effect, and (ii) the Shareholder Representative or the Company deliver to Buyer a written authorization to terminate this Agreement (given the condition specified in Section 6.2(c) and Buyer's termination rights in connection therewith), and thereafter Buyer does not terminate this Agreement within five (5) Business Days of the delivery of such authorization, then, notwithstanding anything to the contrary in this Agreement, Buyer shall not be entitled to terminate this Agreement as a result of, or seek indemnification hereunder in respect of, such matter or matters included in such disclosure supplement.

          (c)   If following delivery of the authorization contemplated by Section 5.2(b) above, Buyer elects to terminate this Agreement within five (5) Business Days following delivery thereof, Buyer shall have no further rights or remedies in connection therewith (including indemnification under Article VII hereof); it being the intention of the parties that termination by Buyer under those circumstances will function as its exclusive election of remedies in connection therewith.

        Section 5.3    Employment Agreements; Restricted Stock Unit Agreements.     As of the date hereof, Buyer and each of the Key Managers have separately negotiated and executed employment agreements ("Employment Agreements") and restricted stock unit agreements ("Restricted Stock Unit Agreements") with inducement restricted stock unit awards ("RSUs") which shall be effective as of, and contingent upon, the Closing. If any of the RSUs issued as inducement to the Key Managers to continue employment with Buyer after the Closing in connection with the Restricted Stock Unit Agreements ("Retention RSUs") (other than those held by Michel M. Fournier) do not vest at any point following the Closing because of termination for Cause, resignation without Good Reason, death or disability, as set forth in the respective Restricted Stock Unit Agreements, Michel M. Fournier (or, in his absence, the Shareholder Representative) and the seniormost executive of Buyer, acting together and in good faith, shall reallocate the unused Retention RSUs among the other holders of Retention RSUs or otherwise provide such Retention RSUs to one or more other Key Managers or current employees of the Company; provided, however, that no portion of such Retention RSUs shall be allocable to Michel M. Fournier under those circumstances. The parties expressly intend the covenant contemplated by this Section 5.3 to survive Closing. Buyer agrees that, upon vesting of such Retention RSUs, it shall have in place an effective registration statement on Form S-8 pursuant to which the issuance of the securities related to such Retention RSUs to such holders will be registered under Section 5 of the Securities Act.

        Section 5.4    Employees; Benefit Plans.

          (a)   With respect to any employee benefit plan maintained by Buyer or its subsidiaries (collectively, "Buyer Benefit Plans") in which any Company Continuing Employees will participate effective as of the Closing, to the extent permitted by Applicable Law and the terms of the Buyer Benefit Plans, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing; provided, however, that nothing in this Section 5.4 shall prohibit Buyer or its subsidiaries from amending or terminating any benefit plan, program or arrangement or require participation of any Company Continuing Employee in any particular Buyer Benefit Plan.

          (b)   Subject to the other terms and provisions hereof, the Company Continuing Employees shall be intended third-party beneficiaries of this Section 5.4, each of whom may enforce the provisions of this Section 5.4. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.4 shall not create any right in any Company Continuing Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates.

        Section 5.5    Plant Closings and Mass Layoffs.     Buyer shall not, and shall cause the Company not to, take any action following the Closing that could result in WARN Act liability. Buyer hereby agrees to indemnify, and hold the Sellers harmless from, any and all cost, expenses, liabilities or Losses incurred under the WARN Act following the Closing.

        Section 5.6    Director and Officer Indemnification and Insurance.

          (a)   Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the Constituent Documents of the Company, in each case as in effect on the date of this Agreement shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

          (b)   As promptly following the Closing as practicable, Buyer and the Shareholder Representative shall work in good faith to cause the Company to obtain D&O "tail" insurance coverage with a claims period of six (6) years from the Closing Date with not less than $5,000,000 coverage and containing such other terms and conditions as shall be negotiated thereby, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement). Notwithstanding the foregoing, the parties agree that the Buyer and/or the Company shall not be required to fund more than $50,000 as a one-time premium for such policy. For purposes of adding additional clarity hereto, the parties acknowledge that the premium costs associated with obtaining this policy shall not reduce the Cash Purchase Price nor be taken into account when calculating Working Capital.

          (c)   The obligations of Buyer and the Company under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.6 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.6 applies shall be intended third-party beneficiaries of this Section 5.6, each of whom may enforce the provisions of this Section 5.6).

          (d)   In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.6.

        Section 5.7    Confidentiality.     Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information contained in this Agreement (or any drafts hereof) as well as all negotiations and discussions related hereto and all information provided to Buyer pursuant hereto, except that each of Buyer and its Affiliates may make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.7 shall nonetheless continue in full force and effect.

        Section 5.8    Governmental Approvals and Other Third-Party Consents.

          (a)   Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all Consents from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such Consents. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required Consents. Each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act. Buyer agrees that all filing fees under the HSR Act (whether imposed on Buyer, any Seller or any other Person pursuant to the HSR Act) shall be borne exclusively by Buyer.

          (b)   Without limiting the generality of Buyer's undertaking pursuant to this Section 5.8, Buyer agrees to use its reasonable best efforts and to take any and all steps necessary (other than divestiture) to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority or any other Person so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible. In addition, Buyer shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

          (c)   All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Applicable Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

          (d)   The Sellers, the Company and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all Required Consents from, all third parties that are described in Disclosure Schedule 3.6; provided, however, that neither the Company nor the Sellers shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

        Section 5.9    Resale of Buyer Common Stock.

          (a)   With a view to making available to the Sellers the benefits of certain rules and regulations of the SEC which at any time permit the sale of Buyer Common Stock to the public without registration, so long as the Sellers still own shares of Buyer Common Stock issued pursuant to this transaction, Buyer shall use its reasonable best efforts to:

              (i)  make and keep adequate current public information available, as those terms are understood and defined in Rule 144, at all times;

             (ii)  file with the SEC in a timely manner all reports and other documents required of Buyer under the Exchange Act;

            (iii)  furnish to any Seller, upon any reasonable request, a written statement by Buyer as to its compliance with Rule 144, a copy of the most recent annual or quarterly report of Buyer, and such other reports and documents of Buyer as such Seller may reasonably request in availing itself of any rule or regulation of the SEC allowing such Seller to sell any such securities without registration; and

            (iv)  take any other steps necessary to allow the Sellers to sell such shares of Buyer Common Stock pursuant to Rule 144.

          (b)   The Sellers may request that Buyer remove, and Buyer agrees to authorize the removal of any legend from the shares of Buyer Common Stock following any sale of such shares pursuant to Rule 144. Following the time a legend is no longer required for the shares of Buyer Common Stock hereunder, Buyer will, no later than three (3) Business Days following the delivery by a Seller to Buyer or Buyer's transfer agent of a legended certificate representing such securities, deliver or cause to be delivered to such Seller a certificate representing such securities that is free from all restrictive and other legends.

          (c)   If Buyer at any time after the Closing proposes to register any of its common stock under the Securities Act, for its own account or for the account of any holder of its securities other than the Sellers, in connection with the public offering of such securities solely for cash, on a form which would permit registration of the Closing Shares then in the hands of such Sellers for sale to the public under the Securities Act (other than in an Excluded Registration), Buyer will, each such time, give notice to each Seller of its intention to do so. Any Seller may, by written response delivered to Buyer within ten (10) Business Days after the receipt of such notice, request that all or a specified part of the Closing Shares then held by such Seller be included in such registration. Buyer will thereupon, subject to the provisions of Section 5.9(d) below, use commercially reasonable efforts as part of its filing of such form to cause to be included in such registration under the Securities Act all Closing Shares which Buyer has been so requested to register by the Seller(s). Buyer shall have the right to terminate or withdraw any registration initiated by it under this Section 5.9(c) before the effective date of such registration, whether or not any Seller has elected to include Closing Shares in such registration; provided, however, following such termination or withdrawal, if Buyer subsequently elects to refile such registration statement or file a new registration statement which would otherwise give rise to Sellers participation therein, Buyer shall again permit such Sellers to be included in such refiled or newly filed registration statement. Buyer hereby agrees to pay any and all registration expenses in connection with each registration of Closing Shares requested pursuant to this Section 5.9(c) (other than underwriting discounts and commissions and applicable transfer Taxes, if any, which shall be borne by the Sellers in all cases), including the reasonable fees and disbursements, not to exceed $10,000, of one counsel for the participating Sellers. Buyer may require each Seller selling or proposing to sell Closing Shares hereunder to furnish to Buyer such information regarding the Seller and the distribution of the Closing Shares contemplated by such Seller as Buyer may reasonably request to comply with the Securities Act (and similar state laws) or as requested by the SEC in connection therewith or as required to effect the registration of the Closing Shares. It shall be a condition precedent to the obligations of Buyer to take any action pursuant to this Section 5.9(c) with respect to the Closing Shares of any Seller that such Seller shall furnish to Buyer such information regarding itself, the Closing Shares held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Seller's Closing Shares and shall provide Buyer with customary indemnification rights with respect to any information provided to Buyer in connection with such registration.

          (d)   In connection with any offering involving an underwriting of shares of Buyer's common stock pursuant to Section 5.9(c), Buyer shall not be required to include any of the Sellers' Closing Shares in such underwriting unless the Sellers accept the terms of the underwriting as agreed upon between Buyer and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by Buyer. If the total number of securities, including Closing Shares, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by Buyer) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then Buyer shall be required to include in the offering only that number of such securities, including Closing Shares, which the underwriters and Buyer in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Closing Shares requested to be registered can be included in such offering, then the Closing Shares that are included in such offering shall be allocated among the participating Sellers in proportion (as nearly as practicable to) the number of Closing Shares owned by each participating Seller or in such other proportions as shall mutually be agreed to by all such selling Sellers. To facilitate the allocation of shares in accordance with the above provisions, Buyer or the underwriters may round the number of shares allocated to any Seller to the nearest 100 shares.

        Section 5.10    Novations; Credit Facilities.

          (a)   As promptly as practicable following the Closing Date, the Buyer, the Company and the Shareholder Representative shall work in good faith to ensure that, following the Closing Date, neither Michel M. Fournier nor Amy Fournier (nor any other Seller, Representative or Affiliate of the Company) (in each case, a "Credit Enhancer") shall have any obligation, exposure or liability under, for or in connection with, any personal guarantee, bond, indemnity, financial assurance, pledge of security or other credit enhancement established prior to the Closing Date for the benefit of the Company (each, a "Credit Enhancement"). Without limiting the generality of the foregoing, the parties agree to provide written notice to each vendor, supplier or other creditor of the Company to notify them that credit should no longer be provided in connection with previously supplied Credit Enhancements. The Company has listed each Credit Enhancement of which it is aware on the date hereof on Disclosure Schedule 5.10(a). The Company and the Sellers agree not to provide additional Credit Enhancements after the date hereof. To the extent that any such Credit Enhancement remains outstanding after the Closing Date, Buyer shall indemnify any Credit Enhancer from any Losses, liabilities, costs or expenses incurred by such Credit Enhancer in the event the beneficiary of such Credit Enhancement requires any payment, or the Credit Enhancer otherwise suffers any Loss, in connection therewith.

          (b)   Notwithstanding any other term or provision hereof, the parties agree that, prior to Closing, the Company shall be permitted to terminate or, if not terminated prior to Closing, Buyer shall be required to terminate, at Closing (without liability or obligation on the part of the Company, any Seller or any Credit Enhancer in connection therewith) all loans, financing or credit facilities or similar such arrangements previously in place for the benefit of the Company and listed on Disclosure Schedule 5.10(b), including, without limitation, those giving rise to Indebtedness to be paid at Closing.

        Section 5.11    Tax Matters.

          (a)   Subject to Buyer's exercise of the 338 Option in accordance with Section 5.12, the parties hereto acknowledge that the taxable year of the Company shall end as of the end of the day immediately prior to the Closing Date for federal income Tax purposes pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A)(2) (and to the extent applicable, for state Tax purposes as well) and further agree that the "next day rule" of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) has no application with respect to any Tax item of the Company. If Buyer exercises the 338 Option, the parties hereto acknowledge that the taxable year of the Company shall end as of the end of the Closing Date for federal income Tax purposes (and to the extent applicable, for state Tax purposes as well) and further agree that the "next day rule" of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) has no application with respect to any Tax item of the Company.

          (b)   The Shareholder Representative will have the exclusive authority to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for income Taxes of the Company for all Pre-Closing Tax Periods that are required to be filed after the Closing Date, including for those jurisdictions and Governmental Authorities that permit or require a short year Return for the period commencing January 1, 2012 and ending on the last day of the Pre-Closing Tax Period (the "Short Year"). Such Short Year Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practice of the Company with respect to such items, unless otherwise required by Applicable Law. The Shareholder Representative will provide to Buyer a draft of the Tax Returns of the Company required to be prepared and filed by the Shareholder Representative under this Section 5.11(b) at least thirty (30) days prior to the due date for the filing of such Tax Return (including any extensions) for its review. At least twenty (20) days prior to the due date for the filing of such Tax Return (including any extensions), Buyer will notify the Shareholder Representative of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) Buyer may have to any items set forth on such draft Tax Return. Buyer and the Shareholder Representative agree to consult and resolve in good faith any such objection. In the event the parties are unable to resolve any objections within ten (10) days following the delivery of written notice by Buyer of such objections, the Shareholder Representative and Buyer shall jointly request an independent accounting firm to resolve any issue in dispute at least seven (7) days before the due date of such Tax Return, in order that such Tax Return may be timely filed. Buyer and the Shareholder Representative shall instruct the accountant to make its determination based solely on presentations by Buyer and the Shareholder Representative (i.e., not on the basis of an independent review). The accountant's determination shall be final and binding on the parties effective on the date the accountant delivers its final resolution in writing to Buyer and the Shareholder Representative, and all fees and expenses of the accountant for such determination shall be allocated between Buyer and the Sellers so as to approximate the extent to which the parties' submitted differences were, on a net basis, different from the amount finally resolved by the accountant (as an illustration, this sentence would result in apportionment between both parties equally if the amounts that each assigned to items in dispute were equidistant from the amount finally resolved by the accountant). Subject to the foregoing, the Sellers shall bear all costs and expenses relating to the preparation and filing of such Tax Returns.

          (c)   Buyer will have the exclusive authority to prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns of the Company. For Tax Returns for the Straddle Period, such Tax Returns will be prepared by treating items on such Tax Returns in a manner consistent with the past practice of the Company with respect to such items, unless otherwise required by Applicable Law. For Tax Returns for the Straddle Period, Buyer will provide to the Shareholder Representative a draft of such Tax Returns required to be prepared and filed by Buyer under this Section 5.11(c) at least thirty (30) days prior to the due date for the filing of such Tax Returns (including any extensions). At least twenty (20) days prior to the due date for the filing of such Tax Returns (including any extensions), the Shareholder Representative will notify Buyer of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Shareholder Representative may have to any items set forth on such draft Tax Return. Buyer and the Shareholder Representative agree to consult and resolve in good faith any such objection. In the event the parties are unable to resolve any objections within ten (10) days following the delivery of written notice by the Shareholder Representative of such objections, the Shareholder Representative and Buyer shall jointly request an independent accounting firm to resolve any issue in dispute at least seven (7) days before the due date of such Tax Returns, in order that such Tax Returns may be timely filed. Buyer and the Shareholder Representative shall instruct the accountant to make its determination based solely on presentations by Buyer and the Shareholder Representative (i.e., not on the basis of an independent review). The accountant's determination shall be final and binding on the parties effective on the date the accountant delivers its final resolution in writing to Buyer and the Shareholder Representative. The accountant shall apportion its fees and expenses for such determination between Buyer and Seller so as to approximate the extent to which the parties' submitted differences were, on a net basis, different from the amount finally resolved by the accountant (as an illustration, this sentence would result in apportionment between both parties equally if the amounts that each assigned to items in dispute were equidistant from the amount finally resolved by the accountant). Subject to the foregoing, Buyer shall bear all costs and expenses relating to the preparation and filing of Tax Returns under this Section 5.11(c).

          (d)   For purposes of Sections 5.11(b) and 5.11(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the last day of the Pre-Closing Tax Period (the "Straddle Period"), the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use Tax), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the last day of the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts (including sales and use Tax), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the Straddle Period ended on the last day of the Pre-Closing Tax Period. Any credits relating to the Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in a manner consistent with the apportionment of the Taxes subject to clause (i) above. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company.

          (e)   Subject to the other provisions hereof, including the provisions of Article VII, after the Closing, the Sellers shall, indemnify Buyer and hold it harmless from and against: (i) all Taxes of the Company for all Pre-Closing Tax Periods, and (ii) with respect to any Straddle Period, all Taxes of the Company attributable to the portion of such Straddle Period that ends on and includes the last day of the Pre-Closing Tax Period.

          (f)    Buyer shall inform the Shareholder Representative of the commencement of any audit, examination or proceeding ("Tax Contest") relating in whole or in part to Taxes for which Buyer may be entitled to indemnity from the Sellers hereunder. With respect to any Tax Contest for which the Sellers are liable under Section 5.11(e), the Shareholder Representative shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that (i) the Shareholder Representative shall promptly notify Buyer in writing of its intention to control such Tax Contest, (ii) in the case of a Tax Contest relating to Taxes of the Company for a Straddle Period, the Shareholder Representative and Buyer shall jointly control all proceedings taken in connection with any such Tax Contest and (iii) if any Tax Contest could reasonably be expected to have an adverse effect on Buyer, the Company, or any of their Affiliates in any Post-Closing Tax Period, the Tax Contest shall not be settled or resolved without Buyer's consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if notice is given to the Shareholder Representative of the commencement of any Tax Contest and the Shareholder Representative does not, within thirty (30) days after Buyer's notice is given, give notice to Buyer of its election to assume the defense thereof (and in connection therewith, acknowledge in writing the indemnification obligations hereunder of the Sellers), the Sellers shall be bound by any determination made in such Tax Contest or any compromise or settlement thereof effected by Buyer. Buyer and the Company shall use their reasonable efforts to provide the Shareholder Representative with such assistance as may be reasonably requested by the Shareholder Representative in connection with a Tax Contest controlled solely or jointly by the Shareholder Representative.

          (g)   All sales and transfer taxes, deed taxes, conveyance fees, recording charges and similar taxes imposed as a result of the transactions contemplated by this Agreement, if any, together with any interest, penalties or additions to such transfer taxes ("Transfer Taxes"), shall be borne by Buyer.

          (h)   Buyer shall not cause or permit the Company to amend any Tax Return with respect to any Pre-Closing Tax Period or Straddle Period, or make any election that has retroactive effect to any such period, to the extent that the Sellers would be adversely affected by such amendment or election unless required by Applicable Law.

          (i)    The parties hereto agree that, for the purposes of this Agreement, all deductions associated with any Transaction Expenses of the Company and Sellers paid on or before the Closing are owned by Sellers. Accordingly, in the event that Buyer does not exercise the 338 Option, Buyer may take deductions associated with any Transaction Expenses paid on the Closing Date on the Company's Tax Returns, however, Buyer shall pay an amount to Sellers equal to the deductions associated with such Transaction Expenses of the Company and Sellers paid on the Closing Date multiplied by 82.8%. Buyer shall pay such amount to Sellers on or prior to thirty (30) days after the Closing. In the event that Buyer exercises the 338 Option, Buyer shall not have the right to take such deductions and Sellers shall be permitted to include such deductions for such Transaction Expenses on the final income Tax Returns for the Tax period ending at the end of the Closing Date.

          (j)    Each Seller (severally and not jointly) hereby covenants and agrees to pay all Taxes of the Seller due and payable pursuant to Applicable Law.

        Section 5.12    338 Option.

          (a)   The Sellers hereby grant Buyer an option (the "338 Option") to decide if it desires to have the Sellers and Buyer make an election under Section 338(h)(10) of the Code with respect to its acquisition of the Shares hereunder. In the event that Buyer desires to exercise the 338 Option, it shall give written notice thereof to the Shareholder Representative on or prior to ninety (90) days after the Closing Date (the "Election Period"). In the event that Buyer fails to provide such notice during the Election Period, the 338 Option shall terminate and be of no further force or effect. In connection with the foregoing, the Sellers agree to promptly provide (at Buyer's expense) all information in their custody and control reasonably requested by Buyer to enable Buyer to analyze the net benefit of exercising the 338 Option as contemplated under this Section 5.12, including the information required to be delivered in the Tax Reports referenced in Section 5.12(b). Subject to Section 5.12(e), in the event that Buyer exercises the 338 Option, Buyer and each of the Sellers hereby covenant and agree to (i) jointly make a timely election under Section 338(h)(10) of the Code (and any corresponding elections under state or local tax law) ("Section 338(h)(10) Election"), (ii) take, and cooperate with each other to take, all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Section 338(h)(10) Election in accordance with Section 338 of the Code, or any successor provisions, as promptly as practicable following the Closing Date, but not later than the date which is the last date for making such Section 338(h)(10) Election, and from time to time thereafter, and (iii) report the sale of the Shares pursuant to this Agreement consistent with the Section 338(h)(10) Election and to take no position contrary thereto or inconsistent therewith in any tax return, any discussion with or proceeding before any tax authority, or otherwise.

          (b)   Upon delivery of written notice to the Shareholder Representative of Buyer's exercise of the 338 Option, each Seller shall prepare a report (each, a "Tax Report") and deliver the same to Buyer within thirty (30) days after the Shareholder Representative's receipt of the written notice. The Tax Report for each Seller shall, using reasonable methods, in accordance with the Code,

  Treasury Regulations and pronouncements thereunder, (i) determine the amount by which ordinary income, for federal and state purposes, generated from the sale calculated under Section 338(h)(10) of the Code for federal and state Tax purposes, exceeds the ordinary income generated under a stock sale for federal and state Tax purposes, and (ii) multiply the amount calculated under clause (i) by the tax rate differential, in existence at the time of Closing, that exists between the ordinary income tax rate and the long-term capital gain rate for federal and state Tax purposes for such Seller (for each Seller, the amount described in clause (ii) is hereinafter referred to as the "Election Amount"). The Tax Report for each Seller (including the Election Amount) shall include each Seller's share of the Company's Tax attributable to the recognition of gain by the Company pursuant to Section 1374 of the Code. Buyer and its accountants shall have the right to review the work papers and other documents used in completing each Tax Report, and shall also have the right to propose reasonable questions to the accountant regarding the same. If Buyer does not notify a Seller of its objection to the Election Amount for such Seller within thirty (30) days of its receipt of the Tax Report for such Seller, Buyer shall be deemed to have accepted the Election Amount for such Seller. In the event that Buyer shall disapprove of the Election Amount in any Tax Report, Buyer shall deliver written notice of such disapproval to the applicable Seller within thirty (30) days after it received the Tax Report and provide written support, as supported by applicable provisions of the Code, Treasury Regulations and pronouncements thereunder and reasonably acceptable to such Seller, for such disapproval to such Seller. In that event, the Sellers and Buyer hereby covenant and agree to attempt to resolve any such dispute, in good faith, within fifteen (15) days of such Seller's receipt of Buyer's disapproval notice.

          (c)   Upon receipt of the Tax Report for each of the Sellers and agreement of the Election Amount for each of the Sellers, Buyer shall prepare a report (the "Buyer's 338 Report") that (i) grosses up the Election Amount of each Seller to make each such Seller whole for the additional income taxes payable by such Seller arising from receipt of the Election Amount for such Seller (the "Gross-up Amount"), and (ii) determines the dates in which the Election Amount and the Gross-up Amount must be paid in order for the Sellers to satisfy their respective tax payment obligations as a result thereof. Buyer agrees to pay (A) the Gross-up Amount, and (B) an amount equal to all costs and fees incurred by each Seller associated with each Seller's preparation of its Tax Report and Buyer's related review of, and proposed changes to, such Tax Report pursuant to Section 5.12(b), to the Sellers on the date specified in Buyer's 338 Report (the Election Amount and amounts payable pursuant to clauses (A) and (B) above collectively, the "Make Whole Amount").

          (d)   If Buyer exercises the 338 Option, the "aggregate deemed sales price" (as defined in Treasury Regulations Section 1.338-4) (the "ADSP") and the "adjusted gross-up basis" (as defined in Treasury Regulations Section 1.338-5) shall be allocated among the assets of the Company in accordance with Treasury Regulations Section 1.338-7. Simultaneously with delivery of notice to the Shareholder Representative of Buyer's exercise of the 338 Option, Buyer shall determine the ADSP and deliver to the Shareholder Representative an allocation of the ADSP among the assets of the Company (the "ADSP Allocation Schedule"). If within thirty (30) days after the Shareholder Representative's receipt of the draft ADSP Allocation Schedule, the Shareholder Representative shall not have objected in writing to such draft ADSP Allocation Schedule, the draft ADSP Allocation Schedule shall become the ADSP Allocation Schedule. In the event that the Shareholder Representative objects in writing within such thirty (30) day period, the Shareholder Representative and Buyer shall negotiate in good faith to resolve the dispute. If the Shareholder Representative and Buyer are unable to reach an agreement within thirty (30) days after Buyer's receipt of the Shareholder Representative's written objection, the dispute shall be resolved and the ADSP Allocation Schedule shall be determined by an independent, nationally recognized accounting firm mutually selected by Buyer and the Shareholder Representative. The ADSP

  Allocation Schedule, as agreed upon by Buyer and the Shareholder Representative and/or determined under this Section 5.12(d), shall be final and binding upon the parties hereto, subject to such changes as are required due to a subsequent change in the Purchase Price. Each of Buyer on the one hand and the Sellers on the other hand shall bear all fees and costs incurred by it in connection with the determination of the ADSP Allocation Schedule, except that each of Buyer on the one hand and the Sellers on the other hand shall pay one half (50%) of the fees and expenses of the accounting firm. The Shareholder Representative and Buyer shall file IRS Forms 8023 and IRS Forms 8883 and any other state, local and foreign forms required for the Section 338(h)(10) Election in accordance with the ADSP Allocation Schedule. The parties hereto agree not to take any position inconsistent with the ADSP Allocation Schedule for Tax reporting purposes and in the course of any Tax audit, Tax review or Tax litigation relating thereto; provided, however, that (i) Buyer's cost for the assets of the Company that it is deemed to acquire may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated and (ii) the amount realized by the Sellers may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income tax purposes; provided that neither the Sellers or any of their Affiliates nor Buyer or any of its Affiliates will be obligated to litigate any challenge to such allocation of such amount by a Governmental Authority. If changes are required in any of these forms as a result of information that is first available after the date on which any such form is completed and executed pursuant to this Section 5.12(d), the parties hereto will act in good faith to agree on such changes using the same methodology as used in originally determining the ADSP pursuant to this Section 5.12(d). The ADSP shall be allocated among the assets of the Company in accordance with Section 1.338(h)(10)-1 of the Treasury Regulations, if the Purchase Price is adjusted as permitted hereunder. The parties hereto will promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 5.12(d) and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

          (e)   Buyer will hold in escrow each Form 8023 executed by the Sellers at Closing until the end of the Election Period and will file such forms with the Internal Revenue Service only in the event that Buyer has (i) exercised the 338 Option in accordance with the terms of this Agreement and (ii) paid each Seller the Make Whole Amount with respect to each Seller.

        Section 5.13    Closing Conditions.     From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof. In addition, Buyer expressly covenants and agrees to cause the transactions contemplated hereby to be fully and timely funded at Closing in accordance with, but subject to, the terms and conditions hereof.

        Section 5.14    Operations Pending Close.     Except as required by Applicable Law, as contemplated or permitted herein or as otherwise set forth on Disclosure Schedule 5.14, without the consent of Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), between the date hereof and the Closing Date (or sooner termination), the Company will operate its business in the ordinary course generally consistent with past practice. Notwithstanding the generality of the foregoing, the parties expressly agree and intend that the Company shall not (a) except as set forth on Disclosure Schedule 5.14, pay or promise to pay any bonuses to its employees outside the ordinary course of business and generally consistent with past practice, (b) except as set forth in the final sentence of this Section 5.14, declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, or (c) incur or pay any single discretionary expenditures of $250,000 or more (other than those set forth in or contemplated by the Company's operating plan or arising under contract), at any point between the date hereof and the Closing Date (or sooner termination), without the prior consent of the chief executive officer of Buyer

(which consent shall not be unreasonably conditioned, withheld or delayed). It is expressly agreed and understood that nothing in this Section 5.14 or otherwise in this Agreement shall preclude or restrict in any way (i) the Company's ability to declare, set aside, make and/or pay distributions in respect of any of its capital stock in amounts necessary (or believed to be reasonably necessary) to pay any Seller's Assumed Tax Liability for either the 2011 or 2012 tax year, or (ii) the Company's ability to pay or accrue for Transaction Expenses.

        Section 5.15    Further Assurances.     Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI.
CONDITIONS TO CLOSING

        Section 6.1    Conditions to Obligations of All Parties.     The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

          (a)   the filings of Buyer and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated; and

          (b)   no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting the consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

        Section 6.2    Conditions to Obligations of Buyer.     The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

          (a)   the representations and warranties of the Sellers and the Company contained in Article III shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date); provided, however, that the representations and warranties in Section 3.2 and Section 3.3 shall be true, correct and complete in all respects as of the date hereof and as of the Closing Date as though made at and as of such date;

          (b)   the Sellers and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it or them prior to or on the Closing Date;

          (c)   there shall not have occurred since the date hereof a Material Adverse Effect;

          (d)   the Company shall have received all Required Consents set forth on Disclosure Schedule 3.6, in each case, in form and substance reasonably satisfactory to Buyer, and no such Consent shall have been revoked;

          (e)   Buyer shall have received a legal opinion in the form of Exhibit D from Andrews Kurth LLP;

          (f)    Buyer shall have received a legal opinion with respect to matters of California law in the form of Exhibit E, from Locke Lord LLP;

          (g)   the Company shall have delivered the documents and taken the actions required by Section 2.6(b);

          (h)   Buyer shall have received written resignations of the directors and officers of the Company, effective as of the Closing Date;

          (i)    each Seller, together with his or her spouse, if applicable, shall have duly executed and delivered to Buyer a completed Form 8023 to be held in escrow by Buyer pursuant to Section 5.12(e);

          (j)    no Key Manager shall have terminated any Employment Agreement or any Restricted Stock Unit Agreement and all such Employment Agreements and Restricted Stock Unit Agreements shall continue to be in full force and effect;

          (k)   Buyer shall have received evidence that all Shareholder Agreements have been terminated;

          (l)    the Company shall have delivered to Buyer a certificate, dated as of the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company (or equivalent thereto) representing and warranting (in their corporate capacity and not in any individual capacity) that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been duly satisfied;

          (m)  the Company shall have delivered to Buyer a certificate, dated as of the Closing Date, signed on behalf of the Company by the secretary of the Company (i) attaching the Company's articles of incorporation and all amendments thereto, (ii) attaching the Company's bylaws and all amendments thereto, (iii) attaching a certificate of good standing of the Company certified by the Secretary of State of the State of California and issued not more than five (5) Business Days prior to the Closing Date, (iv) certifying that attached thereto is a true and correct copy of all resolutions of the board of directors of the Company relating to this Agreement and the transactions contemplated by this Agreement, (v) certifying that there are no proceedings for the dissolution or liquidation of the Company, and (vi) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company; and

          (n)   the Company shall have delivered to Buyer a certificate, dated as of the Closing Date, signed on behalf of the Company by the Company's chief executive officer and chief financial officer (or equivalent thereto), certifying the amount of Estimated Working Capital, the Closing Date Indebtedness Amount set forth on the Closing Date Net Debt Report and Transaction Expenses, and that each of the Estimated Balance Sheet, Estimated Working Capital, Closing Date Net Debt Report and Referenced Payment Report were prepared by the Company in good faith in accordance with this Agreement and in accordance with GAAP, consistently applied.

        Section 6.3    Conditions to Obligations of the Sellers and the Company.     The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company's and the Shareholder Representative's waiver, at or prior to the Closing, of each of the following conditions:

          (a)   the representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects (except for any such representations and warranties which are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date); provided, however, that the representations and warranties in Section 4.2 and Section 4.3 shall be true, correct and complete in all respects as of the date hereof and as of the Closing Date as though made at and as of such date;

          (b)   Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

          (c)   Buyer shall have delivered the documents and taken the actions required by Section 2.6(a);

          (d)   the Company and the Sellers shall have received the legal opinion in the form of Exhibit F from Paul Hastings LLP;

          (e)   the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the chief executive officer and the chief financial officer of Buyer representing and warranting (in their corporate capacity and not in any individual capacity) that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been duly satisfied;

          (f)    Buyer shall have delivered to the Company a certificate, signed on behalf of Buyer by the secretary of Buyer (i) attaching Buyer's certificate of incorporation and all amendments thereto, (ii) attaching the Bylaws of Buyer and all amendments thereto, (iii) attaching a certificate of good standing of Buyer certified by the Secretary of State of the State of Delaware and issued not more than five (5) Business Days prior to the Closing Date, (iv) certifying that attached thereto is a true and correct copy of all resolutions of the board of directors of Buyer relating to this Agreement and the transactions contemplated by this Agreement and (v) certifying the incumbency, signature and authority of the officers of Buyer authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by Buyer;

          (g)   Buyer shall have delivered the Closing Assurances Letter; and

          (h)   Buyer shall not have terminated the Employment Agreements or the Restricted Stock Unit Agreements and all such Employment Agreements and Restricted Stock Unit Agreements shall continue to be in full force and effect.

        Section 6.4    Failure to Obtain Consents.     In the event that the Company shall not have received all Required Consents as required by Section 6.2(d) above but Buyer has nevertheless agreed to waive such condition and otherwise consummate the transactions contemplated by this Agreement, the parties have agreed that, notwithstanding any other term or provision hereof, neither the Company nor the Sellers (through indemnification or otherwise) shall have any Liability to Buyer (or others claiming through Buyer) in connection with such failure. In that event, Buyer agrees that the sole risk of loss arising from such failure to obtain any one or more referenced Consents shall be borne by Buyer.

ARTICLE VII.
INDEMNIFICATION

        Section 7.1    Survival.

          (a)   The representations and warranties contained herein (and any certificate or other Transaction Document executed in connection herewith) shall survive the Closing and shall remain in full force and effect but only until the date that is twelve (12) months following the Closing Date; provided, however (i) the representations and warranties set forth in Section 3.2

  (Capitalization of the Company), Section 3.3 (Ownership of Shares), Section 3.5 (Authority) and Section 3.17 (Taxes) (collectively, the "Fundamental Representations") shall survive the Closing until the day that is sixty (60) days following the expiration of the statute of limitations relating to the subject matter thereof, (ii) the representations and warranties set forth in Section 3.16 (Environmental Matters), Section 3.20 (Intellectual Property) and Section 3.24 (Product Liability) (collectively, the "Special Representations") shall survive the Closing until the date that is twenty-four (24) months following the Closing Date, (iii) the representations and warranties set forth in Section 4.2 (Capitalization of Buyer), Section 4.3 (Shares of Buyer Common Stock) and Section 4.4 (Authority) shall survive the Closing until the date that is sixty (60) days following the expiration of the statute of limitations relating to the subject matter thereof and (iv) any claims against an individual Seller for actual fraud or intentional misrepresentation committed by that Seller in connection with the transactions contemplated by this Agreement shall survive the Closing until the date that is sixty (60) days following the expiration of the statute of limitations relating to the subject matter thereof. Upon the end of the applicable survival period, the representations and warranties (together with any associated right of indemnification) shall expire and terminate and be of no further force and effect; provided, however, that if a claim for Losses for which indemnification is sought hereunder is properly asserted in writing within the survival period set forth above, then such claim shall continue to survive until the date that such claim is conclusively resolved (as provided herein) or becomes Dormant.

          (b)   The covenants of the parties after the Closing shall survive the Closing for the expressed duration of the obligations therein specified. Notwithstanding anything to the contrary herein, claims for any breach of any covenant or agreement to be performed prior to Closing, if any, must be brought by Buyer, the Sellers or the Company, as the case may be, by the first anniversary of the Closing Date.

        Section 7.2    Indemnification by the Sellers.

          (a)   Subject to the other terms and conditions of this Article VII, after the Closing, (i) each Seller, other than Michel M. Fournier and Amy Fournier, (on an individual basis, and not jointly and severally with others) and (ii) Michel M. Fournier and Amy Fournier (jointly and severally with respect to the other only) shall indemnify Buyer against, and shall hold Buyer harmless from, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to, or by reason of:

              (i)  any breach of any of the representations or warranties of the Company contained in this Agreement;

             (ii)  any breach of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement;

            (iii)  any unpaid Adjustments Deficiency;

            (iv)  any unpaid Transaction Expenses that were not deducted in calculating the Closing Payment on the Closing Date; and

             (v)  any unpaid Excess Net Debt of the Company that was not deducted in calculating the Closing Payment on the Closing Date.

          (b)   Subject to the other terms and conditions of this Article VII, after the Closing, (i) each Seller, other than Michel M. Fournier and Amy Fournier, (on an individual basis, and not jointly and severally with others) and (ii) Michel M. Fournier and Amy Fournier (jointly and severally with respect to the other only) shall indemnify Buyer against, and shall hold Buyer harmless from, any and all Losses incurred or sustained by, or imposed upon, Buyer based on, arising out of, with respect to, or by reason of:

              (i)  any breach of the Several Representations by such Seller; or

             (ii)  any breach of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement.

        Section 7.3    Indemnification by Buyer.     Subject to the other terms and conditions of this Article VII, Buyer shall indemnify each Seller against, and shall hold each Seller harmless from, any and all Losses incurred or sustained by, or imposed upon, such Seller based upon, arising out of, with respect to or by reason of:

          (a)   any breach of any of the representations or warranties of Buyer contained in this Agreement;

          (b)   any breach of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

          (c)   any Tax Contest involving the Section 338(h)(10) Election and any determination made by a Governmental Authority as a result of any such Tax Contest; or

          (d)   any post-Closing adjustment that causes an increase to the ADSP pursuant to Section 5.12(d) allocated to an asset of the Company the disposition of which gives rise to ordinary income for income Tax purposes. The indemnifiable amount for purposes of this Section 7.3(d) shall be any amount so allocated in the preceding sentence multiplied by the tax rate differential, in existence at the time of Closing, that exists between the ordinary income tax rate and the long-term capital gain rate for federal and state income Tax purposes for such Seller, plus any Losses attributable thereto.

        Section 7.4    Certain Limitations.     The indemnification provided for in Section 7.2 shall be subject to the following limitations:

          (a)   The Sellers shall not be liable (for indemnification or otherwise) to Buyer with respect to claims for indemnification pursuant to Section 7.2(a)(i) of this Agreement until the aggregate amount of the actual Losses in respect thereof exceeds $1,525,000 (the "Basket"), in which event, the Sellers, as a group (but on an individual basis and not jointly and severally with others except with respect to Michel M. Fournier and Amy Fournier as otherwise provided herein), shall be liable for all Losses (and not just Losses in excess of the Basket), subject to the other limitations contained in this Article VII. The Basket shall not apply to any claim against an individual Seller for actual fraud or intentional misrepresentation committed by that Seller in connection with the transactions contemplated by this Agreement or any breach of any of the Fundamental Representations or Special Representations.

          (b)   The Sellers shall not be liable (for indemnification or otherwise) to Buyer with respect to claims for indemnification pursuant to Section 7.2(a)(i) of this Agreement for aggregate Losses in excess of $10,675,000 (the "Cap"); provided, however, that the Sellers shall not be liable to Buyer for indemnification under Section 7.2(a)(i) as a result of one or more breaches of the Special Representations (when measured separately) for aggregate Losses in excess of $10,000,000 (which the parties acknowledge to be an amount separate from, and not a part of, the Cap); and provided, further, that the Cap shall not apply to (i) any claim against an individual Seller for actual fraud or intentional misrepresentation committed by that Seller in connection with the transactions contemplated by this Agreement (however, in that case, such Seller's aggregate Loss for such claims and all other claims combined shall not exceed the amount of Purchase Price previously received by such Seller) or (ii) any breach of any of the Fundamental Representations (however, in that case, such Sellers' aggregate Loss for such claims and all other claims combined shall not exceed the Purchase Price previously received by such Sellers).

          (c)   Subject to the other limitations imposed by this Article VII, with respect to any claims by Buyer, such claims shall first be paid and satisfied from the Escrow Account, to the extent of any funds then remaining, and only secondarily by each Seller severally (and not jointly), in each case, in strict proportion to such Seller's respective Percentage Interest of the applicable Loss; provided, however, that (i) Losses resulting from actual fraud or intentional misrepresentation committed by an individual Seller in connection with the transactions contemplated by this Agreement, (ii) Losses resulting from the indemnification provisions of Section 7.2(b) and (iii) Losses resulting from a breach of the Special Representations shall not be satisfied from the Escrow Account but instead, Buyer may only seek to recover such Losses (A) directly against the offending Seller in the case of (i) and (ii) above (severally and not jointly and severally against others) and (B) directly against the Sellers as a group in the case of (iii) above, but only in strict proportion to such Seller's respective Percentage Interest of the applicable Loss.

          (d)   Any Loss incurred by Buyer shall be reduced, on a dollar-for-dollar basis, by the amount of any realized insurance proceeds and any indemnity, contribution or other similar payment received by Buyer (or the Company) in respect of any such Loss or claim associated with such Loss; provided, however, that this Agreement shall not be deemed to impose on Buyer any affirmative obligation to make claims under any insurance policy or to recover any insurance proceeds or any similar payments.

          (e)   To the extent that the Sellers are required to pay Buyer for a claim made pursuant to this section and Buyer recognizes a "Net Tax Benefit," then Buyer will pay to Sellers such Net Tax Benefit. For purposes of this section, "Net Tax Benefit" means a reduction of Tax payable by Buyer in a particular year attributable to the item giving rise to the claim for indemnity. Sellers hereby acknowledge that Buyer's net operating losses and other pre-existing tax attributes may limit the ability to realize any Net Tax Benefits hereunder. Sellers also agree and acknowledge that neither the Sellers nor the Shareholder Representative has or will have any right (i) to review, audit or otherwise dispute the existence or the amount of any Net Tax Benefit or (ii) to dispute or challenge any particular Tax position taken by the Buyer, the Company or any of their respective Affiliates. Sellers agree that the amount of any Net Tax Benefit will be computed by Buyer with the assistance of its tax advisors and that such computation shall be final and binding for all purposes of this Agreement; provided, however, notwithstanding the foregoing, Buyer acknowledges an obligation to prepare all Tax returns in good faith.

          (f)    Simultaneously with any amount paid to a Seller by Buyer pursuant to Section 7.3(c) and Section 7.3(d), Buyer shall gross up such amount paid to make the Seller whole for the additional income Taxes payable by such Seller arising from receipt of such amount pursuant to Section 7.3(c) and Section 7.3(d).

          (g)   Following the Closing, Buyer shall take, and cause its Affiliates, including the Company, to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs to the extent necessary to remedy the breach that gives rise to such Loss and the failure to so mitigate will reduce, on a dollar-for-dollar basis, all Loss resulting from such failure; provided, however, that it is expressly agreed and understood that such costs and expenses, including, without limitation, attorneys' fees and expenses, incurred in connection with Buyer's obligation to mitigate pursuant to this Section 7.4(g) may (subject to the applicable definition thereof) be deemed to be Losses for all purposes under this Agreement. Without in any manner limiting the generality of the foregoing, the parties acknowledge and agree that Buyer shall have an obligation to mitigate costs and expenses associated with litigation involving a Third-Party Claim, and, as such, no cost or expense associated with prosecuting a counterclaim against any Third-Party Claim shall be recoverable hereunder (unless such counterclaim has been authorized in writing in advance of filing by the Shareholder Representative).

          (h)   No Seller shall have any liability with respect to a breach of any of the Several Representations by any other Seller and Buyer agrees not to seek recovery against a Seller with respect to a breach of the Several Representations by another Seller (except in the case of Michel M. Fournier and Amy Fournier as provided). The Company shall have no liability with respect to a breach of the Several Representations by any Seller and Buyer agrees not to seek recovery against the Company with respect to a breach of the Several Representations by any Seller.

          (i)    In no event (including expressly, any fraud or intentional misrepresentation of any Seller) shall any Seller be liable to Buyer for any Losses (in the aggregate) in excess of the portion of the Purchase Price actually received by such Seller.

          (j)    Under no circumstances shall any claim, Loss, reserve or liability reflected on the Company's financial statements (including (i) as referenced in the footnotes thereof or (ii) in connection with any matter for which an accrual or reserve has been established) give rise to an indemnifiable Loss hereunder until the amount of such Loss actually suffered exceeds such amount reflected, accrued or reserved.

          (k)   Sellers shall not be liable for any Losses or any indemnification for Taxes or other matters attributable to Third Party Claims arising out of or resulting from (i) any issue, concern or set of circumstances brought to the attention of such third party voluntarily by Buyer or the Company (or their respective Representatives) or (ii) any inquiry, proceeding or audit self-initiated by Buyer or the Company (or their Representatives), after the Closing unless, in any case, the inquiry, proceeding or audit has been applied across all companies, subsidiaries and divisions of Buyer evenly or the inquiry, proceeding or audit is required by Applicable Law or the policies or procedures of Buyer (without an intent or objective to single out the Losses occurring inside the Company only).

          (l)    Buyer expressly waives any right or rights of offset, whether under common law or otherwise, and however styled or articulated, against any amount that is or may be due any Seller following the Closing.

          (m)  Buyer acknowledges that the provisions of this Section 7.4 were specifically bargained for between the parties and were taken into account in arriving at the Purchase Price. The Company and the Sellers have specifically relied upon the provisions of this Section 7.4 in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties made hereunder. Neither the Company nor the Sellers would have entered into this Agreement but for the inclusion of this Section 7.4.

        Section 7.5    Indemnification Procedures.

          (a)   Third-Party Claims.    If any party making a claim for indemnification under this Agreement (an "Indemnified Party") receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third-Party Claim") against such Indemnified Party with respect to which the party against whom the Indemnified Party is making a claim (the "Indemnifying Party") is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced thereby. Such notice by the Indemnified Party shall (i) describe the Third-Party Claim in reasonable detail, (ii) include copies of all material written evidence, correspondence, and information relating thereto, (iii) state the provision(s) of this Agreement under which such claim is made (including specifically if the claim relates to a breach of representation or warranty hereof, the precise representation or warranty alleged to have been breached), (iv) indicate the amount (or estimate of the amount) of the Loss that has been or may be sustained by the Indemnified Party and (v) include such other information as the Indemnifying Party may reasonably request. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. It is understood between the parties that the assumption of the defense by the Indemnifying Party shall not represent, under any circumstances, the concession by such Indemnifying Party that it has any duty or obligation to indemnify. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.7) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

          (b)   Settlement of Third-Party Claims.    Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other substantive obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). In the event, however, that the Indemnified Party settles any claim without the written consent of the Indemnifying Party (in violation of the previous sentence), then, in that event, the Indemnifying Party shall be relieved of its obligations to indemnify hereunder unless such Indemnifying Party has acted unreasonably in withholding its consent.

          (c)   Direct Claims.    Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced thereby. Such notice by the Indemnified Party shall (i) describe the Direct Claim in reasonable detail, (ii) include copies of all material written evidence, correspondence and information relating thereto, (iii) state the provision(s) of this Agreement under which such claim is made (including, specifically, if the claim relates to a breach of representation or warranty hereof, the precise representation or warranty alleged to have been breached), (iv) indicate the amount (or estimate of the amount) of the Loss that has been or may be sustained by the Indemnified Party and (v) include such other information as the Indemnifying Party may reasonably request. The Indemnifying Party shall have thirty (30) days after its receipt of such notice and materials to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records in the possession or control of the Indemnified Party) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

        Section 7.6    Tax Treatment of Indemnification Payments.     All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

        Section 7.7    Exclusive Remedies.     Subject to Section 9.11 (Specific Performance) and Section 5.2 (Supplement to Disclosure Schedules), and except in the event of actual common law fraud (but subject to the limitation on liability set forth in Section 7.4(i)), the parties acknowledge and agree that after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise arising out of or relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 5.11(e) and Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims, remedies and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in Section 5.11(e) and Article VII and except in the event of actual common law fraud (but subject to the limitation on liability set forth in Section 7.4(i)). Nothing in this Section 7.7 shall limit any Person's right to seek and obtain any equitable relief or specific performance to which any Person shall be entitled pursuant to the terms of this Agreement. The provisions of this Section 7.7 were specifically bargained for between the parties and were taken into account in arriving at the Purchase Price. The Company and the Sellers have specifically relied upon the provisions of this Section 7.7 in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties made hereunder. Neither the Company nor the Sellers would have entered into this Agreement but for the inclusion of this Section 7.7.

        Section 7.8    No Contribution.     Following the Closing, should this occur, the Sellers shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other Liability to which the Sellers may become subject to in connection with this Agreement.

        Section 7.9    Liability of Certain Sellers.     It is expressly agreed and acknowledged that Michel M. Fournier and Amy Fournier shall be jointly and severally liable for any and all Losses for which Michel M. Fournier or Amy Fournier only, are responsible under the terms of this Agreement. For the avoidance of doubt, to the extent that any liability under this Article VII is limited to such Seller's respective Percentage Interest of the applicable Loss, each of Michel M. Fournier and Amy Fournier shall be jointly and severally liable for their aggregate Percentage Interest of such Loss.

ARTICLE VIII.
TERMINATION

        Section 8.1    Termination.     This Agreement may be terminated at any time prior to the Closing:

          (a)   by the mutual written consent of the Shareholder Representative, the Company and Buyer;

          (b)   by Buyer, on the one hand, or the Company and the Shareholder Representative, acting collectively, on the other hand, if the Closing shall not have occurred on or before April 15, 2013 (the "Drop Dead Date");

          (c)   subject to Section 5.2(b), by Buyer upon written notice to the Company and the Shareholder Representative if:

              (i)  there has been a material breach in any representation, warranty, covenant or agreement made by the Company or any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2(a) or Section 6.2(b) and such breach cannot be cured by the Drop Dead Date; or

             (ii)  Buyer shall be terminating this Agreement in accordance with the terms of Section 5.2(c) above;

          (d)   by the Company and the Shareholder Representative, acting collectively, upon written notice to Buyer if:

              (i)  there has been a material breach in any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.3(a) or Section 6.3(b) and such breach cannot be cured by the Drop Dead Date; or

          (e)   by Buyer, on the one hand, or the Company and the Shareholder Representative, acting collectively, on the other hand, in the event that:

              (i)  there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

             (ii)  any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable (it being agreed between the parties that they shall use commercially reasonable efforts to promptly appeal any Governmental Order which has not become final and non-appealable (and pursue such appeal with reasonable diligence)).

          (f)    by the Buyer on or before the end of the fourth Business Day after the date of this Agreement, if the Buyer does not complete the public offering of its common stock announced on the date hereof as a result of the underwriters for such public offering invoking the conditions in Section 6(a), (e)(ii), (e)(iii), (f), (g), or (h) of the underwriting agreement for such offering as justification for not completing such offering; provided, however, (i) in the case Section 6(a) is invoked, only if such section is invoked as a result of a stop order issued by the SEC, the initiation of proceedings by the SEC or raising of objections by FINRA and, (ii) in the case Section 6(e)(ii) or (e)(iii) is invoked, (A) only if such section is not invoked as a result of any willful or negligent act on the part of Buyer, and (B) if Section 6(e)(ii) is invoked, only if such section is invoked as a result of any fact, circumstance or event that occurs after the date hereof that causes any representation or warranty of Buyer contained in the underwriting agreement to fail to be true and correct during such four Business Day period following the date hereof and not for any other reason, including any failure of Buyer to comply with any agreements or conditions contained in such underwriting agreement.

        Section 8.2    Effect of Termination.     In the event that this Agreement is validly terminated in accordance with this Article VIII, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer, any Seller or the Company; provided, however, that (a) nothing in this Article VIII shall relieve Buyer, any Seller or the Company of any liability for any Losses for any willful and intentional breach of any representation or any willful and intentional breach of any covenant or other agreement contained in this Agreement or the other Transaction Documents, (b) nothing in this Article VIII shall limit any provision relating to the payment of fees and expenses or the commitment to retain information as confidential, which in each case, shall survive any such termination and (c) Buyer's election to terminate in accordance with the provisions of Section 5.2(c) above shall function as its exclusive election of remedies in connection therewith.

ARTICLE IX.
MISCELLANEOUS

        Section 9.1    Expenses.     Whether or not the Closing shall have occurred, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby (including, without limitation, costs, fees and disbursements of counsel, financial advisors and accountants). Notwithstanding the foregoing, to the extent that the Closing shall occur, (a) all costs, fees and expenses incurred by the Company and/or the Sellers in connection with the transactions contemplated by this Agreement (including, without limitation, financial advisory fees) listed on the Referenced Payment Report shall be paid by reduction to the Purchase Price as provided pursuant to Section 2.3(a) above, and (b) all other costs, fees and expenses of the Company and/or the Sellers (including, without limitation, fees and disbursements of counsel and accountants) incurred in connection with the transactions contemplated by this Agreement that were not listed on the Referenced Payment Report and deducted in calculating the Closing Payment on the Closing Date, shall be paid by the Company and shall be subject to indemnification in accordance with the provisions of Article VII.

        Section 9.2    Notices.     All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) on the next Business Day if sent by a nationally recognized overnight courier (with written or electronic confirmation of receipt); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

  If to Company or the Sellers prior to the Closing:

  HIGHLY CONFIDENTIAL
  Composite Engineering, Inc.
  Name:
  Address:
  E-mail:

  with a mandatory copy to:

  Andrews Kurth LLP
  1717 Main Street, Suite 3700
  Dallas, TX 75201
  Facsimile: 214-659-4891
  E-mail: davidwashburn@andrewskurth.com
  Attention: J. David Washburn, Esq.

  If to the Sellers or the Shareholder Representative after the Closing:

  Amy Fournier
  Shareholder Representative
  Address:
  E-mail:

  With a mandatory copy to:

  Andrews Kurth LLP
  1717 Main Street, Suite 3700
  Dallas, TX 75201
  Facsimile: 214-659-4891
  E-mail: davidwashburn@andrewskurth.com
  Attention: J. David Washburn, Esq.

  If to Buyer:

  Kratos Defense & Security Solutions, Inc.
  4820 Eastgate Mall
  San Diego, CA 92121
  Facsimile: 858-812-7303
  E-mail: deborah.butera@kratosdefense.com
  Attention: General Counsel

  with a mandatory copy to:

  Paul Hastings LLP
  4747 Executive Drive, 12th Floor
  San Diego, CA 92121
  Facsimile: 858-458-3005
  E-mail: teriobrien@paulhastings.com, spiri@paulhastings.com
  Attention: Teri O'Brien, Esq. and Deyan Spiridonov, Esq.

        Section 9.3    Interpretation.     For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation;" (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

        Section 9.4    Headings.     The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

        Section 9.5    Severability.     If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

        Section 9.6    Entire Agreement.     This Agreement (together with the Exhibits, Disclosure Schedules and other Transaction Documents) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

        Section 9.7    Successors and Assigns.     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

        Section 9.8    No Third-Party Beneficiaries.     Except as provided in Section 5.4, Section 5.6 and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Any grant of third-party beneficiary rights hereunder is made expressly subject to the last sentence of Section 9.9 hereof.

        Section 9.9    Amendment and Modification; Consents; Waiver.     This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Company, the Shareholder Representative and Buyer. Any amendment, modification or supplement to this Agreement shall be binding on all of the parties, including each of the Sellers. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving except that, prior to the Closing, the Company or the Shareholder Representative may grant a waiver on behalf of all of the Sellers and, following a Closing, the Shareholder Representative may grant a waiver on behalf of all of the Sellers. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth above in this Section 9.9. For purposes of absolute clarity, the parties agree that no Person not a party hereto (but, instead, merely listed as a third-party beneficiary hereof) shall have any right to be consulted or notified in connection with any amendment, modification, supplement, waiver or consent contemplated hereby.

        Section 9.10    Governing Law; Mediation; Submission to Jurisdiction; Waiver of Jury Trial.

          (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict of law provisions thereof.

          (b)   Except for disputes under Section 2.5(b), Section 5.11 and Section 5.12 requiring an accounting firm to finally resolve disputes, and for ancillary and other claims for injunctive relief and specific performance, all disputes, claims or controversies arising out of or relating to this Agreement, or any other agreement executed and delivered pursuant to this Agreement (other than the Employment Agreements), or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby or thereby "Transaction Dispute"), that are not resolved by mutual agreement shall first be submitted to the mediation organization JAMS or its successor ("JAMS") as provided herein. The parties understand and agree that this alternative dispute resolution provision shall apply equally to surviving claims of fraud. Before any Transaction Dispute is filed as a lawsuit, the parties, each represented by a representative authorized to enter into an agreement and bind such party, shall meet to mediate the dispute. An unbiased mediator with JAMS shall be selected between the parties (or, following an inability to agree upon an unbiased mediator after five (5) Business Days, JAMS shall select an unbiased mediator) and the parties shall in good faith engage in mediation of the Transaction Dispute. The parties agree that such mediation shall commence within thirty (30) days of the request of either party to mediate a Transaction Dispute under this Agreement. In the event that the parties cannot resolve the Transaction Dispute in mediation within sixty (60) days of submitting the Transaction Dispute to mediation, the parties agree that such Transaction Dispute shall be resolved as otherwise permitted by Applicable Law. The mediation shall be held in New York, New York before a single mediator and shall be conducted in accordance with the rules and regulations of JAMS unless specifically modified herein. The parties shall bear their own attorneys' fees, costs and expenses in connection with the mediation. The parties will share equally in the fees and expenses charged by JAMS. All proceedings conducted pursuant to this agreement to mediate, including any settlement following such mediation, shall be kept confidential by all parties.

          (c)   ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL, FAILING MEDIATION (AS APPLICABLE) BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          (d)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES

  THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(d).

        Section 9.11    Specific Performance.     Except as otherwise expressly provided, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, Applicable Law or otherwise. Without limiting the foregoing, the parties acknowledge that irreparable damages would occur if any of the provisions of this Agreement were not performed, or threatened not to be performed, by any party hereto in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be adequate for any such damages. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Notwithstanding anything to the contrary herein, it is expressly agreed that the Company and the Sellers (acting through the Shareholder Representative) shall be entitled to specific performance of the Closing, Buyer's obligation to cause the transactions contemplated hereby to be fully and timely funded, and the other actions and transactions of Buyer contemplated hereby. The parties hereto further agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referenced in this Section 9.11, and the parties waive any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument; provided, however, to the extent any such bond or similar instrument is required by Applicable Law or Governmental Order, the parties expressly agree and intend that a bond or similar instrument in the amount of $100 shall be sufficient and reasonable.

        Section 9.12    Counterparts.     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile or e-mail shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

        Section 9.13    Shareholder Representative.

          (a)   Each Seller, for himself and for his or her successors and assigns, hereby irrevocably makes, constitutes and appoints the Shareholder Representative as his or her true and lawful attorney-in-fact to act for and on behalf of such Seller with respect to any matter arising under this Agreement and/or any of the Transaction Documents, and, by executing below in her capacity as the Shareholder Representative, Amy Fournier hereby expressly accepts such appointment. Each Seller acknowledges that the appointment of the Shareholder Representative is coupled with an interest and may not be revoked.

          (b)   In furtherance of the appointment of the Shareholder Representative, each Seller, fully and without restriction:    (i) acknowledges receiving, reviewing and understanding the terms and provisions of this Agreement and the other Transaction Documents; (ii) agrees to be bound by all notices given and received and agreements and determinations made by and documents executed and delivered by the Shareholder Representative under this Agreement, the Expense Agreement and the Transaction Documents; and (iii) authorizes the Shareholder Representative to (A) deliver to Buyer all certificates and documents to be delivered to Buyer by the Sellers (or the Shareholder Representative on behalf of the Sellers) pursuant to this Agreement, the Expense Agreement and the Transaction Documents, together with any certificates and documents executed by the Sellers and deposited with the Shareholder Representative for such purpose, (B) dispute or refrain from disputing any claim made by Buyer under this Agreement, the Expense Agreement or the Transaction Documents, (C) negotiate and compromise any dispute which may arise under this Agreement, the Expense Agreement or the Transaction Documents, (D) pay any amounts due Buyer from the Sellers under this Agreement or the Transaction Documents, (E) exercise or refrain from exercising any remedies available to the Sellers (or the Shareholder Representative on behalf of the Sellers) under this Agreement, the Expense Agreement or the Transaction Documents, (F) sign any releases or other documents with respect to any such dispute or remedy, (G) waive any condition contained in this Agreement or the Transaction Documents, (H) give such notices and instructions and do or refrain from doing such other things as the Shareholder Representative, in her sole discretion, deems necessary or appropriate to carry out the provisions of this Agreement, the Expense Agreement or the Transaction Documents, (I) take any and all actions and make any decisions required or permitted to be taken by her under the Escrow Agreement, including, without limitation, the exercise of the power to authorize delivery to Buyer of cash out of the Escrow Account in satisfaction of claims by Buyer, to petition the Escrow Agent for the release of any or all funds due to the Sellers under the Escrow Agreement and, subject to the Shareholder Representative's other responsibilities under this subsection, to pay to each Seller such Seller's Pro-Rata Share of such funds, (J) receive all amounts payable by Buyer to the Sellers under this Agreement or the Escrow Agreement on behalf of the Sellers and, subject to the Shareholder Representative's other responsibilities under this subsection, pay to each Seller such Seller's Pro-Rata Share of such amounts, (K) pay out of funds coming into the hands of the Shareholder Representative from Buyer (including from the Expense Account) or the Escrow Agent all fees and expenses of the Sellers (and of the Shareholder Representative acting in such capacity) incurred in connection with the transactions contemplated by the Transaction Documents, including without limitation the fees and expenses of counsel, accountants, investment bankers and other professional advisors retained by or on behalf of the Sellers (or the Shareholder Representative) in connection with such transactions, (L) retain such counsel, accountants and other professional advisors as the Shareholder Representative reasonably deems necessary to assist it in the performance of its duties hereunder and pay the fees, costs and expenses thereof out of the funds coming into the hands of the Shareholder Representative, (M) retain out of funds coming into the hands of the Shareholder Representative from Buyer or the Escrow Agent, including by depositing such amounts into the Expense Account, such amounts as the Shareholder Representative, in its sole discretion, deems appropriate to be held as reserves, including for expected or potential future expenses or liabilities of the Sellers hereunder or as otherwise deemed appropriate by the Shareholder Representative as a litigation reserve or otherwise, (N) control, maintain and use the Expense Account as the Shareholder Representative determines in its sole discretion is in the best interests of the Sellers and (O) to petition the Escrow Agent for the release to the Sellers of the Expense Reserve Amount in accordance with each Seller's Pro Rata Share of such amounts. Except for any obligations for which the Sellers are severally, but not jointly, liable, payments made by the Shareholder Representative under this subsection will be considered to be paid by all Sellers in accordance with their respective Pro-Rata Share. As used in this Agreement, a Seller's "Pro-Rata Share" means such Seller's Percentage Interest.

          (c)   All actions, decisions and instructions of the Shareholder Representative shall be conclusive and binding upon the Sellers and no Seller nor any other Person shall have any claim or cause of action against the Shareholder Representative, and the Shareholder Representative shall have no liability to any Seller or any other Person, for any action taken, decision made or instruction given by the Shareholder Representative in connection with this Agreement or any other Transaction Document, except in the case of his or her own gross negligence or willful misconduct (it being the explicit intention of the Sellers that any act done or omitted pursuant to the advice of counsel (acting in good faith) shall be without gross negligence or willful misconduct). In determining the occurrence of any such event or contingency, the Shareholder Representative may request from any one or more of the Sellers such reasonable additional evidence as the Shareholder Representative in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any one or more of the Sellers, and the Shareholder Representative shall not be liable to any Sellers for any damages resulting from its delay in acting hereunder pending its receipt and examination of additional evidence requested by him. In the performance of its duties hereunder, the Shareholder Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by any Seller.

          (d)   If the Shareholder Representative resigns, dies or becomes incapacitated, her successor will be appointed within fifteen (15) days of such event by the Sellers owning a majority of the Shares immediately prior to the Closing. The Sellers owning a majority of the Shares outstanding immediately prior to Closing have the right, at any time, to remove the then-acting Shareholder Representative and to appoint a successor Shareholder Representative determined in their discretion; provided, however, neither such removal of the then-acting Shareholder Representative nor such appointment of a successor Shareholder Representative shall be effective until the delivery to each of Buyer and the then-acting Shareholder Representative of executed counterparts of a writing signed by Sellers owning a majority of the Shares outstanding immediately prior to the Closing, together with an acknowledgment for the benefit of the Sellers signed by the successor Shareholder Representative whereby he, she or it agrees to perform and be bound by all of the provisions of this Agreement applicable to the Shareholder Representative. The decisions and actions of any successor Shareholder Representative will be, for all purposes, those of the Shareholder Representative as if originally named herein. The death or incapacity of any Seller will not terminate the authority and agency of the Shareholder Representative. Any successor Shareholder Representative will provide Buyer with prompt written notice of its or his appointment.

          (e)   Buyer will be entitled to rely exclusively upon any communication given or other action taken by the Shareholder Representative and will not be liable to the Sellers or any other Person for any action taken or not taken in reliance upon the Shareholder Representative. Buyer will not be obligated to inquire as to the authority of the Shareholder Representative with respect to the taking of any action that the Shareholder Representative takes on behalf of the Sellers.

          (f)    The Sellers will, severally and not jointly and in accordance with their respective Pro-Rata Share, indemnify the Shareholder Representative and hold him or her harmless against any and all Loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with his or her duties as the Shareholder Representative. The Shareholder Representative shall have the option, but not the requirement, to pay for such Losses, liabilities or expenses out of the Expense Account or, to the extent funds remain in the Escrow Account and are otherwise payable or distributable to the Sellers, out of the Escrow Account; provided, however, reasonable documentation exists therefor. The Shareholder Representative shall not be entitled to be paid for his or her services hereunder unless and until a separate agreement relating to such compensation shall be signed by the Shareholder Representative, on the one hand, and the Sellers owning a majority of the Shares outstanding immediately prior to the Closing, on the other hand.

        Section 9.14    Conflicts.     Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its Representatives and Affiliates, that the Company is the client of Andrews Kurth LLP and J. David Washburn (collectively, "AK LLP"). After the Closing, it is possible that AK LLP will represent one or more of the Sellers, the Shareholder Representative and/or their respective Representatives and Affiliates (individually and collectively, the "Seller Group") in connection with a variety of matters, including matters adverse or potentially adverse to the interests of Buyer and/or the Company. Each of the parties to this Agreement hereby agrees that AK LLP (or any successor) may serve as counsel to all or a portion of the Seller Group, in connection with any such matter. Each of the parties hereto consents to such representation, and waives any conflict of interest arising therefrom. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. Each of the parties further agrees that all communications or privileged materials between AK LLP, on the one hand, and the Company (or any Company Representative) or a Seller, on the other hand, prior to the Closing (together with any other legally protected or privileged communications or materials including those between members of the Seller Group) (collectively, "Privileged Materials") are the property of the Sellers (as a group) and that Buyer and the Company cannot obtain copies of, or access to, any such Privileged Materials without a waiver from the Shareholder Representative. Each of the parties expressly agrees that, at and after the Closing (and continuing indefinitely thereafter), any privilege related to any of the Privileged Materials shall be solely controlled by the Sellers acting collectively through the Shareholder Representative. Buyer further agrees that it will not and that it will not permit the Company to seek to obtain any such Privileged Materials, including by way of review of any electronic communications or documents or by seeking to have the Sellers and/or the Shareholder Representative waive the attorney-client or other privilege, or by otherwise asserting that Buyer (or the Company) has the right to waive the attorney-client or other privilege. In the event that Buyer or the Company is required by Governmental Order or otherwise to access or obtain a copy of such Privileged Materials, Buyer shall immediately (and, in any event, within two (2) Business Days) notify the Shareholder Representative in writing (including by making specific reference to this Section) so that the Shareholder Representative can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith.

(Signature pages follow)

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:
KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:	/s/ ERIC M. DEMARCO Eric M. DeMarco President and Chief Executive Officer
COMPANY:
COMPOSITE ENGINEERING, INC.
By:	/s/ AMY FOURNIER Amy Fournier President
SHAREHOLDER REPRESENTATIVE:
AMY FOURNIER
By:	/s/ AMY FOURNIER Amy Fournier, individually, in her capacity as the Shareholder Representative only
SELLERS:
AMY FOURNIER
By:	/s/ AMY FOURNIER Amy Fournier, individually, as a Seller
MICHEL M. FOURNIER
By:	/s/ MICHEL M. FOURNIER Michel M. Fournier, individually, as a Seller

(Signature Pages)

LEONARD REYNEN
By:	/s/ LEONARD REYNEN Leonard Reynen, individually, as a Seller
DOUG MEYER
By:	/s/ DOUG MEYER Doug Meyer, individually, as a Seller
GARY NORMAN
By:	/s/ GARY NORMAN Gary Norman, individually, as a Seller
PETER ADAMEK
By:	/s/ PETER ADAMEK Peter Adamek, individually, as a Seller

(Signature Pages)

ANNEX B

Composite Engineering, Inc.

WWW.MOSSADAMS.COM

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Composite Engineering, Inc.

        We have audited the accompanying balance sheets of Composite Engineering, Inc. (the "Company") as of December 31, 2011 and January 1, 2011, and the related statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 2011, January 1, 2011 and December 26, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Composite Engineering, Inc. as of December 31, 2011 and January 1, 2011, and the results of its operations and its cash flows for the years ended December 31, 2011, January 1, 2011 and December 26, 2009 in conformity with accounting principles generally accepted in the United States of America.

Sacramento, California
March 19, 2012

COMPOSITE ENGINEERING, INC.

BALANCE SHEETS

	December 31, 2011	January 1, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$146,637	$1,063,735
Billed contracts receivable	9,791,261	5,995,674
Unbilled contracts receivable	11,057,100	3,689,723
Inventory, net	11,180,387	12,660,240
Prepaid expenses	1,819,158	340,568
Restricted cash	5,700,000	—

Total current assets	39,694,543	23,749,940

EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET	5,516,612	4,679,555

OTHER ASSETS
Restricted cash	1,133,889	89,990
Deposits	1,068,468	270,542

	$47,413,512	$28,790,027

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Line of credit	$4,800,000	$5,300,000
Accounts payable	7,479,952	5,110,432
Accrued expenses	9,954,384	4,988,403
Unearned income	6,285,282	1,332,663
Note payable—stockholder	22,427	42,258
Current maturities of long-term debt	500,000	768,810
Current maturities of capital lease obligations	298,132	246,400

Total current liabilities	29,340,177	17,788,966

LONG-TERM LIABILITIES
Long-term debt, net of current maturities	1,166,667	1,689,301
Capital lease obligations, net of current maturities	490,599	237,100

Total long-term liabilities	1,657,266	1,926,401

Total liabilities	30,997,443	19,715,367

STOCKHOLDERS' EQUITY
Common stock, no par value 1,000,000 shares authorized, 300,000 issued and outstanding	300,000	300,000
Additional paid-in capital	1,000,000	1,000,000
Retained earnings	15,116,069	7,774,660

Total stockholders' equity	16,416,069	9,074,660

	$47,413,512	$28,790,027

See accompanying notes

COMPOSITE ENGINEERING, INC.

STATEMENTS OF INCOME

	Years Ended
	December 31, 2011	January 1, 2011	December 26, 2009
CONTRACT REVENUES EARNED	$94,147,992	$73,639,215	$76,344,255
COST OF CONTRACT REVENUES	66,530,357	56,706,140	57,425,554

Gross profit	27,617,635	16,933,075	18,918,701
GENERAL AND ADMINISTRATIVE EXPENSES	13,352,196	12,668,353	15,164,946

Income from operations	14,265,439	4,264,722	3,753,755

OTHER INCOME (EXPENSE)
Accrued contract revenue refunds (Note 9)	(1,443,096)	—	—
Other income, net	71,977	33,755	10,962
Interest expense	(356,643)	(432,698)	(360,867)

Total other expense, net	(1,727,762)	(398,943)	(349,905)

NET INCOME	$12,537,677	$3,865,779	$3,403,850

See accompanying notes

COMPOSITE ENGINEERING, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2011, JANUARY 1, 2011 AND DECEMBER 26, 2009

	Common Stock
			Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
Balance at December 27, 2008	300,000	$300,000	$1,000,000	$4,504,782	$5,804,782
Distributions	—	—	—	(1,887,332)	(1,887,332)
Net income	—	—	—	3,403,850	3,403,850

Balance at December 26, 2009	300,000	300,000	1,000,000	6,021,300	7,321,300
Distributions	—	—	—	(2,112,419)	(2,112,419)
Net income	—	—	—	3,865,779	3,865,779

Balance at January 1, 2011	300,000	300,000	1,000,000	7,774,660	9,074,660
Distributions	—	—	—	(5,196,268)	(5,196,268)
Net income	—	—	—	12,537,677	12,537,677

Balance at December 31, 2011	300,000	$300,000	$1,000,000	$15,116,069	$16,416,069

See accompanying notes

COMPOSITE ENGINEERING, INC.

STATEMENTS OF CASH FLOWS

	Years Ended
	December 31, 2011	January 1, 2011	December 26, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$12,537,677	$3,865,779	$3,403,850
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation and amortization expense	1,544,369	1,264,009	1,047,089
Loss on sale of equipment	2,365	141,622	—
Changes in operating assets and liabilities:
Billed contracts receivable	(3,795,587)	1,419,089	3,638,059
Unbilled contracts receivable	(8,832,870)	(1,083,762)	(2,686,980)
Inventory	897,504	(3,137,652)	(3,535,945)
Prepaid expenses	(13,097)	126,500	2,502,744
Accounts payable	2,369,520	1,881,625	(1,599,350)
Accrued expense	2,203,781	1,559,808	198,691
Unearned income	4,952,619	206,088	(2,621,025)

Net cash from operating activities	11,866,281	6,243,106	347,133

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of equipment and leasehold improvements	(1,660,158)	(2,170,329)	(1,727,345)
Proceeds from sale of equipment	431,448	—	—
Reductions (additions) to restricted cash	(6,743,899)	89,990	1,619,820
Increase in deposits	(797,926)	(140,817)	(46,885)

Net cash from investing activities	(8,770,535)	(2,221,156)	(154,410)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments on line of credit	(25,550,000)	(34,258,000)	(17,330,000)
Borrowings on line of credit	25,050,000	33,428,000	20,395,000
Repayments on stockholder notes payable	(42,258)	(239,019)	(36,029)
Borrowings on long-term debt	—	1,070,941	5,220,586
Principal payments on long-term debt	(769,017)	(1,663,422)	(3,396,330)
Principal payments on capital lease obligations	(267,501)	(373,299)	(196,991)
Stockholders' distributions	(2,434,068)	(2,112,419)	(3,815,699)

Net cash from financing activities	(4,012,844)	(4,147,218)	840,537

NET CHANGE IN CASH AND CASH EQUIVALENTS	(917,098)	(125,268)	1,033,260
CASH AND CASH EQUIVALENTS, beginning of year	1,063,735	1,189,003	155,743

CASH AND CASH EQUIVALENTS, end of year	$146,637	$1,063,735	$1,189,003

SUPPLEMENTAL DISCLOSURE OF CASHFLOW INFORMATION
Cash paid for interest	$356,643	$430,718	$360,867
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES AND FINANCING ACTIVITIES
Assets acquired through capital leases	$572,732	$234,014	$254,866

See accompanying notes

COMPOSITE ENGINEERING, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES

        Nature of Operations—The Company is headquartered in Roseville, California with manufacturing facilities located in Sacramento, California. In business since 1984, the Company specializes in the design, development, manufacturing and support of high performance aerial targets around the world. The Company is the sole provider of subsonic aerial targets to the United States Air Force (USAF) under long-term contracts. In addition to the provision of targets and target related hardware, the Company is experienced in the training and "stand-up" of organic operational capabilities with United States Department of Defense and foreign customers alike. The Company's product portfolio includes a suite of targets which cover a wide range of performance ranges from low subsonic to supersonic.

        The Company is vertically integrated. In addition to being the design authority for the systems provided, the Company builds all of its own tooling, manufactures the entire airframe, accomplishes all assembly work and builds in house over 90% of the Ground Support Equipment required. This gives the Company substantial control over both the quality and scheduling aspects of program execution.

        Cash and Cash Equivalents—The Company considers all highly liquid instruments with original maturity of three months or less to be cash equivalents.

        Concentration of Credit Risk—The Company maintains cash balances that at times exceed federally insured amounts.

        Four customers represent approximately 68% of the billed contracts receivable balance as of December 31, 2011, and two customers represent approximately 87% of the billed contracts receivable balance at January 1, 2011. Three customers represent approximately 95% of the unbilled contracts receivable balance as of December 31, 2011, and two customers represent 100% of the unbilled contracts receivable balance as of January 1, 2011. Revenue from three of the Company's customers accounted for approximately 83%, 85% and 75% of contract revenues earned for the years ended December 31, 2011, January 1, 2011 and December 26, 2009, respectively. These three customers are either US Government entities or contractors to the US Government.

        Billed Contracts Receivable—Billed contracts receivable are carried at the original invoice amount and are written off to expense in the period in which they are determined to be uncollectible. Management determines the uncollectability of accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions. Recoveries of receivables previously written off are recorded as income when received. Management's evaluation resulted in no allowance for doubtful accounts as of December 31, 2011 and January 1, 2011.

        Inventory—Inventories, other than inventoried costs relating to long-term contracts and programs, are stated at the lower of cost (determined on the first-in, first-out method) or market. The Company maintains a valuation allowance to reduce inventory to the net realizable value. At December 31, 2011 and January 1, 2011, the allowance was approximately $652,000 and $584,500, respectively.

        Inventoried costs relating to long-term contracts and programs are stated at the actual production cost, including factory overhead, initial tooling and other related non-recurring costs. Inventoried costs relating to long-term contracts and programs are reduced by charging amounts relieved from inventory to cost of contract revenues when the Company starts the target assembly process and the inventory item is released to the production floor.

COMPOSITE ENGINEERING, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 1—SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES (Continued)

        Property and Equipment—Property and equipment purchased by the Company are stated at cost, net of accumulated depreciation. All costs associated with major improvements are capitalized, and repairs and maintenance costs are expensed as incurred. The cost and accumulated depreciation of items sold or retired are removed from the accounts. Any resulting gain or loss will be recognized in the current period. Depreciation is computed using the straight-line method over the estimated useful lives of the asset.

        The estimated useful lives used for calculating depreciation and amortization for equipment and leasehold improvements are as follows:

Lives
Machinery	5 - 7 Years
Automotive equipment	5 Years
Office equipment	3 - 7 Years
Leasehold improvements	1 - 20 Years
Equipment held under capital leases	3 - 5 Years

        Long-Lived Assets—Long-lived assets consist primarily of property, equipment, and leasehold improvements, which are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset (before interest). If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less cost to sell. Fair value is based on appraisals or other reasonable methods to estimate fair value. Management of the Company believes that no impairment exists for long-lived assets at December 31, 2011 and January 1, 2011.

        Revenue Recognition—Contract revenues earned under long-term contracts are recorded under the percentage-of-completion method. Costs and estimated gross margins are recorded as contract revenues earned as work is performed based on the percentage that incurred costs bear to estimated total costs utilizing the most recent estimates of costs and funding. Cost estimates include costs such as labor, material, and overhead. Some contracts contain incentive provisions based upon performance in relation to established targets which are recognized in the contract estimates when deemed realizable. Contract change orders and claims are included in contract revenues earned when they can be reliably estimated and realization is probable. Since many contracts extend over a long period of time, revisions in cost and funding estimates during the progress of work have the effect of adjusting earnings applicable to performance in prior periods in the current period. When the current contract estimate indicates a loss, a provision is made for the total anticipated loss in the current period.

        The asset, "Unbilled contracts receivable," represents revenues recognized in excess of amounts billed on long-term contracts in progress. The liability "Unearned income" represents billings in excess of revenues recognized on long-term contracts in progress.

        The estimated contract value of performance under Government fixed-price contracts in process is recognized under the percentage of completion method of accounting where the estimated contract revenue earned is determined on the basis of completion to date (the total contract amount multiplied

COMPOSITE ENGINEERING, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 1—SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES (Continued)

by percent of performance to date less contract revenues earned recognized in previous periods) and costs (including general and administrative, except as described below) are expensed as incurred.

        Contract revenues earned under cost-reimbursement contracts are recorded as costs are incurred and include estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. The fees under certain Government contracts may be increased or decreased in accordance with cost or performance incentive provisions which measure actual performance against established targets or other criteria. Such fee adjustments are included in contract revenues earned at the time the amounts can be determined reasonably.

        Warranty Reserve—Included in accrued expenses is $935,440 and $952,156 of accrued warranty costs at December 31, 2011 and January 1, 2011, respectively. This represents estimated costs associated with product warranties in conjunction with certain contracts. These costs are expensed as incurred. Contracts are generally covered by a twelve month, but may extend to a thirty-six month, warranty period and cover systems, accessories, equipment, parts, and software manufactured by the Company to certain contractual specifications. Warranties cover factors such as non-conformance to specification and defects in material and workmanship.

        Income Taxes—The Company elected S-Corporation status for both federal and state purposes. Under S-Corporation tax provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal and state income taxes on their respective shares of the Company's taxable income. There is a 1.5% tax imposed on net income for California state taxes on an S-Corporation. The provision for this tax is included in other expense.

        The Company elected to become an S-corporation effective July 1, 2002. As an S-corporation, the Company is subject to a "built-in gains" tax based on the sale of certain Company assets when the fair market value of the assets exceeded the tax basis at the date the Company elected S-corporation status. The tax is imposed on the Company's built-in gain at July 1, 2002 on assets that are disposed of within the ten-year period beginning on the first day of the Company's first "S" tax year. The Company has estimated the potential maximum built-in gain tax exposure to be approximately $2,400,000. This has not been recorded on the Company's financial statements. Any tax on the gain will be recorded if disposition of any of the applicable assets occur prior to July 1, 2012.

        The Company has adopted accounting guidance relating to accounting for uncertain tax positions. The accounting guidance prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various matters such as derecognition, interest, penalties, and disclosure requirements. The Company does not have any entity level uncertain tax positions.

        The Company files income tax returns in the U.S. federal jurisdiction and California. The Company is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2007.

        Research and Development—Research and development costs are charged to general and administrative expense when incurred. The amount charged for the years ended December 31, 2011, January 1, 2011 and December 26, 2009 amounted to $3,088,006, $2,333,614 and $7,054,103, respectively.

COMPOSITE ENGINEERING, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 1—SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES (Continued)

        Fiscal Year End—The Company operates on a 52/53-week fiscal year ending on the Saturday closest to December 31, 2011. The fiscal years ended December 31, 2011 and December 26, 2009 include 52 weeks. The fiscal year ended January 1, 2011 includes 53 weeks.

        Accounting Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

        Subsequent Events—Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company's financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are available to be issued. The Company has evaluated subsequent events through March 19, 2012, which is the date the financial statements were available to be issued as approved by management.

NOTE 2—INVENTORY

        Inventory consists of the following at:

	December 31, 2011	January 1, 2011
Raw materials	$2,091,076	$1,510,347
Project inventory in process	9,741,077	11,734,428
Inventory valuation allowance	(651,766)	(584,535)

Total inventory	$11,180,387	$12,660,240

COMPOSITE ENGINEERING, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 3—EQUIPMENT AND LEASHOLD IMPROVEMENTS

        Equipment and leasehold improvements consist of the following at:

	December 31, 2011	January 1, 2011
Machinery	$6,091,921	$6,023,336
Automotive equipment	162,568	162,568
Office equipment	2,574,182	2,272,278
Leasehold improvements	2,141,179	2,064,465
Equipment held under capital leases	1,695,801	1,196,600
Construction in process	1,265,856	4,272

Total equipment and leasehold improvements	13,931,507	11,723,519
Less accumulated depreciation and amortization	(8,414,895)	(7,043,964)

Equipment and leasehold improvements, net of accumulated depreciation and amortization	$5,516,612	$4,679,555

        Depreciation and amortization expense charged to costs of contract revenues and general and administrative expenses amounted to $1,544,369, $1,264,009 and $1,047,089 for the years ended December 31, 2011, January 1, 2011 and December 26, 2009. At December 31, 2011 and January 1, 2011, accumulated depreciation for equipment held under capital leases is $1,060,778 and $794,310, respectively.

NOTE 4—ACCRUED EXPENSES

        Accrued expenses consist of the following at:

	December 31, 2011	January 1, 2011
Accrued payroll	$1,902,196	$1,646,232
Accrued warranty	935,440	952,156
Accrued stockholder distributions	4,166,779	1,404,511
Other accrued expenses	2,949,969	985,504

	$9,954,384	$4,988,403

The following table shows the reconciliation of the changes in the accrued warranty balance for the years ended:

	Years Ended
	December 31, 2011	January 1, 2011
Accrued warranty balance, prior year end	$952,156	$498,000
Warranty costs incurred	(948,206)	(197,056)
New warranties issued	931,490	829,212
Warranties expired	—	(178,000)

Accrued warranty balance, current year end	$935,440	$952,156

COMPOSITE ENGINEERING, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 5—LINE OF CREDIT AND LONG-TERM DEBT

        Line of credit and long-term debt consist of the following at:

	December 31, 2011	January 1, 2011
Line of credit	$4,800,000	$5,300,000

Long term debt	$1,666,667	$2,435,684
Note payable—stockholder	22,427	64,685

	1,689,094	2,500,369
Current maturities of long-term debt	(522,427)	(811,068)

Long-term debt, net of current maturities	$1,166,667	$1,689,301

        Line of Credit—At December 31, 2011, the Company has a $10,000,000 line of credit with its bank that expires on November 13, 2012. It is secured by equipment, inventory and contracts receivable and is personally guaranteed by the major stockholders. The line of credit balance bears interest at the lender's internal prime rate per annum (4.0% at December 31, 2011), payable monthly. The line of credit contains certain restrictive financial covenants.

        Long-Term Debt—At December 31, 2011, the Company has a long-term note with its bank maturing April 2015 with a $1,666,667 principal balance. The note bears interest at the greater of 5.5% or prime plus 1.0%, with interest and fixed principal of $41,667 payable in monthly installments through maturity, at which time all outstanding amounts are due. This note is collateralized by substantially all the assets of the Company.

        On November 15, 2011, the Company executed a $2,600,000 long-term note with its bank to finance capital expenditures. At December 31, 2011, the Company had not made any draws on this note. The Company has until December 31, 2012 to draw down the note, with monthly interest-only payments at a variable rate of prime plus 0.5% due until December 31, 2012. At December 31, 2012, the 60 month term portion of the note begins with monthly interest and fixed principal payments due until maturity at December 31, 2017, at which time all outstanding amounts are due. This note is collateralized by substantially all the assets of the Company.

        Note Payable—Stockholder—Note payable to stockholder has an interest rate of 8% and principal and interest payments are due monthly through June 2012. The total outstanding balance as of December 31, 2011 and January 1, 2011 was $22,427 and $64,685, respectively. Interest expense incurred for the stockholder loan amounted to $3,648, $20,386 and $22,445 for the years ended December 31, 2011, January 1, 2011 and December 26, 2009, respectively.

        Future maturities of long-term debt are as follows as of the years ending:

2012	$522,427
2013	500,000
2014	500,000
2015	166,667

$1,689,094

COMPOSITE ENGINEERING, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 6—LETTERS OF CREDIT AND RESTRICTED CASH

        At December 31, 2011, the Company has a $5,700,000 letter of credit and a $1,133,889 letter of credit outstanding with its bank in accordance with contract provisions with a customer. The Company has on deposit $6,833,889 with its bank as security for the letters of credit, which is shown as restricted cash on the balance sheet at December 31, 2011. The amount of the letters of credit and associated security deposit are scheduled to be incrementally reduced through expiration as the Company reaches specified milestones defined in the contract. The $5,700,000 letter of credit expires on November 30, 2013, and the $1,133,889 letter of credit expires on May 31, 2015. The restricted cash shown on the balance sheet is allocated between current and non-current, with the amount shown as current expected to be released in one year.

        At January 1, 2011, the Company had an outstanding letter of credit for $89,990 with its bank related to contract provisions. The Company had on deposit $89,990 with its bank which was restricted until November 30, 2011 as security for the letter of credit.

NOTE 7—LEASING ARRANGEMENTS

        Operating Leases—The Company leases its main operating facility from one of the Company's stockholders and other facilities and equipment from various third parties under non-cancelable operating leases expiring through December 31, 2021. The Company paid rent expense to one of the stockholders of the Company totaling $348,000 for each of the years ended December 31, 2011, January 1, 2011 and December 26, 2009 in conjunction with this lease.

        The non-cancellable operating lease payments with terms of one year or more are as follows as of December 31, 2011:

2012	$1,472,404
2013	469,526
2014	395,167
2015	348,000
2016	348,000
Thereafter	1,392,000

Total minimum lease payments	$4,425,097

        Total lease expense, applied to cost of contract revenues and general and administrative expenses, amounted to $1,421,196, $1,204,978 and $1,074,854 for the years ended December 31, 2011, January 1, 2011 and December 26, 2009.

        Capital Leases—At December 31, 2011 the Company leases office equipment under capital leases. The leases have expiration dates ranging from December 2012 to June 2015 and interest rates ranging from 3.81% to 6.64%. These leases are secured by UCC filings.

COMPOSITE ENGINEERING, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 7—LEASING ARRANGEMENTS (Continued)

        The schedule of future minimum rental payments required under the above capital leases are as follows as of December 31, 2011:

2012	$325,549
2013	275,726
2014	181,001
2015	57,750

Total minimum lease payments	840,026
Less amount representing interest	51,295

Present value of minimum lease payment	788,731
Less current maturities of capital lease obligations	298,132

Capital lease obligations, net of current maturities	$490,599

NOTE 8—EMPLOYEE PENSION PLAN

        The Company has an employee 401(k) retirement plan covering all of its qualifying employees which is funded by the Company and by voluntary employee contributions. For the years ended December 31, 2011, January 1, 2011 and December 26, 2009, employer contributions to the plan amounted to $436,398, $350,912 and $332,305 and are included in cost of contract revenues earned and general and administrative expenses.

NOTE 9—ACCRUED CONTRACT REVENUE REFUNDS

        In accordance with its contracts with the United States Department of Defense, the Company is subject to periodic audits by the U.S. Defense Contract Audit Agency ("DCAA"). In the ordinary course of business, the DCAA conducted an audit. In 2011, they issued a report which concluded that costs associated with a proposed effort on a specific prior year contract item had been overestimated by the Company and subsequently, the Government seeks reimbursement of approximately $1,581,000. The Company has reviewed the DCAA audit findings and believes that approximately $138,000 of the questioned costs was estimated properly, while the remaining $1,443,000 may be reimbursed to the Government. At December 31, 2011, the Company has accrued a liability for anticipated refunds for $1,443,096. The Company recorded the associated reimbursed costs as accrued contract revenue refunds in other expense on the statement of income for the year ended December 31, 2011.

Financial Statements

Composite Engineering, Inc.

For the quarter ended March 31, 2012

COMPOSITE ENGINEERING, INC.

CONDENSED BALANCE SHEET (UNAUDITED)

	MARCH 31, 2012	DECEMBER 31, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,884,102	$146,637
Billed contracts receivable	9,856,553	9,791,261
Unbilled contracts receivable	6,807,501	11,057,100
Inventory, net	11,758,978	11,180,387
Prepaid expenses and advances	2,376,141	1,819,158
Restricted cash	3,800,000	5,700,000

Total current assets	41,483,275	39,694,543

EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET	6,004,839	5,516,612

OTHER ASSETS
Restricted cash	1,133,889	1,133,889
Other asset	250,000	—
Deposits	1,152,605	1,068,468

	$50,024,608	$47,413,512

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Line of credit	$—	4,800,000
Accounts payable	5,451,231	7,479,952
Accrued expenses	11,342,802	9,954,384
Unearned income	12,240,011	6,285,282
Note payable—stockholder	—	22,427
Current maturities of long-term debt	616,422	500,000
Current maturities of capital lease obligations	334,753	298,132

Total current liabilities	29,985,219	29,340,177

LONG-TERM LIABILITIES
Long-term debt, net of current maturities	1,312,304	1,166,667
Capital lease obligations, net of current maturities	400,413	490,599

Total long-term liabilities	1,712,717	1,657,266

Total liabilities	31,697,936	30,997,443

STOCKHOLDERS' EQUITY
Common stock, no par value 1,000,000 shares authorized, 300,000 issued and outstanding	300,000	300,000
Additional paid-in capital	1,000,000	1,000,000
Retained earnings	17,026,672	15,116,069

Total stockholders' equity	18,326,672	16,416,069

	$50,024,608	$47,413,512

The accompanying notes are an integral part of these condensed financial statements

COMPOSITE ENGINEERING, INC.

CONDENSED STATEMENT OF INCOME (UNAUDITED)

FOR THE QUARTER ENDED

	MARCH 31, 2012	MARCH 31, 2011
CONTRACT REVENUES EARNED	$24,880,636	$21,024,096
COST OF CONTRACT REVENUES	17,579,527	14,521,826

Gross profit	7,301,109	6,502,270
GENERAL AND ADMINISTRATIVE EXPENSES	5,321,165	3,164,460

Income from operations	1,979,944	3,337,810

OTHER INCOME (EXPENSE)
Other income, net	14,409	9,415
Interest expense	(83,750)	(122,957)

Total other expense, net	(69,341)	(113,542)

NET INCOME	$1,910,603	$3,224,268

The accompanying notes are an integral part of these condensed financial statements

COMPOSITE ENGINEERING, INC.

CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE QUARTER ENDED

	MARCH 31, 2012	MARCH 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,910,603	$3,224,268
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation and amortization expense	332,791	330,867
Changes in operating assets and liabilities:
Billed contracts receivable	(65,292)	(7,680,645)
Unbilled contracts receivable	4,249,599	(974,431)
Inventory	(578,591)	1,313,794
Prepaid expenses	(556,983)	(493,002)
Accounts payable	(2,028,721)	(198,724)
Accrued expense	1,388,418	(66,604)
Unearned income	5,954,729	6,249,181

Net cash from operating activities	10,606,553	1,704,704

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of equipment and leasehold improvements	(814,983)	(175,885)
Reductions (additions) to restricted cash	1,900,000	—
Increase in other asset	(250,000)	—
Reduction (Increase) in deposits	(84,137)	112,187

Net cash from investing activities	750,880	(63,698)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments on line of credit	(7,550,000)	(5,500,000)
Borrowings on line of credit	2,750,000	5,350,000
Repayments on stockholder note	(22,427)	(10,251)
Borrowings on long-term debt	387,059	—
Stockholders' distributions	—	(674,000)
Principal payments on long-term debt	(125,000)	(294,017)
Principal payments on capital lease obligations	(59,600)	(64,848)

Net cash from financing activities	(4,619,968)	(1,193,116)

NET CHANGE IN CASH AND CASH EQUIVALENTS	6,737,465	447,890
CASH AND CASH EQUIVALENTS, beginning of period	146,637	1,063,735

CASH AND CASH EQUIVALENTS, end of period	$6,884,102	$1,511,625

The accompanying notes are an integral part of these condensed financial statements

COMPOSITE ENGINEERING, INC.

CONDENSED NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1—SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES

        Basis of Presentation—The information as of March 31, 2012 and March 31, 2011 and for the three months ended March 31, 2012 is unaudited. In the opinion of management, these unaudited condensed financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the interim period presented. The results have been prepared in accordance with the requirement of Regulation S-X and do not necessarily include all information and footnotes necessary for presentation in accordance with accounting principles generally accepted in the U.S. ("GAAP"). The unaudited condensed balance sheet at December 31, 2011 has been derived from the audited balance sheet at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. These unaudited condensed financial statements should be read in conjunction with the financial statements and the related notes included in the Company's audited annual financial statements for the fiscal year ended December 31, 2011. Interim operating results are not necessarily indicative of operating results expected in subsequent periods or for the year as a whole.

        Cash and Cash Equivalents—The Company considers all highly liquid instruments with original maturity of three months or less to be cash equivalents.

        Concentration of Credit Risk—The Company maintains cash balances that at times exceed federally insured amounts.

        Five customers represent approximately 97% of the billed contracts receivable balance as of March 31, 2012. One customer represents approximately 87% of the unbilled contracts receivable balance as of March 31, 2012. Revenue from three of the Company's customers accounted for approximately 81% of contract revenues earned for the period ended March 31, 2012. These customers are either US Government entities or contractors to the US Government.

        Billed Contracts Receivable—Billed contracts receivable are carried at the original invoice amount and are written off to expense in the period in which they are determined to be uncollectible. Management determines the uncollectability of accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions. Recoveries of receivables previously written off are recorded as income when received. Management's evaluation resulted in no allowance for doubtful accounts as of March 31, 2012 and December 31, 2011.

        Inventory—Inventories, other than inventoried costs relating to long-term contracts and programs, are stated at the lower of cost (determined on the first-in, first-out method) or market.

        Inventoried costs relating to long-term contracts and programs are stated at the actual production cost, including factory overhead, initial tooling, and other related non-recurring costs. Inventoried costs relating to long-term contracts and programs are reduced by charging amounts relieved from inventory to cost of contract revenues when the Company starts the target assembly process and the inventory item is released to the production floor.

        Revenue Recognition—Contract revenues earned under long-term contracts are recorded under the percentage-of-completion method. Costs and estimated gross margins are recorded as contract revenues earned as work is performed based on the percentage that incurred costs bear to estimated total costs utilizing the most recent estimates of costs and funding. Cost estimates include costs such as labor, material, and overhead. Some contracts contain incentive provisions based upon performance in

COMPOSITE ENGINEERING, INC.

CONDENSED NOTES TO FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 1—SUMMARY OF SIGNIFCANT ACCOUNTING POLICIES (Continued)

relation to established targets, which are recognized in the contract estimates when deemed realizable. Contract change orders and claims are included in contract revenues earned when they can be reliably estimated and realization is probable. Since many contracts extend over a long period of time, revisions in cost and funding estimates during the progress of work have the effect of adjusting earnings applicable to performance in prior periods in the current period. When the current contract estimate indicates a loss, a provision is made for the total anticipated loss in the current period.

        The asset "Unbilled contracts receivable" represents revenues recognized in excess of amounts billed on long-term contracts in progress. The liability "Unearned income" represents billings in excess of revenues recognized on long-term contracts in progress.

        The estimated contract value of performance under government fixed-price contracts in process is recognized under the percentage of completion method of accounting where the estimated contract revenue earned is determined on the basis of completion to date (the total contract amount multiplied by percent of performance to date less contract revenues earned recognized in previous periods) and costs (including general and administrative, except as described below) are expensed as incurred.

        Contract revenues earned under cost-reimbursement contracts are recorded as costs are incurred and include estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. The fees under certain government contracts may be increased or decreased in accordance with cost or performance incentive provisions, which measure actual performance against established targets or other criteria. Such fee adjustments are included in contract revenues earned at the time the amounts can be determined reasonably.

        Warranty Reserve—Included in accrued expenses is $833,413 and $935,440 of accrued warranty costs at March 31, 2012 and December 31, 2011, respectively. This represents estimated costs associated with product warranties in conjunction with certain contracts. These costs are expensed as incurred. Contracts are generally covered by a 12-month warranty but may extend to a 36-month warranty period and cover systems, accessories, equipment, parts, and software manufactured by the Company to certain contractual specifications. Warranties cover factors such as non-conformance to specification and defects in material and workmanship.

        Income Taxes—The Company elected S-Corporation status for both federal and state purposes. Under S-Corporation tax provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal and state income taxes on their respective shares of the Company's taxable income.

        Subsequent Events—Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company's financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are available to be issued. The Company has evaluated subsequent events through May 4, 2012, which is the date the financial statements were available to be issued as approved by management.

COMPOSITE ENGINEERING, INC.

CONDENSED NOTES TO FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 2—INVENTORY

        Inventory consists of the following at:

	MARCH 31, 2012	DECEMBER 31, 2011
	(UNAUDITED)
Raw materials	$2,119,789	$2,091,076
Project inventory in process	10,139,752	9,741,077
Inventory valuation allowance	(500,563)	(651,766)

Total inventory	$11,758,978	$11,180,387

NOTE 3—EQUIPMENT AND LEASHOLD IMPROVEMENTS

        Equipment and leasehold improvements consist of the following at:

	MARCH 31, 2012	DECEMBER 31, 2011
	(UNAUDITED)
Machinery	$6,655,582	$6,091,921
Automotive equipment	134,775	162,568
Office equipment	4,259,776	4,269,983
Leasehold improvements	2,140,879	2,141,179
Construction in process	1,514,594	1,265,856

Total equipment and leasehold improvements	14,705,606	13,931,507
Less accumulated depreciation and amortization	(8,700,767)	(8,414,895)

Equipment and leasehold improvements, net of accumulated depreciation and amortization	$6,004,839	$5,516,612

NOTE 4—ACCRUED EXPENSES

        Accrued expenses consist of the following at:

	MARCH 31, 2012	DECEMBER 31, 2011
	(UNAUDITED)
Accrued payroll	$2,873,871	$1,902,196
Accrued warranty	833,413	935,440
Other accrued expenses	7,635,518	7,116,748

	$11,342,802	$9,954,384

NOTE 5—LINE OF CREDIT AND LONG-TERM DEBT

        Line of Credit—The Company has a $10,000,000 line of credit with its bank that expires on November 13, 2012. It is secured by equipment, inventory, and contracts receivable and is personally guaranteed by the major stockholders. The line of credit balance bears interest at the lender's internal

COMPOSITE ENGINEERING, INC.

CONDENSED NOTES TO FINANCIAL STATEMENTS (UNAUDITED) (Continued)

NOTE 5—LINE OF CREDIT AND LONG-TERM DEBT (Continued)

prime rate per annum (4.0% at March 31, 2012), payable monthly. The line of credit contains certain restrictive financial covenants. The balance on the line of credit at March 31, 2012 was $0.

        Long-Term Debt—The Company has a long-term note with its bank maturing in April 2015 with a $1,541,667 principal balance at March 31, 2012. The note bears interest at the greater of 5.5% or prime plus 1.0%, with interest and fixed principal payable in monthly installments through maturity, at which time all outstanding amounts are due. This note is collateralized by substantially all the assets of the Company.

        The Company has a long-term note with its bank maturing in December 2017 with a $387,059 principal balance at March 31, 2012. Monthly interest-only payments at a variable rate of prime plus 0.5% are due until December 31, 2012. At December 31, 2012, the 60-month term portion of the note begins with monthly interest and fixed principal payments due until maturity. This note is collateralized by substantially all the assets of the Company.

PROSPECTUS

$300,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Units

        From time to time, we may offer up to $300,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

        We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

        Our common stock is traded on the NASDAQ Global Select Market under the symbol "KTOS". On March 22, 2011, the last reported sale price of our common stock on the NASDAQ Global Select Market was $13.42. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NASDAQ Global Select Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

        Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

        This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement.

        The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 15, 2011.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add or update in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading "Where You Can Find Additional Information," before buying any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find Additional Information."

 KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

        Kratos Defense & Security Solutions, Inc. is a specialized national security business providing mission critical products, services and solutions for U.S. national security priorities. Our core capabilities are sophisticated engineering, manufacturing and system integration offerings for national security platforms and programs. Our principal services are related to, but are not limited to, Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance and Reconnaissance (C5ISR); related cybersecurity; cyberwarfare; information assurance and situational awareness solutions; weapons systems lifecycle support and sustainment; military weapon range operations and technical services; missile, rocket and weapons system testing and evaluation; missile and rocket mission launch services, primarily for ballistic missile defense; public safety, critical infrastructure security and surveillance systems; modeling and simulation; unmanned aerial vehicle systems (UAVs); and advanced network engineering and information technology services. We offer our customers products, solutions, services and expertise to support their mission critical needs by leveraging our skills across our core offering areas.

        Our primary end customers are U.S. Federal Government agencies, including the Department of Defense ("DoD"), classified agencies, intelligence agencies, other national security agencies and homeland security related agencies. We believe our stable client base, strong client relationships, broad array of contract vehicles, considerable employee base possessing national security clearances, extensive list of past performance qualifications, and significant management and operational capabilities position us for continued growth.

        We provide products, solutions and services for a wide range of established, deployed and operating national security platforms, including, but not limited to: Aegis Ballistic Missile Defense systems, M1 Abrams tanks, Bradley fighting vehicles, F-5 Tiger, HiMARS, Chaparral and Hawk missile systems, Kiowa AH-60 helicopters, DDG-1000 Zumwalt destroyers, attack and missile submarines, certain intelligence surveillance and reconnaissance systems and various unmanned systems.

        Prior to 2008, we were also an independent provider of outsourced engineering and network deployment services, security systems engineering and integration services and other technical services for the wireless communications industry, the U.S. Government and enterprise customers. In 2006 and 2007, we undertook a transformation strategy whereby we divested our commercial wireless related businesses and chose to pursue business with the federal government, primarily the DoD, through strategic acquisitions. On September 12, 2007, we changed our name from Wireless Facilities, Inc. to Kratos Defense & Security Solutions, Inc. Our new name reflects our revised focus as a defense contractor and security systems integrator for the federal government and for state and local agencies. In connection with our name change, we changed our NASDAQ Global Select Market trading symbol to "KTOS".

        We were incorporated in the state of New York on December 19, 1994 and began operations in March 1995. We reincorporated in the state of Delaware in 1997. Our executive offices are located at 4820 Eastgate Mall, San Diego, California 92121, and our telephone number is (858) 812-7300. We maintain an Internet website at www.kratosdefense.com. Information contained in or accessible through our website does not constitute part of this prospectus.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "we," "us," "our" and "Kratos" refer to Kratos Defense & Security Solutions, Inc., a Delaware corporation.

 RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents, including our most recent annual report on Form 10-K, and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K incorporated herein by reference or filed by us after the date of this prospectus, that are incorporated by reference into this prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements may include, but are not limited to, statements relating to our future financial performance, the growth of the market for our products and services, expansion plans and opportunities and statements regarding our intended uses of the proceeds of the securities offered hereby. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology.

        Forward-looking statements reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks, uncertainties and other important factors. Many important factors could cause actual results or achievements to differ materially from the results, performance or achievements expressed in or implied by our forward-looking statements, including the following:

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  our high level of indebtedness;

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  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in the indenture that governs certain existing notes, our credit facility and other debt agreements;

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  general economic conditions and inflation, interest rate movements and access to capital;

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  changes or cutbacks in spending or the appropriation of funding by the U.S. Federal Government, including the risk of a prolonged government continuing resolution or government shut down;

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  the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers;

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  changes in the scope or timing of our projects;

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  our ability to successfully consummate acquisitions, to integrate acquired companies and to realize the benefits of our acquisitions, including our ability to achieve anticipated opportunities and operating synergies, and accretion to reported earnings estimated to result from acquisitions in the time frame expected by management or at all;

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  our revenue projections; and

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  the effect of competition.

        These forward-looking statements reflect our views and assumptions only as of the date such forward-looking statements are made. Many of the factors that will determine future results, performance or achievements are beyond our ability to control or predict, and accordingly, you should not place undue reliance on forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements nor do we intend to do so. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. The risks included in this section are not exhaustive. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission ("SEC"). You should carefully read both this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading "Where You Can Find Additional Information," completely and with the understanding that our actual future results may be materially different from what we expect.

THE SECURITIES WE MAY OFFER

        We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, with a total value of up to $300,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

  •
  designation or classification;

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  aggregate principal amount or aggregate offering price;

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  maturity, if applicable;

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  original issue discount, if any;

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  rates and times of payment of interest or dividends, if any;

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  redemption, conversion, exercise, exchange or sinking fund terms, if any;

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  ranking;

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  restrictive covenants, if any;

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  voting or other rights, if any;

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  conversion prices, if any; and

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  important U.S. federal income tax considerations.

        The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add or update information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

  •
  the names of those agents or underwriters;

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  applicable fees, discounts and commissions to be paid to them;

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  details regarding over-allotment options, if any; and

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  the net proceeds to us.

        Common Stock.    We may issue shares of our common stock from time to time. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably only those dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

        Preferred Stock.    We may issue shares of our preferred stock from time to time, in one or more series. Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of our common stock.

        If we sell any series of preferred stock under this prospectus, we will fix the designations, powers, preferences and rights of such series of preferred stock, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

        Debt Securities.    We may issue debt securities from time to time, in one or more series, as either senior secured, senior unsecured or subordinated debt or as senior secured, senior unsecured or subordinated convertible debt. The senior secured debt securities will rank equally with any other secured debt (including debt outstanding on our line of credit with KeyBank National Association), and will be secured by liens encumbering substantially all of our assets and the assets of our domestic subsidiaries, subject to the terms of an Intercreditor Agreement. The senior unsecured debt securities will rank equally with any other unsecured and unsubordinated debt, but will be subject to the prior lien claims of the holders of our secured debt to our assets and the assets of our domestic subsidiaries. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior secured debt and our senior unsecured debt. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

        The debt securities will be issued under one or more indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

        Warrants.    We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered.

        We will evidence each series of warrants by warrant certificates that we will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

        Units.    We may issue, in one or more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of units being offered, as well as the complete unit agreement that contains the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

        We will evidence each series of units by unit certificates that we will issue. Units may be issued under a unit agreement that we enter into with a unit agent. We will indicate the name and address of the unit agent, if applicable, in the prospectus supplement relating to the particular series of units being offered.

RATIO OF EARNINGS TO FIXED CHARGES

        The following summary is qualified by the more detailed information appearing in the computation table found in Exhibit 12.1 to the registration statement of which this prospectus is part and the historical financial statements, including the notes to those financial statements, incorporated by reference in this prospectus.

        Our earnings are inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage deficiency for all periods. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because no preferred dividends are accrued, accruing or payable on our preferred shares.

	Year Ended
	12/26/2010	12/27/2009	12/28/2008	12/31/2007	12/31/2006
Ratio of Earnings to Fixed Charges	1.1	N/A	N/A	N/A	N/A
Deficiency of Earnings Available to Cover Fixed Charges	N/A	$(37.3)	$(104.7)	$(25.9)	$(26.7)

USE OF PROCEEDS

        Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including, among other things, working capital requirements and potential repayment of indebtedness that may be outstanding at the time of any offering under this prospectus. We may also use a portion of the net proceeds to acquire or invest in businesses, services and technologies that are complementary to our own. Pending these uses, we expect to invest the net proceeds in short-term, investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

        Our authorized capital stock consists of 195,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, issuable in one or more series designated by Kratos' board of directors, of which 63,637 shares have been designated Series A Preferred Stock, 90,000 shares have been designated Series B Preferred Stock and 1,200,000 have been designated Series C Preferred Stock. As of March 24, 2011, there were 23,828,726 shares of common stock, no shares of Series A Preferred Stock, no shares of Series B Preferred Stock and no shares of Series C Preferred Stock outstanding.

Common Stock

        The holders of our common stock have one vote per share. Holders of common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock. Shares of common stock are entitled to participate equally in dividends when and as dividends may be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the prior rights of our creditors and the liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will be entitled to share in the remaining assets on a pro rata basis. No shares of common stock are subject to redemption or have redemptive rights to purchase additional shares of common stock.

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "KTOS".

Preferred Stock

        Our amended and restated certificate of incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a stockholder rights plan. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our existing management.

Series A Preferred Stock

        There are currently no shares of Series A Preferred Stock issued and outstanding.

Series B Preferred Stock

        There are currently no shares of Series B Preferred Stock issued and outstanding.

Series C Preferred Stock

        On December 16, 2004, in connection with the approval of our stockholder rights plan (the "Stockholder Rights Plan"), our board of directors authorized and declared a dividend of one right to purchase one one-hundredth of a share of Series C Preferred Stock for each outstanding share of common stock to stockholders of record as of the close of business on December 27, 2004. Each right entitles the registered holder of a share of our common stock, subject to the terms of the Stockholder Rights Plan, to purchase one one-hundredth of a share of Series C Preferred Stock at a purchase price of $54.00, subject to adjustment. The rights are not exercisable until a Distribution Date occurs (as that term is defined in the Stockholder Rights Plan) and will expire at the close of business on the tenth anniversary of the Stockholder Rights Plan unless earlier redeemed or exchanged. There are currently no shares of Series C Preferred Stock issued and outstanding.

Anti-Takeover Provisions

        The provisions of the Delaware General Corporation Law ("DGCL"), our amended and restated certificate of incorporation, our second amended and restated bylaws and the Stockholder Rights Plan contain provisions that could discourage or make more difficult a change in control of Kratos, including an acquisition of Kratos by means of a tender offer, a proxy contest and removal of our incumbent officers and directors, without the support of our board of directors. A summary of these provisions follows.

Statutory Business Combination Provision

        We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" with an "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless:

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  the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

  •
  upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        With certain exceptions, an "interested stockholder" is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

        In general, Section 203 defines a business combination to include:

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  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        A Delaware corporation may "opt out" of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, Kratos has not "opted out" of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Kratos.

Stockholder Rights Plan

        The Stockholder Rights Plan may discourage certain types of transactions involving an actual or potential change in control and may limit our stockholders' ability to approve transactions that they deem to be in their best interests.

Election and Removal of Directors

        Our board of directors is elected annually by all holders of our capital stock. To be eligible for election or appointment to the board of directors, an individual must meet certain director qualification requirements set forth in our second amended and restated bylaws. Directors may be removed without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal.

Size of the Board and Vacancies

        Our board of directors has the exclusive right to fix the size of the board and to fill any vacancies resulting from death, resignation, disqualification or removal as well as any newly created directorships arising from an increase in the size of the board.

No Stockholder Action by Written Consent

        Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by the holders of common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by written consent of the stockholders.

Stockholder Meetings

        Under our second amended and restated bylaws, only a majority of the total number of authorized directors may call a special meeting of the stockholders, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the order calling for the special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        In order for our stockholders to properly bring nominations or business before an annual meeting, they must comply with certain notice requirements as provided by our second amended and restated bylaws. Typically, in order for such notices to be timely, they must be provided to us not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting. For such notices to be timely in the event the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, notice must be provided to us not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Amendment of Charter Provisions

        The affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of our voting stock, voting together as a single class, is required to, among other things, alter, amend or repeal certain provisions of our amended and restated certificate of incorporation, including those related to the election and removal of the board of directors, amendment of our bylaws and certificate of incorporation, restrictions against stockholder actions by written consent and the indemnification of officers and directors.

        Our second amended and restated bylaws may only be amended (or new bylaws adopted) by the board of directors or the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of our voting stock.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A., Shareowner Services. Its address is 161 North Concord Exchange Street, South Saint Paul, MN, 55075 and its telephone number is (800) 468-9716. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

        We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939. We use the term "debenture trustee" to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. We have filed forms of indentures as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

        The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

        We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

  •
  the title;

  •
  the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

  •
  any limit on the amount that may be issued;

  •
  whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

  •
  the maturity date;

  •
  whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

  •
  the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

  •
  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

  •
  the terms of the subordination of any series of subordinated debt;

  •
  the place where payments will be payable;

  •
  restrictions on transfer, sale or other assignment, if any;

  •
  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

  •
  the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

  •
  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

  •
  whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

  •
  incur additional indebtedness;

  •
  issue additional securities;

  •
  create liens;

  •
  pay dividends and make distributions in respect of our capital stock and/or the capital stock of our subsidiaries;

  •
  redeem capital stock;

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  make investments or other restricted payments;

  •
  sell, transfer or otherwise dispose of assets;

  •
  enter into sale-leaseback transactions;

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  engage in transactions with stockholders and affiliates;

  •
  issue or sell stock of our subsidiaries; or

  •
  effect a consolidation or merger;

  •
  whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

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  a discussion of any material U.S. federal income tax considerations applicable to the debt securities;

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  information describing any book-entry features;

  •
  provisions for a sinking fund purchase or other analogous fund, if any;

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  the applicability of the provisions in the indenture on discharge;

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  whether the debt securities are to be offered at a price such that they will be deemed to be offered at an "original issue discount" as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

  •
  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

  •
  the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

  •
  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

        We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

        Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

        Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

  •
  if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

  •
  if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

  •
  if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

  •
  if specified events of bankruptcy, insolvency or reorganization occur.

        If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

        The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

        Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

  •
  the direction so given by the holders is not in conflict with any law or the applicable indenture; and

  •
  subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

        A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

  •
  the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

  •
  the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

        These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or accrued interest on, the debt securities.

        We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

        We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

  •
  to fix any ambiguity, defect or inconsistency in the indenture;

  •
  to comply with the provisions described above under "Description of Debt Securities—Consolidation, Merger or Sale;"

  •
  to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

  •
  to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

  •
  to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under "Description of Debt Securities—General" to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

  •
  to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;

  •
  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

  •
  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

        In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the debenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

  •
  extending the fixed maturity of the series of debt securities;

  •
  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

  •
  reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

        Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

  •
  register the transfer or exchange of debt securities of the series;

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  replace stolen, lost or mutilated debt securities of the series;

  •
  maintain paying agencies;

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  hold monies for payment in trust;

  •
  recover excess money held by the debenture trustee;

  •
  compensate and indemnify the debenture trustee; and

  •
  appoint any successor trustee.

        In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, the premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

        We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

        At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

        Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

        We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

        If we elect to redeem the debt securities of any series, we will not be required to:

  •
  issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

  •
  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

        The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

        Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

        We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

        All money we pay to a paying agent or the debenture trustee for the payment of the principal of, or any premium or interest on, any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

        The indentures and the debt securities will be governed by and construed in accordance with the laws of the state of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

        The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

        We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

        We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

  •
  the offering price and aggregate number of warrants offered;

  •
  the currency for which the warrants may be purchased;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

  •
  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  •
  in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

  •
  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

  •
  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

  •
  the terms of any rights to redeem or call the warrants;

  •
  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  the manner in which the warrant agreements and warrants may be modified;

  •
  a discussion of any material or special U.S. federal income tax consequences of holding or exercising the warrants;

  •
  the terms of the securities issuable upon exercise of the warrants; and

  •
  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

  •
  in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the specified time on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

        Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the state of New York.

Enforceability of Rights by Holders of Warrants

        Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

        We may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

        We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

        Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing unit agreement that differ from those described below; and

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

        The provisions described in this section, as well as those described under "Description of Capital Stock," "Description of Debt Securities" and "Description of Warrants" will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

        We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

        Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as a holder under any security included in the unit.

Title

        We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See "Legal Ownership of Securities" below.

LEGAL OWNERSHIP OF SECURITIES

        We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

        We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

        We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

        Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

        If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

        Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company ("DTC"), New York, New York, will be the depositary for all securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

        The rights of an indirect holder relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only in the form of a global security, an investor should be aware of the following:

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  an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

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  an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

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  an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

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  an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

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  the depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security;

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  we and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

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  the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

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  financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

        There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

        In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

        Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

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  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

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  if we notify any applicable trustee that we wish to terminate that global security; or

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  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

        The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

        We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

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  the name or names of the underwriters, if any;

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  the purchase price of the securities and the proceeds we will receive from the sale;

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  any over-allotment options under which underwriters may purchase additional securities from us;

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  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or market on which the securities may be listed.

        Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

        If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

        We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

        Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Any underwriters that are qualified market makers on the NASDAQ Global Select Market may engage in passive market making transactions in the common stock on the NASDAQ Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

        In compliance with guidelines of the Financial Industry Regulatory Authority ("FINRA"), the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

        The validity of the securities being offered by this prospectus will be passed upon by Paul, Hastings, Janofsky & Walker LLP, San Diego, California.

EXPERTS

        The consolidated financial statements of Kratos Defense & Security Solutions, Inc. as of December 27, 2009 and December 26, 2010 and for each of the three years in the period ended December 26, 2010, included in our Annual Report on Form 10-K filed on March 2, 2011, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Herley Industries, Inc. ("Herley") and its subsidiaries as of and for the fifty-two weeks ended August 1, 2010, included in the Annual Report on Form 10-K for the fiscal year ended August 1, 2010 filed by Herley on October 14, 2010, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report therein, which as to the year ended August 1, 2010 are based in part on the report of Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, independent registered public accounting firm. Such consolidated financial statements have been incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

        The consolidated financial statements of Herley and its subsidiaries as of and for the fifty-two weeks ended August 2, 2009 and the fifty-three weeks ended August 3, 2008, included in the Annual Report on Form 10-K for the fiscal year ended August 1, 2010 filed by Herley on October 14, 2010, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report therein, which as to the fifty-two weeks ended August 2, 2009 are based in part on the report of Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, independent registered public accounting firm. Such consolidated financial statements have been incorporated by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

        The consolidated financial statements of Henry Bros. Electronics, Inc. and its subsidiaries as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, included in the Current Report on Form 8-K filed by us on February 4, 2011, which is incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Amper, Politziner and Mattia, LLP, independent registered public accounting firm, as set forth in their report therein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Gichner Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2009, 2008 and 2007, included in the Current Report on Form 8-K filed by us on May 25, 2010, which is incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Plante & Moran PLLC, independent registered public accounting firm, as set forth in their report therein. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

MATERIAL CHANGES

        On February 7, 2011, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with Lanza Acquisition Co., a Delaware corporation and our indirect wholly-owned subsidiary ("Merger Sub") and Herley. Assuming the closing of the transactions contemplated by the Merger Agreement, we will own all of the issued and outstanding capital stock of Herley, and Herley will become a direct subsidiary of Kratos.

        Item 11 of Form S-3 requires that we include in this prospectus, to the extent not incorporated by reference herein from certain other reports we have filed with the SEC, information required by Rule 3-05 and Article 11 of Regulation S-X. The audited historical financial information for Herley for the fifty-two weeks ended August 1, 2010 and August 2, 2009, and the fifty-three weeks ended August 3, 2008, including the auditor's reports related thereto, is incorporated by reference herein. See "Where You Can Find Additional Information." The unaudited historical financial information for Herley as of and for the twenty-six weeks ended January 30, 2011 and January 31, 2010, is attached hereto as Exhibit 99.1 and is incorporated by reference herein. Additionally, our unaudited pro forma combined (i) balance sheet as of December 26, 2010 and (ii) statement of operations for the fiscal year ended December 26, 2010, are attached hereto as Exhibit 99.2 and are incorporated by reference herein.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

Available Information

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an internet website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Kratos Defense & Security Solutions, Inc. You may also access our reports and proxy statements free of charge at our website, http://www.kratosdefense.com.

        This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC's Public Reference Room or through its internet website.

Incorporation by Reference

        The rules of the SEC allow us to incorporate by reference in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We hereby incorporate by reference the following information or documents into this prospectus:

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  our Annual Report on Form 10-K for the fiscal year ended December 26, 2010 filed with the SEC on March 2, 2011;

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  our Current Reports on Form 8-K filed with the SEC on January 5, 2011, February 4, 2011, February 7, 2011, February 8, 2011, February 10, 2011, March 1, 2011, March 15, 2011, March 22, 2011 and March 23, 2011;

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  audited financial statements of Herley Industries, Inc. for the (i) fifty-two weeks ended August 1, 2010 and August 2, 2009, and the fifty-three weeks ended August 3, 2008, including the auditor's reports related thereto and (ii) thirteen weeks ended October 31, 2010 (unaudited) and November 1, 2009, included in Annex B to the Prospectus Supplement filed with the SEC on February 8, 2011, pursuant to our Registration Statement on Form S-3 (File No. 333-161340);

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  audited consolidated financial statements of Henry Bros. Electronics, Inc. and subsidiaries as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and related notes to the consolidated financial statements, included in Item 9.01(a) of our Current Report on Form 8-K, filed with the SEC on February 4, 2011;

  •
  unaudited condensed consolidated financial statements of Henry Bros. Electronics, Inc. and subsidiaries as of September 30, 2010 and December 31, 2009, and for the nine months ended September 30, 2010 and 2009 and related notes to the condensed consolidated financial statements, included in Item 9.01(a) of our Current Report on Form 8-K, filed with the SEC on February 4, 2011;

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  audited consolidated financial statements of Gichner Holdings, Inc. as of and for the years ended December 31, 2009 and 2008, the audited consolidated financial statements of Gichner Holdings, Inc. as of and for the periods of August 22, 2007 through December 31, 2007 and January 1, 2007 through August 22, 2007, and the unaudited financial statements of Gichner Holdings, Inc. as of and for the three months ended March 31, 2010 and 2009, included in Item 9.01(a) of our Current Report on Form 8-K, filed with the SEC on May 25, 2010;

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  the description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 000-27231), filed under Section 12(g) of the Exchange Act on September 3, 1999, including any subsequent amendment or report filed for the purpose of amending such description; and

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  the description of the purchase rights for Series C Preferred Stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A (File No. 000-27231), initially filed under Section 12(g) of the Exchange Act on December 17, 2004, as modified by our Registration Statement on Form 8-A12B (File No. 001-34460), filed under Section 12(b) of the Exchange Act on September 16, 2009, and including, in each case, any subsequent amendment or report filed for the purpose of amending such description.

        Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

        We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

        Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Kratos Defense & Security Solutions, Inc., Attention: Investor Relations, 4820 Eastgate Mall, San Diego, California, 92121, telephone (858) 812-7300.

20,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

B. Riley & Co., LLC

May 9, 2012